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As filed with the Securities and Exchange Commission on March 24, 2004

Registration No. 333-113170

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE
AMENDMENT NO. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DIVIDEND CAPITAL TRUST INC.
(Exact name of Registrant as specified in its Charter)

Maryland	518 Seventeenth Street, Suite 1700 Denver, Colorado 80202 Telephone (303) 228-2200	82-0538520
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	(I.R.S. Employer Identification No.)

Evan Zucker
Chief Executive Officer
518 Seventeenth Street, Suite 1700
Denver, Colorado 80202
Telephone (303) 228-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Robert E. King Jr., Esq. Clifford Chance US LLP 200 Park Avenue New York, New York 10166	David C. Roos, Esq. Moye Giles LLP 1225 17th Street, Suite 2900 Denver, Colorado 80202

Approximate Date of Commencement of Proposed Sale to the Public:
April 1, 2004.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per Share	Proposed maximum aggregate offering price	Amount of Registration fee(1)

Common Stock, $0.01 par value(2)	40,000,000	$10.00	$400,000,000	$50,680

Common Stock, $0.01 par value(3)	1,200,000	$12.00	$14,400,000	$1,824

Soliciting Dealer Warrants(4)	1,200,000	$.001	$1,200	$.15

Total			$414,401,200	$52,505

(1)
A registration fee of $61,728 was previously paid upon the original filing of this registration statement.

(2)
Includes 10,000,000 shares issuable pursuant to the Company's distribution reinvestment plan.

(3)
Represents shares issuable upon exercise of warrants to be issued to Dividend Capital Securities LLC or its assigns pursuant to the Warrant Purchase Agreement with the Registrant. Pursuant to Rule 416, includes such indeterminate number of additional shares of Common Stock as may be required for issuance on exercise of the Soliciting Dealer Warrants as a result of any adjustment in the number of shares of Common Stock issuable on such exercise by reason of the anti-dilution provisions of the Soliciting Dealer Warrants.

(4)
Consists of warrants to purchase up to 1,200,000 shares pursuant to the Warrant Purchase Agreement.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. No person may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion Dated March 24, 2004

40,000,000 Shares

Common Stock

        Dividend Capital Trust Inc. is a real estate investment trust that owns and operates real estate properties, consisting primarily of high-quality, generic distribution warehouses and light industrial properties net leased to creditworthy corporate tenants. Dividend Capital Trust was formed as a Maryland corporation in April 2002.

        We are offering 30,000,000 shares to the public at a price of $10.00 per share. Dividend Capital Securities LLC, which is an affiliate of Dividend Capital Trust, is acting as an underwriter and dealer manager of this offering on a best efforts basis. We are also offering up to 10,000,000 shares to participants in our distribution reinvestment plan and up to 1,200,000 shares upon the exercise of certain warrants that may be issued to broker-dealers participating in this offering. Subject to certain exceptions described in this prospectus, investors that want to participate in this offering must purchase a minimum of 200 shares for $2,000.

        Dividend Capital Advisors LLC, our advisor, which is an affiliate of Dividend Capital Trust, is responsible for managing our day-to-day activities under the terms and conditions of an advisory agreement. Our advisor is beneficially owned and controlled by three of our directors. See the "Conflicts of Interest" section of this prospectus for a discussion of the relationship between Dividend Capital Trust, our advisor and other of our affiliates.

        See "Risk Factors" beginning on page 10 for a discussion of certain factors that you should consider before you invest in our common stock. In particular, you should carefully consider the following risks:

  •
  We have a limited operating history

  •
  There will not be a public trading market for the common stock; if you choose to sell your shares, you will likely receive less than $10.00 per share

  •
  Reliance on our advisor to select properties and conduct our operations

  •
  Payment of substantial fees to our advisor and its affiliates

  •
  Borrowing—which increases the risk of loss of our investments

  •
  Conflicts of interest between Dividend Capital Trust and certain affiliates which will be compensated for their services, including our advisor, Dividend Capital Property Management LLC, our property manager, and Dividend Capital Securities LLC, our dealer manager

        Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. In addition, the Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense. The use of forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefits or tax consequences which may flow from your investment is not permitted.

	Price to Public	Selling Commissions	Proceeds to the Company(1)(2)

Primary Offering
Per Share	$10.00	$0.60	$9.40

Total Maximum	$300,000,000	$18,000,000	$282,000,000

Distribution Reinvestment Plan
Per Share	$9.50	$—	$9.50

Total Maximum	$95,000,000	$—	$95,000,000

(1)
Proceeds with respect to our primary offering are calculated before deducting certain dealer manager fees and organization and offering expenses payable by us. We will pay a dealer manager fee to our dealer manager of up to 2% of gross offering proceeds. We will reimburse our advisor for organization and offering expenses in an amount up to 2% of gross offering proceeds. Such fees and expenses are estimated to be approximately $12,000,000 if 30,000,000 shares are sold. See "Management—Management Compensation." Proceeds with respect to our distribution reinvestment plan are calculated before deducting a one-time servicing fee payable by us equal to 1% of the undiscounted selling price of the shares. Such fee is estimated to be $1,000,000 if 10,000,000 shares are sold pursuant to our distribution reinvestment plan. We will also issue, for nominal consideration, soliciting dealer warrants to our dealer manager to purchase one share of common stock at a price of $12 per share for each 25 shares sold in this offering. See the "Plan of Distribution" section of this prospectus for a complete description of the amount and terms of such fees and expense reimbursement.

(2)
The selling commissions and, in some cases, all or a portion of the dealer manager fee will not be charged with regard to shares sold to or for the account of certain categories of purchasers. The reduction in these fees will be accompanied by a corresponding reduction in the per share purchase price. See "Plan of Distribution."

DIVIDEND CAPITAL SECURITIES LLC
(Dividend Capital Securities LLC is underwriting this offering on a best efforts basis)
The date of this prospectus is                        , 2004

SUITABILITY STANDARDS
QUESTIONS AND ANSWERS ABOUT THIS OFFERING
RISK FACTORS
INVESTMENT RISKS
REAL ESTATE RISKS
RISKS ASSOCIATED WITH OUR OPERATING PARTNERSHIP'S PRIVATE PLACEMENT
FEDERAL INCOME TAX RISKS
RETIREMENT PLAN RISKS
ESTIMATED USE OF PROCEEDS
SUMMARY FINANCIAL DATA
MANAGEMENT
General
Committees of the Board of Directors
Directors and Executive Officers
Compensation of Directors
Independent Director Option Plan
Employee Option Plan
Limited Liability and Indemnification of Directors, Officers and Others
The Advisor
The Advisory Agreement
Holdings of Common Stock and Partnership Units
Affiliated Companies
Management Decisions
Management Compensation
Organizational and Offering Stage
Acquisition and Development Stage
Operational Stage
CONFLICTS OF INTEREST
Interests in Other Real Estate Programs
Other Activities of our Advisor and its Affiliates
Competition
Affiliated Dealer Manager
Affiliated Property Manager
Lack of Separate Representation
Joint Ventures with Affiliates of our Advisor
Fees and Other Compensation to our Advisor
Certain Conflict Resolution Procedures
INVESTMENT OBJECTIVES AND CRITERIA
General
Investment Strategy
Acquisition and Investment Policies
Development and Construction of Properties
Acquisition of Properties from our Advisor
Terms of Leases and Tenant Creditworthiness
Joint Venture Investments
Borrowing Policies and Related Indebtedness
Disposition Policies
Investment Limitations

i

Change in Investment
REAL ESTATE INVESTMENTS
General
Properties
Significant Tenants
Tenant Lease Expiration
Insurance Coverage on Properties
Depreciable Tax Basis and Real Estate Tax
Additional Property Acquisitions
PRIOR PERFORMANCE SUMMARY
FEDERAL INCOME TAX CONSIDERATIONS
General
Requirements for Qualifications as a REIT
Failure to Qualify as a REIT
Sale-Leaseback Transactions
Taxation of Taxable U.S. Shareholders
Treatment of Tax-Exempt Shareholders
Special Tax Considerations for Non-U.S. Shareholders
Statement of Stock Ownership
State and Local Taxation
Federal Income Tax Aspects of Our Partnership
ERISA CONSIDERATIONS
Plan Asset Considerations
Other Prohibited Transactions
Annual Valuation
DESCRIPTION OF SECURITIES
Common Stock
Preferred Stock
Soliciting Dealer Warrants
Meetings, Special Voting Requirements and Access to Records
Restriction on Ownership of Common Stock
Dividends
Distribution Reinvestment Plan
Share Redemption Program
Business Combinations
Control Share Acquisitions
THE PARTNERSHIP AGREEMENT
General
Capital Contributions
Operations
Redemption Rights
Transferability of Interests
PLAN OF DISTRIBUTION
Supplemental Sales Material
LEGAL OPINIONS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
APPENDIX A PRIOR PERFORMANCE TABLES
APPENDIX B SUBSCRIPTION AGREEMENT
APPENDIX C AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

ii

FORWARD-LOOKING STATEMENTS

        We make statements in this prospectus and the documents we incorporate by reference that are considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are usually identified by the use of words such as "will," "anticipates," "believes," "estimates," "expects," "projects," "plans," "intends," "should" or similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and are including this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. We have discussed in this prospectus some important risks, uncertainties and contingencies which could cause our actual results, performance or achievements to be materially different from the forward-looking statements we make in these documents.

        We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in our reports and documents filed with the SEC, and you should not place undue reliance on those statements.

iii

SUITABILITY STANDARDS

        The shares we are offering are suitable only as a long-term investment for persons of adequate financial means. Initially, we do not expect to have a public market for the common stock, which means that it may be difficult for you to sell your shares. You should not buy these shares if you need to sell them immediately or will need to sell them quickly in the future.

        Our advisor and those selling shares on our behalf shall make every reasonable effort to determine that the purchase of common stock is a suitable and appropriate investment for each investor based on information obtained by those selling shares on our behalf concerning the investor's financial situation and investment objectives. In consideration of these factors, we have established suitability standards for initial shareholders and subsequent transferees. Those selling shares on our behalf will determine that each purchaser of common stock satisfy these standards. These suitability standards require that a purchaser of common stock have either:

  •
  A net worth of at least $150,000; or

  •
  A gross annual income of at least $45,000 and a net worth of at least $45,000.

  •
  For purposes of determining suitability, net worth shall exclude the value of an investor's home, furnishings and automobiles.

        The minimum purchase is 200 shares ($2,000), except in certain states as described below. In order to satisfy the minimum purchase requirements for retirement plans, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs, provided that each such contribution is made in increments of $100. You should note that an investment in common stock of Dividend Capital Trust will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Code.

        The minimum purchase for Maine, Minnesota, New York and North Carolina residents is 250 shares ($2,500), except for IRAs and other qualified retirement plans which must purchase a minimum of 200 shares ($2,000).

        Purchases of common stock pursuant to our distribution reinvestment plan may be in amounts less than set forth above.

        Several states have established suitability standards different from those we have outlined. Shares will be sold only to investors in these states who meet the special suitability standards set forth below.

  Arizona, California, Iowa, Michigan, Missouri, Oregon and Tennessee—Investors must have either (1) a net worth of at least $225,000 or (2) gross annual income of $60,000 and a net worth of at least $60,000.

  Maine—Investors must have either (1) a net worth of at least $200,000 or (2) gross annual income of $50,000 and a net worth of at least $50,000.

  Kansas, Michigan, Ohio and Pennsylvania—In addition to our suitability requirements, investors must have a net worth of at least ten times their investment in Dividend Capital Trust.

        In the case of sales to fiduciary accounts, these suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the common stock or by the beneficiary of the account. These suitability standards are intended to help ensure that, given the long-term nature of an investment in our common stock, our investment objectives and the relative illiquidity of our common stock, shares of Dividend Capital Trust are an appropriate investment for each shareholder. Each participating broker-dealer must make every reasonable effort to determine that the purchase of shares is a suitable and appropriate investment for each shareholder based on information provided by the shareholder in the Subscription Agreement. Each participating broker-dealer is required to maintain for six years records of the information used to determine that an investment in the shares is suitable and appropriate for a shareholder.

QUESTIONS AND ANSWERS ABOUT THIS OFFERING

Set forth below are some of the more frequently asked questions and answers relating to an offering of this type. Please see the "Prospectus Summary" and the remainder of this prospectus for more detailed information about this offering.

Q:
What is a real estate investment trust?

A:
In general, a real estate investment trust, or REIT, is a company that:

•
Offers the benefit of a diversified real estate portfolio under professional management;

•
Pays dividends to investors of at least 90% of its taxable income for each year;

•
Avoids the federal "double taxation" treatment of income that generally results from investments in a corporation because a REIT is not generally subject to federal corporate income taxes on its net income, provided certain income tax requirements are satisfied; and

•
Combines the capital of many investors to acquire or provide financing for real estate properties.

Q:
What is Dividend Capital Trust Inc.?

A:
Dividend Capital Trust was formed in April 2002 as a Maryland corporation to invest in commercial real estate properties consisting primarily of high-quality, generic distribution warehouses and light industrial properties net leased to creditworthy corporate tenants. Our management team targets for acquisitions facilities generally located in the top 20% of the distributions and logistics markets in the United States.

Q:
Who will choose which real estate properties to invest in?

A:
Dividend Capital Advisors LLC is our advisor and it makes recommendations on all property acquisitions to the board of directors. The board of directors may delegate to our investment committee, which is comprised of three directors, two of whom are independent directors, the ability to approve acquisitions of up to $25 million. Acquisitions in excess of $25 million must be approved by our full board of directors, including a majority of the independent directors.

Q:
What is Dividend Capital Advisors?

A:
Our advisor was formed as a Colorado limited liability company in April 2002. Certain managers of our advisor, directly or indirectly through affiliated entities, have sponsored two public REITs, American Real Estate Investment Corp. (now known as Keystone Property Trust, NYSE: KTR), which raised approximately $93,230,000 of equity capital (including $10,750,000 in its initial public offering and $82,480,000 in connection with the acquisition of real estate) from more than 130 investors, and Dividend Capital Trust, Inc., which as of March 21, 2004, has raised approximately $209,200,000 from more than 5,000 investors. In addition, as of March 31, 2004, certain of these managers have sponsored 47 private real estate programs which had raised approximately $414,000,000 of equity capital from over 500 investors. Collectively, as of March 31, 2004, the public and private programs sponsored by certain managers of our advisor, as described above, purchased interests in 126 real estate projects having combined acquisition and development costs of approximately $930,000,000. In addition, the Chief Investment Officer of our advisor, in his capacity as either or both of Co-Chairman and Chief Investment Officer of ProLogis Trust, participated in overseeing the growth in its asset base from its inception in 1992 to approximately $2.5 billion in March 1997.

Q:
What is the ownership structure of Dividend Capital Trust and its affiliates?

A:
The following chart shows the ownership structure of the various Dividend Capital entities that are affiliated with our advisor. Dividend Capital Securities Group LLP, Dividend Capital Management

  Group LLC and Dividend Capital Advisors Group LLC are presently each majority owned and controlled by John Blumberg, Thomas Florence, James Mulvihill, Mark Quam, Thomas Wattles, Evan Zucker and their affiliates. Dividend Capital Advisors Group LLC and Dividend Capital Management Group LLC have issued and may further issue equity interests or derivatives thereof to certain of their employees or other unaffiliated individuals, consultants or other parties. However, none of such transactions are expected to result in a change in control of these entities.

Q:
What are some of the risks and conflicts to investing in this offering?

A:
We have summarized certain risks in the "Risk Factors" section of this prospectus, which you should review carefully. We have also described certain conflicts in the "Conflicts of Interest" section of this prospectus. These risks and conflicts include, but are not limited to:

•
We have a limited operating history;

•
There is not a public market for your shares and no such public market may ever develop; it may be difficult for you to sell your shares and should you choose to sell your shares it will likely be at a price which is less than your purchase price;

•
Reliance on our advisor and the board of directors for the selection of properties and the application of offering proceeds;

•
The timing and availability of cash distributions to our shareholders is uncertain;

•
We will be subject to the risks which are inherent in the ownership of real estate;

•
Failure to qualify as a REIT for federal income tax purposes could adversely affect our operations and our ability to make distributions to shareholders;

  •
  Our advisor will be subject to conflicts of interest in the allocation of both management time and real estate opportunities among Dividend Capital Trust and other entities affiliated with our advisor; and

  •
  We will pay our advisor and its affiliates significant fees. Certain fees, such as those relating to property acquisitions and asset management services, will be paid regardless of the quality of the properties acquired or the services provided.

Q:
What fees will Dividend Capital Trust incur?

A:
We will incur various fees and expenses in our organization and offering stage, our acquisition and development stage and our operating stage. In most cases, these fees will be paid to our advisor or its affiliates, including our dealer manager and our property manager. These fees, which are discussed in detail in the "Management—Management Compensation" section of this prospectus, consist of:

(i)
Sales commissions, dealer manager fees and reimbursement of offering expenses which in the aggregate may represent up to 10% of future gross offering proceeds;

(ii)
Acquisition fees which may represent up to 1% of the aggregate purchase price of properties we acquire;

(iii)
Asset management fee of up to 0.75% annually of gross assets (before non-cash reserves and depreciation), in excess of $170 million;

(iv)
Property management and leasing fees which may equal up to 3% of the gross revenues of each property per annum;

(v)
Initial lease-up fees for newly constructed properties; and

(vi)
Real estate commissions on property sales.

  In addition to these fees, certain cash distributions may be made under certain circumstances to an affiliate of our advisor in connection with the Special Units (as defined below).

Q:
Will our advisor use any specific criteria when selecting a potential property acquisition?

A:
Yes. Our advisor will generally seek to invest in properties that satisfy four primary objectives: (1) providing consistent quarterly dividend distributions to our shareholders with the potential to increase the dividend over time; (2) protecting our shareholders' capital contributions; (3) exhibiting potential to realize capital appreciation upon the ultimate sale of our properties or the occurrence of a liquidity event; and (4) having a high degree of liquidity, relative to other real estate assets, due to their attractiveness to the institutional market.

  Our management team will attempt to accomplish these objectives by acquiring primarily high-quality, generic distribution warehouses and light industrial properties generally located in the top 20% of U.S. industrial markets which are newly constructed, under construction, or which have been previously constructed and have operating histories. In general, national and regional companies utilize the space in these building types to store and ship product to their customers. In some cases, the buildings can be used for light manufacturing or assembly. Our advisor intends to generally focus on properties that have been leased or pre-leased on a net basis to one or more creditworthy corporate tenants.

Q.
Why do you plan on focusing your acquisitions on industrial properties?

A:
Our management team believes that ownership of industrial properties may have certain potential advantages relative to ownership of other classes of real estate. Our management team believes that industrial tenants tend to be more stable than tenants of residential or office properties, resulting in greater revenue stability. Because industrial properties are typically leased on a net basis, the owner has limited management responsibilities. Our management team believes that the costs of capital improvements are also generally lower for industrial properties. Our management team also believes that many industrial properties have a shorter development period than other real estate classes, allowing owners to respond more quickly to changes in demand.

  Although our management team also believes that there may be certain advantages to investing in industrial properties, by focusing on industrial properties we will not have the advantage of a portfolio of properties that is diversified across different property types. As a result, we will be exposed to risks or trends that have a greater impact on the market for industrial properties. These risks or trends may include the movement of manufacturing facilities to foreign markets which have lower labor or production costs, changes in land use or zoning regulations which restrict the availability of suitable industrial properties and other economic trends or events which would cause industrial properties to under-perform other property types.

Q:
Why may you acquire certain properties in joint ventures?

A:
We may acquire some of our properties in joint ventures, some of which may be entered into with affiliates of our advisor. Joint ventures may allow us to acquire an interest in a property without requiring that we fund the entire purchase price. In addition, certain properties may be available to us only through joint ventures. As a result, joint ventures may allow us to diversify our portfolio of properties in terms of geographic region, property type and industry group of our tenants. We may also enter into joint ventures with developers that include acquisition rights on current or future properties to be built or leased or both. Depending upon the circumstance, the joint ventures may have a debt and/or an equity component.

Q:
What steps do you intend to take to make sure you purchase environmentally compliant property?

A:
We intend to obtain a new Phase I environmental assessment of each property purchased which, in addition to our internal review is also reviewed by our environmental legal counsel. In addition, we generally intend to obtain a representation from the seller that, to its knowledge, the property is not contaminated with hazardous materials. Although these steps may reduce certain environmental risks, Dividend Capital Trust may nevertheless be liable for the costs related to removal or redemption of hazardous materials found on any properties we acquire.

Q:
What are the proposed terms of the leases you expect to enter into?

A:
Our management team will seek primarily to enter into "net" leases, the majority of which we expect will have five to ten year original lease terms, and many of which will have renewal options for additional periods. "Net" means that the tenant is responsible for repairs, maintenance, property taxes, utilities, insurance and other operating costs. We expect that the majority of our leases will provide that we, as landlord, have responsibility for certain capital repairs or replacement of specific structural components of a property such as the roof of the building, the truck court and parking areas, as well as the interior floor or slab of the building.

Q:
How will Dividend Capital Trust own its real estate properties?

A:
We expect to own all of our real estate properties through an operating partnership called Dividend Capital Operating Partnership LP or subsidiaries of our operating partnership. Our operating partnership has been organized to own and lease real properties on our behalf. Dividend Capital Trust is the sole general partner of our operating partnership and Dividend Capital Trust, our advisor and Dividend Capital Advisors Group LLC, the parent of our advisor, are currently the only limited partners of our operating partnership. Dividend Capital Trust has and will continue to contribute the net proceeds of the offering to our operating partnership in return for limited partnership interests. Our operating partnership will use these proceeds to acquire real estate properties. In addition, fractional interests in certain of our properties are held in a taxable REIT subsidiary, and may continue to be held in one or more taxable REIT subsidiaries that are wholly owned by our operating partnership. We intend to utilize the taxable REIT subsidiary, or additional taxable REIT subsidiaries in certain transactions to potentially facilitate the sale of interests in our limited partnership.

Q:
What is an "UPREIT"?

A:
UPREIT stands for "Umbrella Partnership Real Estate Investment Trust". An UPREIT is a REIT that holds all or substantially all of its properties through a partnership in which the REIT holds an interest. We use this structure because a sale of property directly to the REIT is generally a taxable transaction to the selling property owner. In an UPREIT structure, a seller of a property who desires to defer taxable gain on the sale of his property may transfer the property to the partnership in exchange for limited partnership units in the operating partnership and defer taxation of gain until the seller later sells the partnership units or redeems his partnership units normally on a one-for-one basis for REIT common stock. If the REIT common stock is publicly traded, the former property owner will achieve liquidity for his investment. Using an UPREIT structure gives us an advantage in acquiring desired properties from persons who may not otherwise sell their properties because of unfavorable tax results.

Q:
If I buy common stock, will I receive dividends and how often?

A:
We pay dividends on a quarterly basis to our shareholders. The amount of each dividend is determined by the board of directors and typically depends on the amount of distributable funds, current and projected cash requirements, tax considerations and other factors. However, in order to remain qualified as a REIT, we must make distributions of at least 90% of our taxable income for each year.

Q:
How do you calculate the payment of dividends to shareholders?

A:
We will calculate our quarterly dividends using daily record and declaration dates so your dividend benefits will begin to accrue immediately upon becoming a shareholder.

Q:
May I reinvest the dividends I may receive in common stock of Dividend Capital Trust?

A:
Yes. You may participate in our distribution reinvestment plan by checking the appropriate box on the Subscription Agreement (see "Appendix B" of this prospectus) or by filling out an enrollment form we will provide to you at your request. As part of this offering we have registered 10,000,000 shares to be sold under the distribution reinvestment plan at a discounted price equal to the current offering price per share less a 5% discount (currently $9.50 per share) on the applicable dividend date. (See "Description of Securities—Distribution Reinvestment Plan").

Q:
Will the dividends I receive be taxable as ordinary income?

A:
Yes and No. Generally, dividends that you receive, including dividends that are reinvested pursuant to our distribution reinvestment plan, will be taxed as ordinary income to the extent they are from current or accumulated earnings and profits. Although recently enacted tax legislation generally reduces the maximum tax rate for dividends payable by corporations to individuals to 15% through 2008, dividends payable by REITs generally continue to be taxed at the normal ordinary income rates applicable to the individual recipient, rather than the 15% preferential rate. We expect that some portion of your dividends may not be subject to tax in the year received due to the fact that depreciation expenses reduce earnings and profits but do not reduce cash available for distribution. Amounts distributed to you in excess of our earnings and profits will reduce the tax basis of your investment and distributions in excess of tax basis will be taxable as an amount realized from the sale of your shares of our common stock. This, in effect, would defer a portion of your taxes until your investment is sold or our assets are liquidated and the net proceeds are distributed to our investors, at which time you may be taxed at capital gains rates. However, because each investor's tax considerations are different, you are urged to consult with your tax advisor. You should also review the section of this prospectus entitled "Federal Income Tax Considerations."

Q:
What will you do with the money raised in this offering?

A:
Our management team will use the net offering proceeds to invest in commercial real estate consisting primarily of high quality, generic distribution warehouses and light industrial properties that are net leased to creditworthy corporate tenants. Our management team intends to invest a minimum of approximately 91.2% of the gross offering proceeds, including shares sold pursuant to our distribution reinvestment plan, to acquire such properties. The remainder of the gross offering proceeds will be used to pay fees and expenses of this offering, which shall include sales commissions, dealer manager fees, reimbursement of offering expenses and acquisition fees in an aggregate amount of up to approximately 8.8% of future gross offering proceeds.

Q:
How will the payment of fees and expenses affect my invested capital?

A:
The payment of fees and expenses will reduce the funds available for investment in real estate. The payment of fees and expenses will also reduce the book value of your shares. However, your initial invested capital amount will remain $10.00 per share, and your dividend yield will be based on your $10.00 per share investment. Until we invest the proceeds of this offering in real estate, we may invest in short-term, highly liquid investments. These short-term investments may earn a lower return than we expect to earn on our real estate investments, and we cannot guarantee how long it will take to fully invest the proceeds in real estate.

Q:
What kind of offering is this?

A:
We are offering the public up to 30,000,000 shares of common stock on a "best efforts" basis. We have also registered 10,000,000 shares to be offered under our distribution reinvestment plan and 1,200,000 shares to be issued upon the exercise of warrants that may be issued to broker-dealers participating in this offering.

Q:
How does a "best efforts" offering work?

A:
When common stock is offered to the public on a "best efforts" basis, the brokers participating in the offering are only required to use their best efforts to sell the common stock. Brokers do not have a firm commitment or obligation to purchase any common stock.

Q:
How long will this offering last?

A:
The offering will not last beyond April 2006 or until we sell all shares registered under this offering, whichever is sooner.

Q:
Who can buy common stock?

A:
You can buy common stock pursuant to this prospectus provided that you have either (1) a net worth of at least $45,000 and an annual gross income of at least $45,000, or (2) a net worth of at least $150,000. For this purpose, net worth does not include your home, home furnishings and personal automobiles. These minimum levels may be higher in certain states, so you should carefully read the more detailed description in the "Suitability Standards" section of this prospectus.

Q:
May persons affiliated with Dividend Capital Trust purchase common stock in this offering?

A:
Yes. Officers and directors of Dividend Capital Trust and their immediate families, as well as officers and employees of our advisor or other affiliated entities and their immediate families, may purchase common stock at a price of $9.20 per share. The reduced offering price reflects a elimination of the $0.60 sales commission and the $0.20 dealer manager fee that would otherwise be paid on each share. Notwithstanding this reduced sale price, the net proceeds received by Dividend Capital Trust will be the same on all common stock sold in the offering.

Q:
Is there any minimum investment required?

A:
Yes. Generally, you must invest at least $2,000. This minimum investment level may be higher in certain states, so you should carefully read the more detailed description of the minimum investment requirements appearing in the "Suitability Standards" section of this prospectus.

Q:
How do I subscribe for common stock?

A:
If you choose to purchase common stock in this offering, you will need to complete a Subscription Agreement in the form attached to this prospectus as Appendix B for a specific number of shares. You must pay for the common stock at the time you subscribe. Offering proceeds will be released to us on an ongoing basis at the time we accept each Subscription Agreement.

Q:
If I buy common stock in this offering, how may I later sell it?

A:
At the time you purchase common stock, it will not be listed for trading on any national securities exchange or over-the-counter market. Our management team believes it is unlikely that we would apply to have the common stock listed for trading in any public market for at least the next two years or longer, and we may never list our common stock. However, we plan to consider opportunities to list our common stock for trading based on a number of factors, such as the public market for REITs generally, the amount of capital we have been able to raise and the economic performance of the properties we have acquired.

  As discussed in the following paragraph, the absence of a public market may continue for an extended period of time after the date of this prospectus. As a result, you may find it difficult to find a buyer for your shares and realize a return on your investment. You may sell your shares to any buyer unless such sale would cause any person or entity to directly or indirectly own more than 9.8% of the outstanding shares of any class or series of our stock or would violate the other restrictions imposed by our articles of incorporation on ownership and transfers of our common stock. (See "Description of Securities—Restriction on Ownership of Common Stock").

  In addition, after you have held your shares for at least one year, you may be able to have your shares repurchased by us pursuant to our share redemption program. (See "Description of Securities—Share Redemption Program"). If we have not listed the common stock on a national securities exchange or over-the-counter market by February 2013, our articles of incorporation require us to begin selling our properties and other assets and to distribute the net proceeds to our shareholders.

Q:
What is the experience of your officers and directors?

A:
The key members of our management team are James R. Mulvihill, Thomas G. Wattles and Evan H. Zucker, each of whom is a director of Dividend Capital Trust as well as a manager of our advisor. From 1989 through March 31, 2004, Messrs. Mulvihill and Zucker have, along with other affiliates, overseen directly, or indirectly through affiliated entities, the acquisition, development, financing and sale of approximately 126 real estate projects with an aggregate value in excess of $930,000,000. See the "Management—Directors and Executive Officers" section of this prospectus for a more detailed description of the background and experience of each of our officers and directors and the Prior Performance Tables which appear as Appendix A of this Prospectus for detailed information concerning certain real estate programs sponsored by managers of our advisor. In addition, Mr. Wattles, in his capacity as either or both of Co-Chairman and Chief

  Investment Officer of ProLogis Trust, participated in overseeing the growth in its asset base from its inception in 1992 to approximately $2.5 billion in 1997.

Q:
Will I be notified of how my investment is doing?

A:
Each year we will provide shareholders an annual report providing financial information about us. In addition, we will provide periodic updates on our performance in conjunction with our filings with the SEC including three quarterly filings and an annual filing. Additionally, we will provide periodic press releases describing significant developments, current period performance and current period earnings. We will provide these reports and press releases on our website at www.dividendcapital.com. (See "Where You Can Find Additional Information").

Q:
When will I get my detailed tax information?

A:
We intend to mail your Form 1099 tax information by January 31st of each year.

Q:
Who can help answer my questions?

A:
If you have more questions about the offering or if you would like additional copies of this prospectus, you should contact your registered representative or contact:

      Tom Florence, President
      Dividend Capital Securities LLC
      518 17th Street, Suite 1700
      Denver, Colorado 80202
      Telephone: (303) 228-2200
      Fax: (303) 228-2201

RISK FACTORS

        Your purchase of common stock involves a number of risks. In addition to other risks discussed in this prospectus, you should specifically consider the following:

INVESTMENT RISKS

We have a limited operating history.

        Dividend Capital Trust was formed in April 2002 in order to invest primarily in industrial real estate properties. We have a limited history of operations and a limited portfolio of properties which you are able to evaluate in making a decision to purchase our common stock.

There is no public trading market for your shares.

        There is no current public market for the common stock and we have no obligation or immediate plans to apply for quotation or listing in any public securities market. Although in the future we will consider opportunities to establish a public market for our common stock, there can be no assurance that a public market will ever exist. It will therefore be very difficult for you to sell your shares promptly or at all. Even if you are able to sell your shares, the absence of a public market may cause the price received for any common stock sold to be less than the proportionate value of the real estate we own or less than the price you paid. Therefore, you should purchase the common stock only as a long-term investment. (See the "Description of Securities—Share Redemption Program" section of this prospectus).

We currently utilize our Advisor for selection of properties and we rely on our board of directors for ultimate approval of the investment of offering proceeds.

        Our ability to pay distributions and achieve our other investment objectives is partially dependent upon the performance of our Advisor in the acquisition of real estate properties, the selection of tenants and the determination of any financing arrangements. Our board of directors, which must approve all property acquisitions, will have broad discretion to monitor the performance of our Advisor as well as to determine the manner in which the net offering proceeds are invested. Our board of directors may delegate to our investment committee, which is comprised of three directors, two of whom are independent directors, the authority to approve individual property acquisitions of up to $25 million. All acquisitions in excess of $25 million must be approved by our board of directors, including a majority of the independent directors. As a result, you must rely on our Advisor to identify properties and propose transactions and on the board of directors to oversee and approve such transactions. (See "Management").

Dividends payable by REITs do not qualify for the reduced tax rates under recently enacted tax legislation.

        Recently enacted tax legislation generally reduces the maximum tax rate for dividends payable by corporations to individuals to 15% through 2008. Dividends payable by REITs, however, generally continue to be taxed at the normal rate applicable to the individual recipient, rather than the 15% preferential rate. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock. (See "Federal Income Tax Considerations—Taxation of Taxable U.S. Shareholders—Distributions Generally").

We depend on key personnel.

        Our success depends to a significant degree upon the continued contributions of certain key personnel, including James Mulvihill, Thomas Wattles and Evan Zucker, each of whom would be difficult to replace. We do not have employment agreements with any of our key personnel, and we currently do not have key man life insurance on any person. If any of our key personnel were to cease employment with us, our operating results could suffer. We also believe that our future success depends, in large part, upon our ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for such personnel is intense, and we cannot assure you that we will be successful in attracting and retaining such skilled personnel. (See "Management").

Our Advisor will face conflicts of interest relating to time management.

        Our Advisor is currently pursuing other business opportunities with third parties. Managers of our Advisor are currently engaged in other real estate activities, including acquisition and development of commercial and residential real estate in the United States and Mexico. We are not able to estimate the amount of time that managers of our Advisor will devote to our business. As a result, managers of our Advisor may have conflicts of interest in allocating their time between our business and these other activities. During times of intense activity in other programs and ventures, the time they devote to our business may decline and be less than we would require. We expect that as our real estate activities expand, our Advisor may attempt to hire additional employees who would devote substantially all of their time to the business of Dividend Capital Trust and its affiliates. However, there can be no assurance that our Advisor will devote adequate time to our business activities. See "Conflicts of Interest" section of this prospectus for a discussion of the other activities and real estate interests of our Advisor's affiliates. (See "Conflicts of Interest").

Our Advisor may face conflicts of interest relating to the purchase and leasing of properties.

        We may be buying properties at the same time as other entities that are affiliated with our Advisor are buying properties. There is a risk that our Advisor will choose a property that provides lower returns to us than a property purchased by another entity affiliated with our Advisor. We may acquire properties in geographic areas where other affiliates of our Advisor own properties. If one of the entities affiliated with our Advisor attracts a tenant that we are competing for, we could suffer a loss of revenue due to delays in locating another suitable tenant. See the "Conflicts of Interest" section of this prospectus. (See "Conflicts of Interest—Competition").

Our Advisor will face conflicts of interest relating to joint ventures with affiliates.

        We may enter into joint ventures with third parties, including entities that are affiliated with our Advisor, for the acquisition, development and improvement of properties. We may also purchase and develop properties in joint ventures or in partnerships, co-tenancies or other co-ownership arrangements with the sellers of the properties, affiliates of the sellers, developers or other persons. Such investments may involve risks not otherwise present with a direct investment in real estate, including, for example:

  •
  The possibility that our venture partner, co-tenant or partner in an investment might become bankrupt;

  •
  That such venture partner, co-tenant or partner may at any time have economic or business interests or goals which are or which become inconsistent with our business interests or goals; or

  •
  That such venture partner, co-tenant or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives.

        Actions by such a venture partner or co-tenant might have the result of subjecting the property to liabilities in excess of those contemplated and may have the effect of reducing your returns.

        Under certain joint venture arrangements, neither venture partner may have the power to control the venture, and an impasse could be reached, which might have a negative influence on the joint venture and decrease potential returns to you. In the event that a venture partner has a right of first refusal to buy out the other partner, it may be unable to finance such buy-out at that time. It may also be difficult for us to sell our interest in any such joint venture or partnership or as a co-tenant in property. In addition, to the extent that our venture partner or co-tenant is an affiliate of our Advisor, certain conflicts of interest will exist. (See "Conflicts of Interest—Joint Ventures with Affiliates of our Advisor").

Our dealer manager was recently formed and has not participated in similar offerings.

        Our dealer manager was formed in December 2001 and it has not participated in any securities offering other than our initial public offering. Our dealer manager has entered into agreements with broker-dealers pursuant to which those firms will sell our common stock in this offering. Should our dealer manager be unable to maintain agreements with a significant group of broker-dealers, then we may be unable to sell a significant number of shares. If we do not sell a significant number of shares then we will likely acquire a limited number of properties and will not achieve significant diversification of our property holdings. Because our dealer manager has limited experience in prior offerings, it may be difficult to evaluate its ability to manage this offering.

A limit on the number of shares a person may own may discourage a takeover or business combination.

        Our articles of incorporation restrict direct or indirect ownership by one person or entity to no more than 9.8% of the outstanding shares of any class or series of our stock. This restriction may discourage a change of control of Dividend Capital Trust and may deter individuals or entities from making tender offers for common stock on terms that might be financially attractive to shareholders or which may cause a change in our management. This ownership restriction may also prohibit business combinations that would have otherwise been approved by our board of directors and shareholders. (See "Description of Securities—Restriction on Ownership of Common Stock").

You are limited in your ability to sell your shares pursuant to the share redemption program.

        Our share redemption program may provide you with a limited opportunity to redeem your shares after you have held them for a period of one year. However, our board of directors reserves the right to suspend or terminate the share redemption program at any time. In addition, our share redemption program contains certain restrictions and limitations. Common stock may be redeemed quarterly on a pro rata basis. Subject to funds being available, the number of shares redeemed during any calendar year will be limited to the lesser of (1) three percent (3%) of the weighted average number of shares outstanding during the prior calendar year, and (2) that number of shares we can redeem with the proceeds we receive from the sale of common stock under our distribution reinvestment plan. Therefore, in making a decision to purchase our common stock, you should not assume that you will be able to sell any of your shares back to us pursuant to our share redemption program. (See "Description of Securities—Share Redemption Program").

We established the offering price on an arbitrary basis.

        Our board of directors arbitrarily determined the selling price of the common stock and such price bears no relationship to property appraisals or to any established criteria for valuing issued or outstanding common stock.

If we have not listed our stock for public trading or created an alternative liquidity event for our shareholders by February 2013, then we will take steps to liquidate our assets.

        If we have not listed our common stock on a national securities exchange or over-the-counter market or created an alternative liquidity event for our shareholders by February 2013, our articles of incorporation require us to begin selling our properties and other assets and to distribute the net proceeds to our shareholders. Various economic and political conditions existing at the time we liquidate our assets may adversely affect our ability to sell assets at favorable prices. As a result, there can be no assurance that we would be able to sell our assets at prices which are consistent with our estimate of the fair market value of our properties or that would provide our stockholders with any particular return. (See "Questions and Answers About this Offering—If I buy common stock in this offering, how may I later sell it?").

Your interest in Dividend Capital Trust may be diluted if we issue additional common stock.

        Our shareholders do not have preemptive rights to any common stock issued by Dividend Capital Trust in the future. Therefore, in the event that we (1) sell common stock in the future, including those issued pursuant to the distribution reinvestment plan, (2) sell securities that are convertible into common stock, (3) issue common stock in a private offering to institutional investors, (4) issue shares of common stock upon the exercise of the options granted to our independent directors or employees of our Advisor and our property manager or the warrants to be issued to participating broker-dealers, or (5) issue common stock to sellers of properties acquired by us in connection with an exchange of limited partnership interests in our operating partnership, existing shareholders and investors purchasing shares in this offering will experience dilution of their percentage ownership in Dividend Capital Trust. Depending on the terms of such transactions, most notably the offer price per share, which may be less than the price paid per share in this offering, and the value of our properties, existing shareholders might also experience a dilution in the book value per share of their investment in Dividend Capital Trust. (See "Description of Securities").

Payment of fees to our Advisor and its affiliates will reduce cash available for investment and distribution.

        Our Advisor and its affiliates will perform services for us in connection with the offer and sale of the common stock, the selection and acquisition of our properties, and the management and leasing of our properties. They will be paid substantial fees for these services, which will reduce the amount of cash available for investment in properties and distribution to shareholders. We estimate 8.8% of gross proceeds, including shares issued pursuant to our distribution reinvestment plan, will be paid to our advisor, its affiliates and third parties for up-front fees and expenses associated with the offer and sale of our common stock. (See "Management—Management Compensation").

The availability and timing of cash distributions is uncertain.

        We expect to pay quarterly dividends to our shareholders. However, we bear all expenses incurred in our operations, which are deducted from cash funds generated by operations prior to computing the amount of cash dividends to be distributed to our shareholders. In addition, our board of directors, in its discretion, may retain any portion of such funds for working capital. We cannot assure you that sufficient cash will be available to pay dividends to you.

We are uncertain of our sources for funding our future capital needs.

        Substantially all of the gross offering proceeds will be used for investment in properties and for payment of various fees and expenses. (See the "Estimated Use of Proceeds" section of this prospectus). In addition, we do not anticipate that we will maintain any permanent working capital reserves. Accordingly, in the event that we develop a need for additional capital in the future for the improvement of our properties or for any other reason, we cannot assure you that such sources of funding will be available to us.

If we are unable to find suitable investments, we may not be able to achieve our investment objectives or pay dividends.

        Our ability to achieve our investment objectives and to pay dividends depends upon the performance of our Advisor in the acquisition of our investments and the determination of any financing arrangements and upon the performance of our property managers in the selection of tenants and negotiation of leasing arrangements. Except for the investments described in one or more supplements to this prospectus or incorporated into this prospectus, you will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments. You must rely entirely on the management abilities of our Advisor, the property managers our Advisor selects and the oversight of our board of directors. We cannot be sure that our Advisor will be successful in obtaining suitable investments on financially attractive terms or that, if our Advisor makes investments on our behalf, our objectives will be achieved. The more money we raise in this offering, the greater will be our challenge to invest all of the net offering proceeds on attractive terms. Therefore, the large size of this offering increases the risk that we may pay too much for real estate acquisitions. If we, through our Advisor, are unable to find suitable investments promptly, we will hold the proceeds from this offering in an interest-bearing account or invest the proceeds in short-term, investment-grade investments (which are not likely to earn as high a return as we expect to earn on our real estate investments) and may, ultimately, liquidate. In such an event, our ability to pay dividends to our stockholders would be adversely affected. (See "Investment Objectives and Criteria—Acquisition and Investment Policies").

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of our common stockholders or discourage a third party from acquiring us in a manner that could result in a premium price to our stockholders.

        Our board of directors may classify or reclassify any unissued common stock or preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of any such stock. Thus, our board of directors could authorize the issuance of preferred stock with terms and conditions that could have priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might otherwise provide a premium price to holders of our common stock. (See "Description of Securities—Preferred Stock").

Our management has broad control over our operations and you will have limited control over changes in our policies and operations.

        Our board of directors determines our major policies, including our policies regarding financing, growth, debt capitalization, REIT qualification, distributions and material acquisitions of properties of businesses (including the business of our Adviser or Property Manager). Our board of directors may amend or revise these and other policies without a vote of the stockholders. Under the Maryland General Corporation Law and our charter, our stockholders have a right to vote only on limited matters. Our board's broad discretion in setting policies and our stockholders' inability to exert control over those policies increases the uncertainty and risks you face as a stockholder. (See "Management—General").

Adverse economic and geopolitical conditions could negatively affect our returns and profitability.

        Recent geopolitical events have exacerbated the general economic slowdown that has affected the nation as a whole and the local economies where our properties may be located. Among others, the following market and economic challenges may adversely affect our operating results:

  •
  poor economic times may result in tenant defaults under leases;

  •
  job transfers and layoffs may increase vacancies;

  •
  maintaining occupancy levels may require increased concessions or reduced rental rates; and

  •
  increased insurance premiums, resulting in part from the increased risk of terrorism, may reduce funds available for distribution or, to the extent we can pass such increases through to tenants, may lead to tenant defaults. Increased insurance premiums also may make it difficult to increase rents to tenants on turnover, which may adversely affect our ability to increase our returns.

        Our operations could be negatively affected to the extent that an economic downturn is prolonged or becomes more severe.

Actions of our joint venture partners could negatively impact our performance.

        We are likely to enter into joint ventures with third parties to acquire, develop or improve properties. We may also purchase and develop properties in joint ventures or in partnerships, co-tenancies or other co-ownership arrangements. Such investments may involve risks not otherwise present with other methods of investment in real estate, including, but not limited to:

  •
  the possibility that our co-venturer, co-tenant or partner in an investment might become bankrupt;

  •
  that such co-venturer, co-tenant or partner may at any time have economic or business interests or goals which are or which become inconsistent with our business interests or goals; or

  •
  that such co-venturer, co-tenant or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives.

        Any of the above might subject a property to liabilities in excess of those contemplated and thus reduce your returns. (See "Investment Objectives and Criteria—Joint Venture Investments").

Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to pay dividends to our stockholders.

        We have incurred indebtedness and expect that we will incur additional indebtedness in the future. Interest we pay reduces our cash available for distributions. Additionally, when we incur variable rate debt, increases in interest rates increases our interest costs, which reduces our cash flows and our ability to pay dividends to you. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments in properties at times which may not permit realization of the maximum return on such investments. We have incurred indebtedness and expect that we will incur additional indebtedness in the future. Interest we pay reduces our cash available for distributions. Additionally, when we incur variable rate debt, increases in interest rates increases our interest costs, which reduces our cash flows and our ability to pay dividends to you. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments in properties at times which may not permit realization of the maximum return on such investments. (See "Investment Objectives and Criteria—Borrowing Policies and Related Indebtedness").

Your investment return may be reduced if we are required to register as an investment company under the investment company act.

        We are not registered as an investment company under the Investment Company Act of 1940. If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act. These requirements include:

  •
  limitations on capital structure;

  •
  restrictions on specified investments;

  •
  prohibitions on transactions with affiliates; and

  •
  compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.

        In order to maintain our exemption from regulation under the Investment Company Act of 1940, we must engage primarily in the business of buying real estate, and these investments must be made within a year after the offering ends. If we are unable to invest a significant portion of the proceeds of this offering in properties within one year of the termination of the offering, we may avoid being required to register as an investment company by temporarily investing any unused proceeds in government securities with low returns. This would reduce the cash available for distribution to investors and possibly lower your returns.

        To maintain compliance with the Investment Company Act exemption, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional income or loss generating assets that we might not otherwise have acquired or may have to forgo opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our strategy.

        If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court were to require enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

Our derivative financial instruments used to hedge against interest rate fluctuations could reduce the overall returns on your investment.

        We may use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our properties. These instruments involve risk, such as the risk that counterparties may fail to perform under the terms of the derivative contract or that such arrangements may not be effective in reducing our exposure to interest rate changes. In addition, the possible use of such instruments may reduce the overall return on our investments. These instruments may also generate income that may not be treated as qualifying REIT income for purposes of the 75% or 95% REIT income test.

Our advisor may have conflicting fiduciary obligations if we acquire properties with its affiliates.

        Our advisor may cause us to acquire an interest in a property through a joint venture with its affiliates. In these circumstances, our advisor will have a fiduciary duty to both us and its affiliates participating in the joint venture. The resolution of this conflict of interest may cause our advisor to sacrifice our best interest in favor of the seller of the property and therefore, we may enter into a transaction that is not in our best interest. The resolution of this conflict of interest may negatively impact our financial performance. (See "Conflicts of Interest").

The fees we pay in connection with this offering were not determined on an arm's-length basis and therefore may not be on the same terms we could achieve from a third-party.

        The compensation paid to our advisor, dealer manager and other affiliates for services they provide us was not determined on an arm's-length basis. All agreements, contracts or arrangements with our affiliates were not negotiated at arm's length. Such agreements include, but are not limited to, the Advisory Agreement, the Dealer Manager Agreement and the Property Management and Leasing Agreement. These agreements may contain terms that are not in our best interest and may not otherwise be applicable if we entered into arm's-length agreements. See "Conflicts of Interest" for a discussion of various conflicts of interest. (See "Management—Management Compensation").

We cannot predict the amounts of compensation to be paid to our advisor and our other affiliates.

        Because the fees that we will pay to our advisor and our other affiliates are based in part on the level of our business activity, it is not possible to predict the amounts of compensation that we will be required to pay these entities. In addition, because key employees of our affiliates are given broad discretion to determine when to consummate a transaction, we rely on these key persons to dictate the level of our business activity. Fees paid to our affiliates will reduce funds available for distribution. Because we cannot predict the amount of fees due to these affiliates, we cannot predict precisely how such fees will impact our distributions. (See "Management—Management Compensation").

Our dealer manager, which is affiliated with us, has not made an independent review of us or the prospectus.

        Our dealer manager, Dividend Capital Securities LLC, is one of our affiliates and will not make an independent review of us or the offering. Accordingly, you do not have the benefit of an independent review of the terms of this offering. Further, the due diligence investigation of us by the dealer manager cannot be considered to be an independent review and, therefore, may not be as meaningful as a review conducted by an unaffiliated broker-dealer or investment banker. In addition, a substantial portion of the proceeds of the offering will be paid to our dealer manager for managing the offering, including cash selling commissions, a marketing contribution and a due diligence expense allowance.

If we invest in a limited partnership as a general partner we could be responsible for all liabilities of such partnership.

        In some joint ventures or other investments we may make, if the entity in which we invest is a limited partnership, we may acquire all or a portion of our interest in such partnership as a general partner. As a general partner, we could be liable for all the liabilities of such partnership. Additionally, we may also be required to take our interests in other investments as a non-managing general partner as in the case of our initial investment. Consequently, we would be potentially liable for all such liabilities without having the same rights of management or control over the operation of the partnership as the managing general partner or partners may have. Therefore, we may be held responsible for all of the liabilities of an entity in which we do not have full management rights or control, and our liability may far exceed the amount or value of investment we initially made or then had in the partnership.

If we do not have sufficient capital resources from equity and debt financings for acquisitions of new properties or other assets because of our inability to retain earnings, our growth may be limited.

        In order to maintain our qualification as a REIT, we are required to distribute to our shareholders at least 90% of our net annual taxable income (excluding any net capital gain). This requirement limits our ability to retain income or cash flow from operations to finance the acquisition of new properties. We will explore acquisition opportunities from time to time with the intention of expanding our operations and increasing our profitability. We anticipate that we will use debt and equity financing for such acquisitions because of our inability to retain significant earnings. Consequently, if we cannot obtain debt or equity financing on acceptable terms, our ability to acquire new properties and expand our operations will be adversely affected.

Your investment may be subject to additional risks if we make international investments.

        We may purchase property located in Mexico and Canada. These investments may be affected by factors peculiar to the laws and business practices of the jurisdictions in which the properties are located. These laws may expose us to risks that are different from and in addition to those commonly found in the United States. Foreign investments could be subject to the following risks:

  •
  changing governmental rules and policies, including changes in land use and zoning laws;

  •
  enactment of laws relating to the foreign ownership of real property or mortgages and laws restricting the ability of foreign persons or companies to remove profits earned from activities within the country to the person's or company's country of origin;

  •
  variations in currency exchange rates;

  •
  adverse market conditions caused by terrorism, civil unrest and changes in national or local governmental or economic conditions;

  •
  the willingness of domestic or foreign lenders to make mortgage loans in certain countries and changes in the availability, cost and terms of mortgage funds resulting from varying national economic policies;

  •
  the imposition of unique tax structures and changes in real estate and other tax rates and other operating expenses in particular countries;

  •
  general political and economic instability;

  •
  Our limited experience and expertise in foreign countries relative to its experience and expertise in the United States; and

  •
  more stringent environmental laws or changes in such laws.

Our UPREIT structure may result in potential conflicts of interest.

        Persons holding units in our operating partnership have the right to vote on certain amendments to the Limited Partnership Agreement, as well as on certain other matters. Persons holding such voting rights may exercise them in a manner that conflicts with the interests of our shareholders. As general partner of the operating partnership, we will be obligated to act in a manner that is in the best interest of all partners of the operating partnership. Circumstances may arise in the future when the interest of limited partners in the operating partnership may conflict with the interests of our shareholders. For example, the timing and terms of dispositions of properties held by the operating partnership may result in tax consequences to certain limited partners and not to our shareholders. (See "The Partnership Agreement").

REAL ESTATE RISKS

General Real Estate Risks

        We will be subject to risks generally incident to the ownership of real estate, including:

  •
  Changes in general economic or local conditions;

  •
  Changes in supply of or demand for similar or competing properties in an area;

  •
  Bankruptcies, financial difficulties or lease defaults by our tenants;

  •
  Changes in interest rates and availability of permanent mortgage funds that may render the sale of a property difficult or unattractive or otherwise reduce the returns to shareholders;

  •
  Changes in tax, real estate, environmental and zoning laws;

  •
  Changes in the cost or availability of insurance, including coverage for mold or asbestos;

  •
  Periods of high interest rates and tight money supply;

  •
  Tenant turnover; and

  •
  General overbuilding or excess supply in the market area.

        For these and other reasons, we cannot assure you that we will be profitable or that we will realize growth in the value of our real estate properties. (See "Investment Objectives and Criteria—Acquisition and Investment Policies").

Competition for investments may increase costs and reduce returns.

        We will compete for real property investments with pension funds and their advisors, bank and insurance company investment accounts, other real estate investment trusts, real estate limited partnerships, individuals and other entities engaged in real estate investment activities. Many other competitors have greater financial resources than us and a greater ability to borrow funds to acquire properties. Competition for investments may reduce the number of suitable investment opportunities available to us and may have the effect of increasing acquisition costs reducing the rents we can charge and, as a result, reducing your returns. The current market for acquisitions is extremely competitive.

A property that incurs a vacancy could be difficult to sell or re-lease.

        A property may incur a vacancy either by the continued default of a tenant under its lease or the expiration of one of our leases. Certain of our properties may be specifically suited to the particular needs of a tenant. We may have difficulty obtaining a new tenant for any vacant space we have in our properties. If the vacancy continues for a long period of time, we may suffer reduced revenues resulting in less cash dividends to be distributed to shareholders. In addition, the resale value of a property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property. (See "Investment Objectives and Criteria—Acquisition and Investment Policies").

We are dependent on tenants for our revenue.

        Certain of our properties are occupied by a single tenant. As a result, the success of those properties will depend on the financial stability of a single tenant. Lease payment defaults by tenants could cause us to reduce the amount of distributions to shareholders. A default by a tenant on its lease payments could force us to find an alternative source of revenue to pay any mortgage loan on the property. In the event of a tenant default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting our property. If a lease is terminated, we may be unable to lease the property for the rent previously received or sell the property without incurring a loss. (See "Investment Objectives and Criteria—Terms of Leases and Tenant Creditworthiness").

We may not have funding for future tenant improvements.

        When a tenant at one of our properties does not renew its lease or otherwise vacates its space in one of our buildings, it is likely that, in order to attract one or more new tenants, we will be required to expend funds to construct new tenant improvements in the vacated space. Substantially all of our net offering proceeds will be invested in real estate properties, and while we intend to manage our cash position or financing availability to pay for any improvements required for releasing we cannot assure you that we will have adequate sources of funding available to us for such purposes in the future.

Uninsured losses relating to real property may adversely affect your returns.

        Our Advisor will attempt to ensure that all of our properties are adequately insured to cover casualty losses. However, changes in the cost or availability of insurance could expose us to uninsured casualty losses. In the event that any of our properties incurs a casualty loss that is not fully covered by insurance, the value of our assets will be reduced by any such uninsured loss. In addition, we may have no source of funding to repair or reconstruct the damaged property, and we cannot assure you that any such sources of funding will be available to us for such purposes in the future. (See "Real Estate Investments—Insurance Coverage on Properties").

Development and construction of properties may result in delays and increased costs and risks.

        We may invest some of the net offering proceeds available for investment in the acquisition of raw land upon which we will develop and construct improvements at a fixed contract price. In any such projects we will be subject to risks relating to the builder's ability to control construction costs or to build in conformity with plans, specifications and timetables. The builder's failure to perform may result in legal action by us to rescind the purchase or construction contract or to enforce the builder's obligations. Performance may also be affected or delayed by conditions beyond the builder's control. Delays in completion of construction could also give tenants the right to terminate preconstruction leases for space at a newly developed project. We may incur additional risks when we make periodic progress payments or other advances to such builders prior to completion of construction. Each of those factors could result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed projects if they are not fully leased prior to the commencement of construction. Furthermore, the price we agree to for the land will be based on projections of rental income and expenses and estimates of construction costs as well as the fair market value of the property upon completion of construction. If our projections are inaccurate, we may pay too much for the land and fail to achieve our forecast of returns due to the factors discussed above. (See "Investment Objectives and Criteria—Development and Construction of Properties").

Delays in acquisitions of properties may have adverse effects on your investment.

        Delays we encounter in the selection, acquisition and development of properties could adversely affect your returns. Where properties are acquired prior to the start of construction, it will typically take 8-14 months to complete construction and rent available space. Therefore, you could suffer delays in the distribution of cash distributions attributable to those particular properties. Our charter limits the amount we can invest in unimproved land to 10% of total assets.

Uncertain market conditions and the broad discretion of our Advisor relating to the future disposition of properties could adversely affect the return on your investment.

        We expect to hold the various real properties in which we invest until such time as our Advisor decides that a sale or other disposition is appropriate given our investment objectives. Our Advisor, subject to approval of the board, may exercise its discretion as to whether and when to sell a property, and we will have no obligation to sell properties at any particular time, except in the event of a liquidation of our properties in accordance with our articles of incorporation if we do not list our common stock by February 2013. We cannot predict the various market conditions affecting real estate investments which will exist at any particular time in the future. Due to the uncertainty of market conditions which may affect the future disposition of our properties, we cannot assure you that we will be able to sell our properties at a profit in the future. Accordingly, the extent to which you will receive cash distributions and realize potential appreciation on our real estate investments will be dependent upon fluctuating market conditions. (See "Management—Advisor").

Discovery of previously undetected environmentally hazardous conditions may adversely affect our operating results.

        Under various federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated. A property owner who violates environmental laws may be subject to sanctions which may be enforced by governmental agencies or, in certain circumstances, by private parties. In connection with the acquisition and ownership of our properties, we may be exposed to such costs. The cost of defending against environmental claims, of compliance with environmental regulatory requirements or of remediating any contaminated property could materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to our shareholders.

If we fail to make our debt payments, we could lose our investment in a property.

        Loans obtained to fund property acquisitions will generally be secured by first mortgages on those properties. If we are unable to make our debt service payments as required, a lender could foreclose on the property or properties securing its debt. This could cause us to lose part or all of our investment which in turn could cause the value of the common stock and the dividends payable to shareholders to be reduced. Certain of our indebtedness is cross-collateralized and, consequently, a default on this indebtedness could cause us to lose part or all of our investment in multiple properties. (See "Investment Objectives and Criteria—Borrowing Policies and Related Indebtedness").

Lenders may require us to enter into restrictive covenants relating to our operations.

        In connection with obtaining certain financing, a lender may impose restrictions on us which affect our ability to incur additional debt and our ability to make distributions to our shareholders. Loan documents we enter into may contain negative covenants which limit our ability to further mortgage the property, replace our Advisor or impose other limitations. (See "Investment Objectives and Criteria—Borrowing Policies and Related Indebtedness").

If we enter into financing arrangements involving balloon payment obligations, it may adversely affect our ability to pay dividends.

        Some of our financing arrangements require us to make a lump-sum or "balloon" payment at maturity. Our ability to make a balloon payment at maturity is uncertain and may depend upon our ability to obtain additional financing or our ability to sell the property. At the time the balloon payment is due, we may or may not be able to refinance the balloon payment on terms as favorable as the original loan or sell the property at a price sufficient to make the balloon payment. The effect of a refinancing or sale could affect the rate of return to shareholders and the projected time of disposition of our assets. In addition, payments of principal and interest made to service our debts may leave us with insufficient cash to pay the distributions that we are required to pay to maintain our qualification as a REIT. (See "Investment Objectives and Criteria—Borrowing Policies and Related Indebtedness").

Costs of complying with governmental laws and regulations may adversely affect our income and the cash available for any distributions.

        All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Some of these laws and regulations may impose joint and several liability on tenants, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such property as collateral for future borrowings.

        Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability. Additionally, our tenants' operations, the existing condition of land when we buy it, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply, and which may subject us to liability in the form of fines or damages for noncompliance. Any material expenditures, fines, or damages we must pay will reduce our ability to make distributions and may reduce the value of your investment.

If we sell properties and provide financing to purchasers, defaults by the purchasers would adversely affect our cash flows.

        If we decide to sell any of our properties, we presently intend to use our best efforts to sell them for cash. However, in some instances we may sell our properties by providing financing to purchasers. When we provide financing to purchasers, we will bear the risk that the purchaser may default, which could negatively impact our cash dividends to stockholders. Even in the absence of a purchaser default, the distribution of the proceeds of sales to our stockholders, or their reinvestment in other assets, will be delayed until the promissory notes or other property we may accept upon a sale are actually paid, sold, refinanced or otherwise disposed of.

High mortgage rates may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire and the amount of cash distributions we can make.

        If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of properties. If we place mortgage debt on properties, we run the risk of being unable to refinance the properties when the loans come due, or of being unable to refinance on favorable terms. If interest rates are higher when we refinance the properties, our income could be reduced. We may be unable to refinance properties at appropriate times, which may require us to sell properties on terms not advantageous to us, or could result in the foreclosure of such properties. If any of these events occurs, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to you and may hinder our ability to raise more capital by issuing more stock or by borrowing more money.

We may be unable to sell a property if or when we decide to do so.

        The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.

        We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct such defects or to make such improvements.

        In acquiring a property, we may agree to restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These provisions would restrict our ability to sell a property.

If a sale or leaseback transaction is recharacterized, our financial condition could be adversely affected.

        We may enter into sale and leaseback transactions, where we would purchase a property and then lease the same property back to the person from whom we purchased it. In the event of the bankruptcy of a tenant, a transaction structured as a sale and leaseback may be recharacterized as either a financing or a joint venture, either of which outcomes could adversely affect our business.

        If the sale and leaseback were recharacterized as a financing, we might not be considered the owner of the property, and as a result would have the status of a creditor in relation to the tenant. In that event, we would no longer have the right to sell or encumber our ownership interest in the property. Instead, we would have a claim against the tenant for the amounts owed under the lease, with the claim arguably secured by the property. The tenant/debtor might have the ability to propose a plan restructuring the term, interest rate and amortization schedule of its outstanding balance. If confirmed by the bankruptcy court, we could be bound by the new terms, and prevented from foreclosing our lien on the property. These outcomes could adversely affect our cash flow and the amount available for distributions to you.

        If the sale and leaseback were recharacterized as a joint venture, we and our lessee could be treated as co-venturers with regard to the property. As a result, we could be held liable, under some circumstances, for debts incurred by the lessee relating to the property. The imposition of liability on us could adversely affect our cash flow and the amount available for distributions to our stockholders. (See "Federal Income Tax Considerations—Sale Leaseback Transactions").

If our tenants are highly leveraged, they may have a higher possibility of filing for bankruptcy or insolvency.

        Of tenants that experience downturns in their operating results due to adverse changes to their business or economic conditions, those that are highly leveraged may have a higher possibility of filing for bankruptcy or insolvency. In bankruptcy or insolvency, a tenant may have the option of vacating a property instead of paying rent. Until such a property is released from bankruptcy, our revenues would be reduced and could cause us to reduce distributions to shareholders. We may have highly leveraged tenants in the future. (See "Investment Objectives and Criteria—Terms of Leases and Tenant Creditworthiness").

RISKS ASSOCIATED WITH OUR OPERATING PARTNERSHIP'S PRIVATE PLACEMENT

Our operating partnership's private placement subjects us to liabilities.

        Our operating partnership has developed certain transaction structures that are designed to provide investors that own real property, either directly or indirectly through a limited liability company or limited partnership, with the opportunity to receive limited partnership units in our operating partnership in exchange for their direct or indirect interests in such real property on a tax-deferred basis. These transactions depend on the interpretation of, and compliance with, extremely technical tax laws and regulations. As the general partner of our operating partnership, we may be subject to liability, from litigation or otherwise, as a result of these transactions, including in the event an investor in these transactions fails to qualify for the desired tax advantage.

We have and may continue to acquire co-ownership interests in real property that are subject to certain co-ownership agreements which may affect our ability to operate or dispose of the property or our co-ownership interest.

        We have and may continue to acquire co-ownership interests, especially in connection with our operating partnership's private placement, such as tenancy-in-common interests in real property, that are subject to certain co-ownership agreements. The co-ownership agreements may limit our ability to encumber, lease, or dispose or our co-ownership interest. Such agreements could affect our ability to turn our investments into cash and could affect cash available for distributions to you. The co-ownership agreements could also impair our ability to take actions that would otherwise be in the best interest of our shareholders and, therefore, may have an adverse impact on the value of our shares, relative to the value that would result if the co-ownership agreements did not exist.

We may acquire properties with "lock-out" provisions which may affect our ability to dispose of the properties.

        We may acquire properties that are subject to contractual "lock-out" provisions that could restrict our ability to dispose of the property for a period of time. Lock-out provisions could affect our ability to turn our investments into cash and could affect cash available for distributions to you. Lock-out provisions could also impair our ability to take actions during the lock-out period that would otherwise be in the best interest of our shareholders and, therefore, may have an adverse impact on the value of our shares, relative to the value that would result if the lock-out provisions did not exist.

We may acquire interests in partnerships that could subject us to additional liabilities.

        We will acquire partnership interests, especially in connection with our operating partnership's private placement, including general partnership interests, in partnerships that could subject us to the liabilities of the partnership.

        Our operating partnership's private placement is discussed in greater detail in the "Investment Objectives and Criteria—Our Operating Partnership's Private Placement" section of this prospectus.

FEDERAL INCOME TAX RISKS

Failure to qualify as a REIT could adversely affect our operations and our ability to make distributions.

        We currently operate and intend to continue to operate in a manner to qualify as a REIT For Federal income tax purposes commencing with our taxable year ending December 31, 2003. Although we do not intend to request a ruling from the Internal Revenue Service as to our REIT status, we will receive the opinion of our special counsel, Skadden, Arps, Slate, Meagher & Flom LLP in connection with this offering, that we operate in a manner that has enabled us and will continue to enable us to meet the requirements for qualification as a REIT for federal income tax purposes. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP will represent only the view of our counsel based on our counsel's review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of our assets and the sources of our income. Skadden, Arps, Slate, Meagher & Flom LLP has no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed in its opinion or of any subsequent change in applicable law. No assurance can be given that we are organized or will continue to operate in a manner so as to qualify as a REIT or remain so qualified. Furthermore, both the validity of the opinion of Skadden, Arps, Slate, Meagher & Flom LLP and our qualification as a REIT depends on our satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex provisions of the Code of 1986, as amended (the "Code") for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within our control. (See "Federal Income Tax Considerations General—REIT Qualification" and "Federal Income Tax Considerations General—Requirement for Qualification as a REIT").

        If we fail to qualify as a REIT in any taxable year for which a REIT election has been made, we would not be allowed a deduction for dividends paid to our shareholders in computing our taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at corporate rates. Moreover, unless entitled to relief under certain statutory provisions, we would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce our net earnings available for investment or distribution to our shareholders because of the additional tax liability to us for the years involved. As a result of the additional tax liability, we might need to borrow funds or liquidate certain investments on terms that may be disadvantageous to us in order to pay the applicable tax, and we would not be compelled to make distributions under the Code.

        We believe that our operating partnership will be treated for federal income tax purposes as a partnership and not as an association or as a publicly traded partnership taxable as a corporation. If the Internal Revenue Service were to successfully determine that our operating partnership was properly treated as a corporation, our operating partnership would be required to pay federal income tax at corporate rates on its net income, its partners would be treated as shareholders of our operating partnership and distributions to partners would constitute dividends that would not be deductible in computing our operating partnership's taxable income. In addition, we would fail to qualify as a REIT, with the resulting consequences described above. See "Federal Income Tax Considerations—Federal Income Tax Aspects of Our Partnership—Classification as a Partnership."

To qualify as a REIT, we must meet annual distribution requirements.

        To obtain the favorable tax treatment accorded to REITs, among other requirements, we normally will be required each year to distribute to our shareholders at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and by excluding net capital gains. We will be subject to federal income tax on our undistributed taxable income and net capital gain. In addition, if we fail to distribute during each calendar year at least the sum of (a) 85% of our ordinary income for such year, (b) 95% of our capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of the required distribution over the sum of (i) the amounts actually distributed by us, plus (ii) retained amounts on which we pay income tax at the corporate level. These requirements could cause us to distribute amounts that otherwise would be spent on acquisitions of properties and it is possible that we might be required to borrow funds or sell assets to fund these distributions. Although we intend to make distributions sufficient to meet the annual distribution requirements and to avoid corporate income taxation on the earnings that we distribute, it is possible that we might not always be able to do so.

Legislative or regulatory action could adversely affect investors.

        In recent years, numerous legislative, judicial and administrative changes have been made to the federal income tax laws applicable to investments in REITs and similar entities. Additional changes to tax laws are likely to continue to occur in the future, and we cannot assure you that any such changes will not adversely affect the taxation of a shareholder. Any such changes could have an adverse effect on an investment in our common stock. You are urged to consult with your tax advisor with respect to the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in common stock.

Recharacterization of transactions under our operating partnership's private placement may result in a 100% tax on income from a prohibited transaction, which would diminish our cash distributions to our stockholders.

        The Internal Revenue Service could recharacterize transactions under our operating partnership's private placement such that our operating partnership is treated as the bona fide owner, for tax purposes, of properties acquired and resold by the entity established to facilitate the transaction. Such recharacterization could result in the income realized on these transactions by our operating partnership being treated as gain on the sale of property that is held as inventory or otherwise held primarily for the sale to customers in the ordinary course of its trade or business. In such event, the gain would constitute income from a prohibited transaction and would be subject to a 100% penalty tax. If this occurs, our ability to pay cash distributions to our stockholders will be adversely affected.

You may have current tax liability on distributions you elect to reinvest in our common stock.

        If you participate in our distribution reinvestment plan, you will be deemed to have received, and for income tax purposes will be taxed on, the amount reinvested in common stock to the extent the amount reinvested was not a tax-free return of capital. As a result, unless you are a tax-exempt entity, you may have to use funds from other sources to pay your tax liability on the value of the common stock received.

In certain circumstances, we may be subject to federal and state income taxes as a REIT, which would reduce our cash available for distribution to you.

        Even if we qualify and maintain our status as a REIT, we may be subject to federal income taxes or state taxes. For example, net income from a "prohibited transaction" will be subject to a 100% tax. In addition, we may not be able to make sufficient distributions to avoid excise taxes. We may also decide to retain certain gains from the sale or other disposition of our property and pay income tax directly on such gains. In that event, our stockholders would be required to include such gains in income and would receive a corresponding credit for their share of taxes paid by us. We may also be subject to state and local taxes on our income or property, either directly or at the level of our operating partnership or at the level of the other companies through which we indirectly own our assets. Any federal or state taxes we pay will reduce our cash available for distribution to you.

The opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding our status as a REIT does not guarantee our ability to remain a REIT.

        Our legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP, will render its opinion upon commencement of this offering that we were organized in conformity with the requirements for qualification as a REIT and our actual and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. This opinion is based upon our representations as to the manner in which we will be owned, invest in assets, and operate, among other things. Our qualification as a REIT depends upon our ability to meet, through investments, actual operating results, distributions, and satisfaction of specific stockholder rules, the various tests imposed by the Code. Skadden, Arps, Slate, Meagher & Flom LLP will not review these operating results or compliance with the qualification standards. This means that we cannot assure you that we will satisfy the REIT requirements in any one taxable year. Also, this opinion represents Skadden, Arps, Slate, Meagher & Flom LLP's legal judgment based on the law in effect as of the date of this prospectus and is not binding on the Internal Revenue Service, and could be subject to modification or withdrawal based on future legislative, judicial or administrative changes to the federal income tax laws, any of which could be applied retroactively.

If the operating partnership was classified as a "publicly traded partnership" under the Code, our operations and our ability to pay distributions to our shareholders could be adversely affected.

        We structured the operating partnership so that it would be classified as a partnership for federal income tax purposes. In this regard, the Code generally classifies "publicly traded partnerships" (as defined in Section 7704 of the Code) as associations taxable as corporations (rather than as partnerships), unless substantially all of their taxable income consists of specified types of passive income. In order to minimize the risk that the Code would classify the operating partnership as a "publicly traded partnership" for tax purposes, we placed certain restrictions on the transfer and/or redemption of partnership units in the operating partnership. If the Internal Revenue Service were to assert successfully that the operating partnership is a "publicly traded partnership," and substantially all of the operating partnership's gross income did not consist of the specified types of passive income, the Code would treat the operating partnership as an association taxable as a corporation. In such event, the character of our assets and items of gross income would change and would prevent us from qualifying and maintaining our status as a REIT. In addition, the imposition of a corporate tax on the operating partnership would reduce our amount of cash available for distribution to you.

        These topics are discussed in greater detail in the "Federal Income Tax Considerations—Federal Income Tax Aspects of Our Partnership" section of this prospectus.

Foreign investors may be subject to FIRPTA tax on sale of common shares if we are unable to qualify as a "domestically controlled" REIT.

        A foreign person disposing of a U.S. real property interest, including shares of a U.S. corporation whose assets consist principally of U.S. real property interests, is generally subject to a tax, known as FIRPTA tax, on the gain recognized on the disposition. Such FIRPTA tax does not apply, however, to the disposition of stock in a REIT if the REIT is "domestically controlled." A REIT is "domestically controlled" if less than 50% of the REIT's capital stock, by value, has been owned directly or indirectly by persons who are not qualifying U.S. persons during a continuous five-year period ending on the date of disposition or, if shorter, during the entire period of the REIT's existence.

        We cannot assure you that we will qualify as a "domestically controlled" REIT. If we were to fail to so qualify, gain realized by foreign investors on a sale of our common shares would be subject to taxes under FIRPTA, unless our common shares were traded on an established securities market and the foreign investor did not at any time during a specified testing period directly or indirectly own more than 5% of the value of our outstanding common shares. We encourage you to read the "Federal Income Tax Considerations—Special Tax Considerations for Non-U.S. Shareholders—Non-Dividend Distributions" section of this prospectus for a further discussion of this issue.

RETIREMENT PLAN RISKS

There are special considerations that apply to pension or profit sharing trusts or IRAs investing in common stock.

        If you are investing the assets of an IRA, pension, profit sharing, 401(k), Keogh or other qualified retirement plan, you should satisfy yourself that:

  •
  Your investment is consistent with your fiduciary obligations under ERISA and the Code;

  •
  Your investment is made in accordance with the documents and instruments governing your plan or IRA, including your plan's investment policy;

  •
  Your investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA;

  •
  Your investment will not impair the liquidity of the plan or IRA;

  •
  Your investment will not produce "unrelated business taxable income" for the plan or IRA;

  •
  You will be able to value the assets of the plan annually in accordance with ERISA requirements; and

  •
  Your investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

        For a more complete discussion of the foregoing issues and other risks associated with an investment in our common stock by retirement plans, please see the "ERISA Considerations" section of this prospectus.

ESTIMATED USE OF PROCEEDS

        The following table sets forth our best estimate of how we intend to use the gross offering proceeds for our offering based on 30,000,000 shares sold and 40,000,000 shares sold, including shares issued pursuant to our DRIP, respectively.

	30,000,000 Shares Sold		40,000,000 Total Shares Sold (Including DRIP)
	Dollars	Percent	Dollars	Percent
Gross Offering Proceeds(1)	$300,000,000	100%	$395,000,000	100%
Less Public Offering Expenses:
Sales Commissions(2)	18,000,000	6.0%	18,000,000	4.6%
Dealer Manager Fee(2)	6,000,000	2.0%	7,000,000	1.8%
Organization and Offering Expenses(3)	6,000,000	2.0%	6,000,000	1.5%

Amount Available for Investment(4)	$270,000,000	90.0%	$364,050,000	92.2%
Acquisition and Development:
Acquisition and Advisory Fees(5)	$2,700,000	0.9%	$3,640,500	0.9%
Initial Working Capital Reserve(6)	—	—	—	—

Amount Invested in Properties(4)(7)	$267,300,000	89.1%	$360,409,500	91.2%

(1)
The table does not reflect the possible sale of up to 1,200,000 shares which may be issued upon exercise of the soliciting dealer warrants.

(2)
The 30,000,000 shares sold includes selling commissions equal to 6.0% of aggregate gross offering proceeds for which commissions may be reduced under certain circumstances and a dealer manager fee equal to 2.0% of aggregate gross offering proceeds, both of which are payable to our dealer manager, an affiliate of our advisor. Our dealer manager, in its sole discretion, may re-allow selling commissions to other broker-dealers participating in this offering attributable to the shares sold by them and may re-allow out of its dealer manager fee up to 1.0% of aggregate gross offering proceeds in marketing fees and due diligence expenses to broker-dealers participating in this offering based on such factors as the volume of shares sold by such participating broker-dealers, marketing support provided by such participating broker-dealers and bona fide conference fees incurred. The amount of selling commissions may also be reduced under certain circumstances for volume or other discounts. See the "Plan of Distribution" section of this prospectus for a description of such provisions. In addition, our dealer manager will receive a one-time servicing fee of up to 1.0% of the undiscounted selling price of the shares issued pursuant to our distribution reinvestment plan. Our dealer manager may re-allow a portion or this entire service fee to participating broker-dealers.

(3)
Organization and offering expenses consist of reimbursement of, among other things, actual legal, accounting, printing and other accountable offering expenses, including amounts to reimburse our advisor for marketing, salaries and direct expenses of its employees, employees of its affiliates and others while engaged in registering and marketing the shares, which shall include development of marketing materials and marketing presentations, planning and participating in due diligence and marketing meetings and coordinating generally the marketing process for Dividend Capital Trust. The Company will be responsible for the payment of all organization and offering expenses not to exceed 2.0% of cumulative gross offering proceeds. Our advisor is obligated to fund all organization and offering expenses in excess of these limitations. As of December 31, 2003, our advisor had funded approximately $11.1 million of offering related costs and we had reimbursed our advisor approximately $3.5 million for these costs.

(4)
Until required in connection with the acquisition and development of properties, substantially all of the net offering proceeds, and thereafter, the working capital reserves of Dividend Capital Trust, may be invested in short-term, highly-liquid investments including government obligations, bank certificates of deposit, short-term debt obligations and interest-bearing accounts. The number of properties we are able to acquire will depend on several factors, including the amount of capital raised in this offering, the extent to which we incur debt or issue limited partnership interests in our operating partnership in order to acquire properties and the purchase price of the properties we acquire. We are not able to estimate the number of properties we may acquire assuming the sale of any particular number of shares. However, in general we expect that the concentration risk of our portfolio of properties will be inversely related to the number of shares sold in this offering.

(5)
Acquisition and advisory fees are defined generally as fees and commissions paid by any party to any person in connection with the purchase, development or construction of our properties. We will pay our advisor acquisition and advisory fees up to a maximum amount of 1.0% of the aggregate purchase price of all properties we acquire in excess of $170 million, which includes assets acquired prior to the commencement of this offering. The amount in this table is calculated assuming zero leverage. If we utilize debt to acquire our properties this amount would be greater as the acquisition and advisory fee is based upon the purchase price of our properties and not the equity used to purchase such properties.

(6)
Because most of the leases for the properties acquired and to be acquired by Dividend Capital Trust provide and will likely provide for tenant reimbursement of operating expenses, we do not anticipate that a permanent reserve for maintenance and repairs of real estate properties will be established. However, to the extent that we have insufficient funds for such purposes, we may apply an amount of up to 1.0% of gross offering proceeds for maintenance and repairs of properties. We also may, but are not required to, establish reserves from gross offering proceeds, out of cash flow generated by operating properties or out of net sale proceeds in non-liquidating sale transactions.

(7)
Includes amounts anticipated to be invested in properties, including other third-party acquisition expenses which are included in the total acquisition costs of the properties acquired or for properties that are not acquired these costs are expensed. Third-party acquisition expenses may include legal, accounting, consulting, appraisals, engineering, due diligence, title insurance, closing costs and other expenses related to potential acquisitions regardless of whether the property is actually acquired.

SUMMARY FINANCIAL DATA

        The following table sets forth selected financial data relating to our historical financial condition and results of operations for the year ended December 31, 2003 and for the period from inception (April 12, 2002) to December 31, 2002. The table also sets forth selected financial data relating to the balance sheets as of December 31, 2003 and 2002. Since this information is only a summary, you should refer to our consolidated financial statements and the notes thereto and the "Management's Discussion and Analysis of Financial Condition and Results of Operations," each as appearing in our Annual Report on Form 10-K for the year ended December 31, 2003 and for the period from inception (April 12, 2002) to December 31, 2002, incorporated by reference into this prospectus, for additional information.

	For the Year Ended December 31, 2003	For the Period From Inception (April 12, 2002) to December 31, 2002
Operating Data:
Rental revenue	$2,289,074	$—
Other real estate income	356,019	—
Total revenue	2,706,457	—
Rental expenses	366,650	—
Depreciation and amortization	1,195,330	—
Interest expense	385,424	—
General and administrative	411,948	212,867

Net income (loss)	$347,105	$(212,712)

Per Share Data:
Basic earning (loss) per common share	$0.09	$(63.56)
Diluted earnings (loss) per common share	$0.09	$(63.56)
Common share distributions declared	$2,451,367	$—
Weighted average common shares outstanding:
Basic	3,987,429	200
Dilutive	4,007,429	200

	As of December 31, 2003	As of December 31, 2002
Balance Sheet Data:
Net investment in real estate	$150,633,351	$—
Total assets	$156,607,536	$751,678
Total liabilities	$49,782,191	$761,390
Total shareholders' equity (deficit)	$106,824,345	$(10,712)
Number of common shares outstanding	12,470,400	200

MANAGEMENT

General

        We operate under the direction of our board of directors, the members of which are accountable to us and our shareholders as fiduciaries. The board is responsible for the management and control of our affairs. The board has retained our advisor, subject to the board's approval and oversight, to manage our day-to-day affairs and the acquisition and disposition of our investments. Our articles of incorporation were reviewed and ratified by the board of directors, including the independent directors, at their initial meeting.

        Our articles of incorporation and bylaws provide that the number of our directors may be established by a majority of the entire board of directors but may not be fewer than three or more than fifteen. We currently have a total of seven directors. Our articles of incorporation also provide that a majority of the directors must be independent directors. An "independent director" is a person who is not an officer or employee of Dividend Capital Trust, our advisor or their affiliates and has not otherwise been affiliated with such entities for the previous two years. Of our seven current directors, four are considered to be independent directors.

        Each director will serve until the next annual meeting of shareholders or until his successor has been duly elected and qualified. Although the number of directors may be increased or decreased, a decrease shall not have the effect of shortening the term of any incumbent director.

        Any director may resign at any time and may be removed with or without cause by the shareholders upon the affirmative vote of at least a majority of all the votes entitled to be cast at a meeting called for the purpose of the proposed removal. The notice of the meeting shall indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.

        Unless filled by a vote of the shareholders as permitted by Maryland Corporation Law, a vacancy created by an increase in the number of directors or the death, resignation, removal, adjudicated incompetence or other incapacity of a director shall be filled by a vote of a majority of the remaining directors and:

  •
  in the case of a director who is not an independent director (affiliated director), by a vote of a majority of the remaining affiliated directors, unless there are no remaining affiliated directors, in which case by a majority vote of the remaining directors; or

  •
  in the case of an independent director, by a vote of a majority of the remaining independent directors, unless there are no remaining independent directors, in which case by a majority vote of the remaining directors.

        If at any time there are no independent or affiliated directors in office, these successor directors shall be elected by the shareholders. Each director will be bound by the articles of incorporation and the bylaws.

        The directors are not required to devote all of their time to our business and are only required to devote the time to our affairs as their duties require. The directors will meet quarterly or more frequently if necessary. We do not expect that the directors will be required to devote a substantial portion of their time to discharge their duties as our directors. Consequently, in the exercise of their fiduciary responsibilities, the directors will be relying heavily on our advisor. The board is empowered to fix the compensation of all officers that it selects and may pay compensation to directors for services rendered to us in any other capacity.

        Our general investment and borrowing policies are set forth in this prospectus. The directors may establish further written policies on investments and borrowings and shall monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled and are in the best interest of the shareholders. We will follow the policies on investments and borrowings set forth in this prospectus unless and until they are modified by the directors.

        The board is also responsible for reviewing all of our fees and expenses at least annually and with sufficient frequency to determine that the expenses incurred are in the best interest of the shareholders. In addition, a majority of the independent directors and a majority of directors not otherwise interested in the transaction must approve all transactions with our advisor or its affiliates. The independent directors will also be responsible for reviewing the performance of our advisor and determining that the compensation to be paid to our advisor is reasonable in relation to the nature and quality of services to be performed and that the provisions of the Advisory Agreement are being carried out. Specifically, the independent directors will consider factors such as:

  •
  The size of the advisory fee in relation to the size, composition and profitability of our portfolio;

  •
  The success of our advisor in generating opportunities that meet our investment objectives;

  •
  The rates charged to other REITs and to investors other than REITs by advisors performing similar services;

  •
  Additional revenues realized by our advisor and its affiliates through their relationships with us;

  •
  The quality and extent of service and advice furnished by our advisor;

  •
  The performance of our real estate properties, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and

  •
  The quality of our real estate properties in relationship to the investments generated by our advisor or its affiliates for the account of other clients.

        Neither the directors nor their affiliates will vote or consent to the voting of shares they now own or hereafter acquire on matters submitted to the shareholders regarding either (1) the removal of our advisor, any director or any affiliate of our advisor, or (2) any transaction between us and our advisor, any director or any affiliate of our advisor.

Committees of the Board of Directors

        Our entire board of directors considers all major decisions concerning our business. However, our board has established an Investment Committee, Audit Committee and a Compensation Committee so that issues arising in these areas can be addressed in more depth and with greater frequency than may be possible with a full board meeting.

Investment Committee

        The Investment Committee's primary function is to review, evaluate and ultimately vote to approve acquisitions proposed by our advisor of up to $25 million. Proposed acquisitions in excess of $25 million require approval by the board of directors, including a majority of the independent directors. The Investment Committee is required to include three directors, at least two of whom must be independent directors, and is currently comprised of Tripp H. Hardin, John C. O'Keeffe and Thomas G. Wattles.

Audit Committee

        The Audit Committee meets on a regular basis at least annually and throughout the year as necessary. The Audit Committee's primary function is to assist the board of directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the shareholders and others, the system of internal controls which management has established, and the audit and financial reporting process all in accordance with our Audit Committee Charter. The Audit Committee is comprised of three directors, two of whom shall be independent directors. The Audit Committee is currently comprised of Tripp H. Hardin, John C. O'Keeffe and Thomas G. Wattles.

Compensation Committee

        Our board of directors has established a Compensation Committee to administer our Employee Option Plan, as described below. The Compensation Committee is comprised of three directors, two of whom shall be independent directors. The primary function of the Compensation Committee is to administer the granting of stock options to selected employees of our advisor and our property manager based upon recommendations from our advisor, and to set the terms and conditions of such options in accordance with the Employee Option Plan. The Compensation Committee is currently comprised of James R. Mulvihill, Robert F. Masten and Lars O. Soderberg.

Directors and Executive Officers

        The directors and executive officers of the Company, their ages and their positions and offices are as follows:

Name	Age	Position
Thomas G. Wattles	52	Chairman, Chief Investment Officer and Director
Evan H. Zucker	38	Chief Executive Officer, President, Secretary and Director
James R. Mulvihill	39	Chief Financial Officer and Director
Tripp H. Hardin, III	42	Director*
Robert F. Masten	54	Director*
John C. O'Keeffe	44	Director*
Lars O. Soderberg	44	Director*

*
Independent Director

        Thomas G. Wattles, age 52, is the Chairman, Chief Investment Officer and a director of Dividend Capital Trust, a manager and Chief Investment Officer of Dividend Capital Advisors and a manager of Dividend Capital Property Management. Mr. Wattles is a principal of Black Creek Capital, LLC which he joined in February 2003. From November 1993 to March 1997, Mr. Wattles served as Co-Chairman and Chief Investment Officer of ProLogis Trust (NYSE: PLD), and served as Chairman between March 1997 and May 1998. ProLogis is a publicly-traded industrial REIT. Mr. Wattles was a Managing Director of Security Capital Group Incorporated ("Security Capital Group") and was with Security Capital Group in various capacities including Chief Investment Officer from January 1991 to December 2002. Mr. Wattles is a director of Regency Centers Corporation (NYSE: REG) and chairs its Investment Committee. Mr. Wattles holds a Bachelor's degree and an MBA degree from Stanford University.

        Evan H. Zucker, age 38, is the Chief Executive Officer, President, Secretary and a director of Dividend Capital Trust Inc. Mr. Zucker is also a manager of both Dividend Capital Advisors and Dividend Capital Property Management. Mr. Zucker is a principal of Black Creek Capital, LLC, a Denver-based real estate investment firm which he co-founded in 1993. Mr. Zucker has been active in real estate acquisition, development and redevelopment activities since 1989 and as of March 31, 2004 with Mr. Mulvihill and other affiliates has overseen directly, or indirectly through affiliated entities, the acquisition, development, redevelopment, financing and sale of approximately 126 real estate projects with an aggregate value in excess of approximately $930 million. In 1993 Mr. Zucker co-founded American Real Estate Investment Corp. (now known as Keystone Property Trust, NYSE: KTR), which is currently an industrial, office and logistics REIT. Mr. Zucker served as the President and as a director of American Real Estate Investment Corp. from 1993 through 1997 and as a director of Keystone Property Trust from 1997 through 1999. Mr. Zucker graduated from Stanford University with a Bachelor's degree in Economics.

        James R. Mulvihill, age 39, is the Treasurer, Chief Financial Officer and a director of Dividend Capital Trust. Mr. Mulvihill is also a manager of both Dividend Capital Advisors and Dividend Capital Property Management. Mr. Mulvihill is a principal of Black Creek Capital, LLC, a Denver-based real estate investment firm which he co-founded in 1993. He is also a co-founder and Chairman of the Board of Corporate Properties of the Americas ("CPA"). CPA, a joint venture between an affiliate of Black Creek Capital and Equity International Properties (a Sam Zell controlled investment company), is a fully-integrated industrial real estate company that acquires, develops and manages industrial properties throughout Mexico. To date, CPA has developed and or acquired over 7 million square feet of industrial buildings and developed two industrial parks totaling over 500 acres. Mr. Mulvihill has been active in real estate acquisition, development and redevelopment activities since 1992 and as of March 31, 2004 with Mr. Zucker and other affiliates has overseen directly, or indirectly through affiliated entities, the acquisition, development, redevelopment, financing and sale of approximately 126 real estate projects with an aggregate value in excess of approximately $930 million. In 1993 Mr. Mulvihill co-founded American Real Estate Investment Corp. (now known as Keystone Property Trust, NYSE: KTR) which is currently an industrial, office and logistics REIT. Mr. Mulvihill served as its Chairman and as a director from 1993 through 1997 and as a director of Keystone Property Trust from 1997 through 2001. Prior to co-founding Black Creek Capital, Mr. Mulvihill served as Vice President of the Real Estate Banking and Investment Banking Groups of Manufacturer's Hanover and subsequently Chemical Bank, where his responsibilities included real estate syndication efforts, structured debt underwritings and leveraged buyout real estate financings. Mr. Mulvihill holds a Bachelor's degree from Stanford University in Political Science.

        Tripp H. Hardin, age 42, is an independent director of Dividend Capital Trust. Mr. Hardin is a Vice President of Grubb & Ellis, and he has been active in real estate activities since 1984, focusing primarily on the sale and leasing of industrial, office and commercial properties. He has also been active in real estate investment and build-to-suit transactions. Mr. Hardin graduated from Stanford University with a Bachelor of Science Degree.

        Robert F. Masten, age 54, is an independent director of Dividend Capital Trust. Mr. Masten has been active in commercial real estate transactions and title insurance matters since 1972. Mr. Masten is currently a Senior Vice President of Chicago Title Company, Denver, Colorado. Prior to joining Chicago Title Company, from 1993 to 2003, Mr. Masten had been a Senior Vice President of North American Title Company, Denver, Colorado, where he has provided title insurance for commercial real estate transactions. Prior to joining North American Title Company he was with Land Title Guaranty Company for 16 years. Before joining Land Title, Mr. Masten leased, managed and sold properties for 33 different syndicates for which Perry & Butler was the general partner. Mr. Masten graduated from the University of Colorado with a Doctorate Degree in Arts and Sciences.

        John C. O'Keeffe, age 44, is an independent director of Dividend Capital Trust. Mr. O'Keeffe has been active in real estate construction activities since 1987. Since 1987 he has served as a project manager for Wm. Blanchard Co., Springfield, New Jersey, where he has been responsible for the construction of large healthcare projects. Mr. O'Keeffe graduated from Denison University with a Bachelor's Degree in English Literature.

        Lars O. Soderberg, age 44, is an independent director of Dividend Capital Trust. Mr. Soderberg has been employed by Janus Funds since 1995. He is currently a Vice President and Managing Director of Janus Institutional Services, where he is responsible for the development, marketing and distribution of Janus' investment products to the institutional market place. Prior to joining Janus, Mr. Soderberg was employed by Fidelity Investments for approximately 14 years. He is Treasurer and a member of the

Board of Directors of the National Defined Contribution Council and a member of the Association of Investment Management Sales Executives. Mr. Soderberg graduated from Denison University with a Bachelor of Arts Degree in History.

Compensation of Directors

        We pay each of our independent directors $5,000 per quarter plus $1,000 for each meeting attended. In addition, we have reserved 300,000 shares of common stock for future issuance upon the exercise of stock options granted to the independent directors pursuant to our Independent Director Option Plan (as discussed below). All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors. If a director also is an officer of Dividend Capital Trust, we do not pay separate compensation for services rendered as a director.

Independent Director Option Plan

        We have adopted an independent director stock option plan which we will use in an effort to attract and retain qualified independent directors (the "Independent Director Option Plan"). We have granted non-qualified stock options to purchase 10,000 shares to each independent director for a total of 40,000 stock options, pursuant to the Independent Director Option Plan. We intend to issue options to purchase 5,000 shares to each independent director then in office on the date of each annual shareholder's meeting. Options may not be granted under the Independent Director Option Plan at any time when the grant would cause the total number of options outstanding under the Independent Director Option Plan and the Employee Option Plan to exceed 10% of our issued and outstanding shares. The exercise price for options to be issued under the Independent Director Option Plan shall be the greater of (1) $12.00 per share or (2) the fair market value of the shares on the date they are granted. Fair market value is defined generally to mean:

  •
  If the shares are traded on a national securities exchange, the average closing price for the five consecutive trading days ending on such date;

  •
  If the shares are quoted on an over-the-counter market, the average of the high bid and low asked prices;

  •
  If there is a current public offering and no market maker for the shares, the average of the last 10 sales made pursuant to a public offering;

  •
  If there is no current public offering, the average of the last 10 purchases (or fewer if less than 10 purchases) under our share redemption program; or

  •
  The price per share under the distribution reinvestment plan if there are no purchases under the share redemption program.

        A total of 300,000 shares are authorized and reserved for issuance under the Independent Director Option Plan. If the number of outstanding shares is changed into a different number or kind of shares or securities through a reorganization or merger in which Dividend Capital Trust is the surviving entity, or through a combination, recapitalization or otherwise, an appropriate adjustment will be made in the number and kind of shares that may be issued pursuant to exercise of the options. A corresponding adjustment to the exercise price of the options granted prior to any change will also be made. Any such adjustment, however, will not change the total payment, if any, applicable to the portion of the director options not exercised, but will change only the exercise price for each share. Options granted under the Independent Director Option Plan shall lapse on the first to occur of (1) the tenth anniversary of the date we grant them, (2) the removal of the independent director for cause, or (3) three months following the date the independent director ceases to be a director for any reason other than death or disability. Options may be exercised by payment of cash or through the delivery of fully-paid common stock. Options granted under the Independent Director Option Plan are generally exercisable in the case of death or disability for a period of one year after death or the disabling event. No option may be granted or exercised if such grant or exercise would jeopardize our status as a REIT under the Code or otherwise violate the ownership and transfer restrictions imposed under our articles of incorporation. The independent directors may not sell, pledge, assign or transfer their options other than by will or the laws of descent or distribution.

        Upon the dissolution or liquidation of Dividend Capital Trust, upon our reorganization, merger or consolidation with one or more corporations as a result of which we are not the surviving corporation or upon sale of all or substantially all of our properties, the Independent Director Option Plan will terminate, and any outstanding options will terminate and be forfeited. The board of directors may provide in writing in connection with any such transaction for any or all of the following alternatives:

  •
  For the assumption by the successor corporation of the options granted or the replacement of the options with options covering the stock of the successor corporation, or a parent or subsidiary of such corporation, with appropriate adjustments as to the number and kind of shares and exercise prices;

  •
  For the continuance of the Independent Director Option Plan and the options by such successor corporation under the original terms; or

  •
  For the payment in cash or shares of common stock in lieu of and in complete satisfaction of such options.

Employee Option Plan

        We have adopted an employee stock option plan (the "Employee Option Plan"). The Employee Option Plan is designed to enable Dividend Capital Trust, our advisor and our property manager to obtain or retain the services of employees (not to include any person who is a sponsor or affiliate of Dividend Capital Trust) considered essential to our long-range success and the success of our advisor and our property manager by offering such employees an opportunity to participate in the growth of Dividend Capital Trust through ownership of our common stock. The Employee Option Plan will be administered by the Compensation Committee, which is authorized to grant "non-qualified" stock options (the "Employee Options") to selected employees of our advisor and our property manager. All grants of Employee Options will be based upon the recommendation of our advisor and subject to the absolute discretion of the Compensation Committee and applicable limitations of the Employee Option Plan. Employee Options may not be granted under the Employee Option Plan at any time when the grant would cause the total number of options outstanding under the Employee Option Plan and the Independent Director Option Plan to exceed 10% of our issued and outstanding shares. The exercise price for the Employee Options shall be the greater of (1) $11.00 per share or (2) the fair market value of the shares on the date the Employee Option is granted. A total of 750,000 shares are authorized and reserved for issuance under the Employee Option Plan. The Compensation Committee shall set the term of the Employee Options in its discretion, which shall not exceed ten years. The Compensation Committee shall set the period during which the right to exercise an Employee Option vests. No Employee Option may be issued or exercised, however, if such issuance or exercise would jeopardize our status as a REIT under the Code or otherwise violate the ownership and transfer restrictions imposed under our articles of incorporation. In addition, no Employee Option may be sold, pledged, assigned or transferred by an employee in any manner other than by will or the laws of descent or distribution. As of December 31, 2003 we had not issued any Employee Options.

        In the event that the Compensation Committee determines that any dividend or other distribution, recapitalization, stock split, reorganization, merger, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of our assets, or other similar corporate transaction or event, affects the shares such that an adjustment is determined by the Compensation Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Employee Option Plan or with respect to an Employee Option, then the Compensation Committee shall, in such manner as it may deem equitable, adjust the number and kind of shares or the exercise price with respect to any option.

Limited Liability and Indemnification of Directors, Officers and Others

        Our organizational documents limit the personal liability of our shareholders, directors and officers for monetary damages to the fullest extent permitted under current Maryland Corporation Law. In addition, we have obtained directors and officers liability insurance. Maryland Corporation Law allows directors and officers to be indemnified against judgments, penalties, fines, settlements and expenses actually incurred in a proceeding unless the following can be established:

  •
  An act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  The director or officer actually received an improper personal benefit in money, property or services; or

  •
  With respect to any criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful.

        Any indemnification or any agreement to hold harmless is recoverable only out of our assets and not from the shareholders. Indemnification could reduce the legal remedies available to us and the shareholders against the indemnified individuals, however.

        This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the shareholder's ability to obtain injunctive relief or other equitable remedies for a violation of a director's or an officer's duties to us or our shareholders, although the equitable remedies may not be an effective remedy in some circumstances.

        In spite of the above provisions of Maryland Corporation Law, our articles of incorporation provide that the directors, our advisor and its affiliates will be indemnified by us for losses arising from our operation only if all of the following conditions are met:

  •
  Our directors, our advisor or its affiliates have determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests;

  •
  Our directors, our advisor or its affiliates were acting on our behalf or performing services for us;

  •
  In the case of affiliated directors, our advisor or its affiliates, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification;

  •
  In the case of independent directors, the liability or loss was not the result of gross negligence or willful misconduct by the party seeking indemnification; and

  •
  The indemnification or agreement to hold harmless is recoverable only out of our net assets and not from the shareholders.

        We have agreed to indemnify and hold harmless our advisor and its affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under the Advisory Agreement. As a result, we and our shareholders may be entitled to a more limited right of action than we would otherwise have if these indemnification rights were not included in the Advisory Agreement.

        The general effect to investors of any arrangement under which any of our controlling persons, directors or officers are insured or indemnified against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance. In addition, indemnification could reduce the legal remedies available to Dividend Capital Trust and our shareholders against the officers and directors.

        The Securities and Exchange Commission takes the position that indemnification against liabilities arising under the Securities Act of 1933 is against public policy and unenforceable. Indemnification of the directors, officers, our advisor or its affiliates will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

  •
  There has been a successful adjudication on the merits of each count involving alleged securities law violations;

  •
  Such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

  •
  A court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

        Indemnification will be allowed for settlements and related expenses of lawsuits alleging securities laws violations and for expenses incurred in successfully defending any lawsuits, provided that a court either:

  •
  Approves the settlement and finds that indemnification of the settlement and related costs should be made; or

  •
  Dismisses with prejudice or there is a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and a court approves the indemnification.

The Advisor

        Certain of our officers and directors also actively participate in management of our advisor. Our advisor has certain contractual responsibilities to Dividend Capital Trust and its shareholders pursuant to the Advisory Agreement. Our advisor is managed by:

John A. Blumberg	James D. Cochran	Matthew T. Murphy
James R. Mulvihill	Teresa L. Corral	Michael J. Ruen
Thomas G. Wattles	Matthew R. Holberton	Gregory D. Skirving
Evan H. Zucker	Daryl H. Mechem

        John A. Blumberg, age 44, is a manager of both Dividend Capital Advisors and Dividend Capital Property Management. Mr. Blumberg is a principal of Black Creek Capital, LLC, a Denver-based real estate investment firm which he co-founded in 1993. Mr. Blumberg has been active in real estate acquisition, development and redevelopment activities since 1993 and as of March 31, 2004 with Mr. Zucker and Mr. Mulvihill has overseen directly, or indirectly through affiliated entities, the acquisition, development, redevelopment, financing and sale of approximately 126 real estate projects with an aggregate value in excess of approximately $930 million. Prior to co-founding Black Creek Capital, Mr. Blumberg was president of JJM Investments, which owned 113 shopping center properties in Texas. During the 12 years prior to joining JJM, Mr. Blumberg served in various positions with

Manufacturer's Hanover Real Estate, Inc., Chemical Bank and Chemical Real Estate, Inc., most recently as President of Chemical Real Estate, Inc. and its predecessor company, Manufacturer's Hanover Real Estate, Inc. In this capacity Mr. Blumberg oversaw real estate investment banking, merchant banking and loan syndications. Mr. Blumberg holds a Bachelor's degree from the University of North Carolina at Chapel Hill.

        James R. Mulvihill, age 39, is the Treasurer, Chief Financial Officer and a director of Dividend Capital Trust. Mr. Mulvihill is also a manager of both Dividend Capital Advisors and Dividend Capital Property Management. Mr. Mulvihill is a principal of Black Creek Capital, LLC, a Denver-based real estate investment firm which he co-founded in 1993. He is also a co-founder and Chairman of the Board of Corporate Properties of the Americas ("CPA"). CPA, a joint venture between an affiliate of Black Creek Capital and Equity International Properties (a Sam Zell controlled investment company), is a fully-integrated industrial real estate company that acquires, develops and manages industrial properties throughout Mexico. To date, CPA has developed and or acquired over 7 million square feet of industrial buildings and developed two industrial parks totaling over 500 acres. Mr. Mulvihill has been active in real estate acquisition, development and redevelopment activities since 1992 and as of March 31, 2004 with Mr. Zucker and other affiliates has overseen directly, or indirectly through affiliated entities, the acquisition, development, redevelopment, financing and sale of approximately 126 real estate projects with an aggregate value in excess of approximately $930 million. In 1993 Mr. Mulvihill co-founded American Real Estate Investment Corp. (now known as Keystone Property Trust, NYSE: KTR) which is currently an industrial, office and logistics REIT. Mr. Mulvihill served as its Chairman and as a director from 1993 through 1997 and as a director of Keystone Property Trust from 1997 through 2001. Prior to co-founding Black Creek Capital, Mr. Mulvihill served as Vice President of the Real Estate Banking and Investment Banking Groups of Manufacturer's Hanover and subsequently Chemical Bank, where his responsibilities included real estate syndication efforts, structured debt underwritings and leveraged buyout real estate financings. Mr. Mulvihill holds a Bachelor's degree from Stanford University in Political Science.

        Thomas G. Wattles, age 52, is the Chairman, Chief Investment Officer and a director of Dividend Capital Trust, a manager and Chief Investment Officer of Dividend Capital Advisors and a manager of Dividend Capital Property Management. Mr. Wattles is a principal of Black Creek Capital, LLC which he joined in February 2003. From November 1993 to March 1997, Mr. Wattles served as Co-Chairman and Chief Investment Officer of ProLogis Trust (NYSE: PLD), and served as Chairman between March 1997 and May 1998. Mr. Wattles was a Managing Director of Security Capital Group Incorporated ("Security Capital Group") and was with Security Capital Group in various capacities including Chief Investment Officer from January 1991 to December 2002. Mr. Wattles is a director of Regency Centers Corporation (NYSE: REG) and chairs its Investment Committee. Mr. Wattles holds a Bachelor's degree and an MBA degree from Stanford University.

        Evan H. Zucker, age 38, is the Chief Executive Officer, President, Secretary and a director of Dividend Capital Trust Inc. Mr. Zucker is also a manager of both Dividend Capital Advisors and Dividend Capital Property Management. Mr. Zucker is a principal of Black Creek Capital, LLC, a Denver-based real estate investment firm which he co-founded in 1993. Mr. Zucker has been active in real estate acquisition, development and redevelopment activities since 1989 and as of March 31, 2004 with Mr. Mulvihill and other affiliates has overseen directly, or indirectly through affiliated entities, the acquisition, development, redevelopment, financing and sale of approximately 126 real estate projects with an aggregate value in excess of approximately $930 million. In 1993 Mr. Zucker co-founded American Real Estate Investment Corp. (now known as Keystone Property Trust, NYSE: KTR), which is currently an industrial, office and logistics REIT. Mr. Zucker served as the President and as a director of American Real Estate Investment Corp. from 1993 through 1997 and as a director of Keystone Property Trust from 1997 through 1999. Mr. Zucker graduated from Stanford University with a Bachelor's degree in Economics.

        James D. Cochran, age 43, is the Managing Director of our advisor, and is responsible for acquisitions. He has 20 years of experience in real estate. He most recently spent 10 years with ProLogis where he was a member of the Investment Committee and served as a member of the Board of Directors and Executive Committee for Macquarie ProLogis Trust, a publicly traded listed property trust in Australia. At ProLogis, Mr. Cochran held various positions including acquisition officer, market officer responsible for operations and development in Denver and Kansas City, head of the national acquisition and sales group, and capital markets where he raised private equity for joint ventures in North America. Prior to joining ProLogis, Mr. Cochran worked at TCW Realty Advisors where he held acquisition and leasing positions with a focus on industrial product. Mr. Cochran also worked for Economics Research Associates where he performed market and financial feasibility studies for a variety of development projects. Mr. Cochran has a B.A. from the University of California, Davis and a M.B.A. from The Anderson School at UCLA.

        Teresa L. Corral, age 39, is the Vice President and Chief Due Diligence Officer of our advisor. Ms. Corral has been active in acquisition and development due diligence, underwriting, transaction closings for institutional real estate since 1987. Prior to joining our advisor in May 2003, Ms. Corral served in various positions with Clayton, Williams, and Sherwood, Inc. and its affiliates, including CWS Communities Trust, a private REIT whose majority shareholder is affiliated with Security Capital Group and JPI, a privately owned multi-family real estate investment company. Ms. Corral holds a Bachelor's degree in business administration and economics from St. Mary's College of California.

        Matthew R. Holberton, age 31, is the Vice President of Real Estate Finance of our advisor and our property manager. Mr. Holberton has been active in investment banking, mergers and acquisitions, capital raising and structured financings for corporate clients since 1994. Prior to joining our advisor in June 2002, Mr. Holberton served in various positions with Merrill Lynch, most recently as an investment banker in the Real Estate Investment Banking Group. Mr. Holberton also served as an investment banker in the Structured Finance Group of Merrill Lynch. Prior to joining Merrill Lynch's Structured Finance Group, Mr. Holberton was an investment banker in the Asset Finance Group of Citicorp Securities, Inc. Mr. Holberton holds a Bachelor's degree from Bucknell University and an MBA from Columbia University's Graduate School of Business.

        Daryl H. Mechem, CCIM, age 43, is the Senior Vice President of our advisor, and is responsible for operations. Prior to joining us, Mr. Mechem was most recently a Senior Vice President and Regional Director for Prologis where he had overall responsibilities for the day-to-day real estate operations in the Mid-Atlantic region which encompassed over 43 million square feet in 8 markets (Chicago, Cincinnati, Columbus, Indianapolis, Louisville, New Jersey, Pennsylvania, and St. Louis). Mr. Mechem joined Prologis in May 1995 as a Marketing Representative in the Houston market, was promoted to Vice President Market Officer in November of 1999, First Vice President in 2001 and Senior Vice President January of 2003.

        Matthew T. Murphy, age 39, is the Vice President of Finance and Controller of our advisor and our property manager. Mr. Murphy has been active in the accounting functions in connection with real estate companies since 1989. Prior to joining our advisor in May 2003, Mr. Murphy was a Vice President and Controller of Pritzker Residential, LLC, a privately-owned, fully-integrated multi-family real estate investment company. Prior to joining Pritzker, Mr. Murphy served in various positions with Security Capital Group and its affiliates, including Archstone-Smith Trust and ProLogis Trust. Prior to joining Security Capital Group, Mr. Murphy was a staff accountant with Coopers and Lybrand. Mr. Murphy holds a Bachelor's degree in Accounting from Colorado State University.

        Michael J. Ruen, age 37, is the Vice President and Regional Director of Acquisitions of our advisor. He has 15 years of experience in real estate and most recently spent 9 years with ProLogis in various positions. At ProLogis, Mr. Ruen was a First Vice President and Market Officer with responsibility over development, acquisition and portfolio operations for the state of Tennessee. Prior to that, he had similar responsibilities for Denver, Birmingham and Chattanooga after managing the leasing and marketing activities for Atlanta. Prior to joining ProLogis, Mr. Ruen was with CB Richard Ellis-Atlanta and responsible for various institutional account activities including general brokerage. Mr. Ruen has a BS from the University of Alabama and an MBA from Georgia State University.

        Gregory D. Skirving, age 56, is the Vice President and Regional Director of Acquisitions of our advisor, and is responsible for identifying and advising on investment opportunities in the central and eastern United States. He has been directly involved in industrial real estate for over 25 years. From 1998 to 2003, Mr. Skirving was Vice President and Global Services Officer for ProLogis (NYSE: PLD). Mr. Skirving served as Senior Vice President and Global Services Officer for Meridian Industrial Trust from 1996 to 1998, when Meridian was acquired by ProLogis. From 1990 to 1996, Mr. Skirving was Executive Vice President and Partner with Trammell Crow Corporate Services, where he led TCC's entry into their corporate real estate outsourcing services platform. From 1982 to 1990, Mr. Skirving was Partner and Chief Operating Officer for Reynolds Properties, a Denver based developer of suburban office and industrial buildings, and planned business parks. Mr. Skirving graduated from Arizona State University with a Bachelor of Science Degree in Economics.

The Advisory Agreement

        Many of the services to be performed by our advisor in managing our day-to-day activities are summarized below. This summary is provided to illustrate the material functions which our advisor performs for us and it is not intended to include all of the services which may be provided to us by third parties. Under the terms of the Advisory Agreement, our advisor undertakes to use its best efforts to present to us investment opportunities consistent with our investment policies and objectives as adopted by the board of directors. In its performance of this undertaking, our advisor, either directly or indirectly by engaging an affiliate other than our property manager, shall, subject to the authority of the board:

  •
  Find, present and recommend to us real estate investment opportunities consistent with our investment policies and objectives;

  •
  Structure the terms and conditions of transactions pursuant to which acquisitions of properties will be made;

  •
  Acquire properties on our behalf in compliance with our investment objectives and policies;

  •
  Arrange for financing and refinancing of properties;

  •
  Enter into leases and service contracts for the properties acquired; and

  •
  Evaluate, recommend to the board and, at the direction of the Board, execute suitable strategies for providing our shareholders the opportunity to liquidate their ownership of our common stock, whether as a result of the listing of our shares, the merger or sale of the Company, the sale of any or all properties, or otherwise.

        The term of the current Advisory Agreement ends on February 25, 2005 subject to renewals by our board of directors for an unlimited number of successive one-year periods. The Advisory Agreement may be terminated:

  •
  Immediately by us for "cause," or upon the bankruptcy of our advisor, or upon a material breach of the Advisory Agreement by our advisor;

  •
  Without cause by a majority of our independent directors or a majority of all our directors upon 60 days' written notice; or

  •
  Without "cause" by our advisor upon 60 days' written notice.

        "Cause" is defined in the Advisory Agreement to mean fraud, criminal conduct, willful misconduct or willful or negligent breach of fiduciary duty by our advisor or a breach of the Advisory Agreement by our advisor.

        Our advisor and its affiliates expect to engage in other business ventures and, as a result, their resources will not be dedicated exclusively to our business. However, pursuant to the Advisory Agreement, our advisor must devote sufficient resources to our business operations to discharge its obligations. Our advisor may assign the Advisory Agreement to an affiliate other than our property manager upon approval of a majority of our independent directors. Our advisor may not make any acquisition of property or financing of such acquisition on our behalf without the prior approval of a majority of our independent directors or, in certain instances, of our board's investment committee which is composed of a majority of independent directors. The actual terms and conditions of transactions involving investments in properties shall be determined in the sole discretion of our advisor, subject at all times to such board approval.

        We will reimburse our advisor for all of the costs it incurs in connection with the services it provides to us, including, but not limited to:

  •
  Organization and offering expenses in an amount up to 2.0% of future gross offering proceeds, which include but are not limited to actual legal, accounting, printing and expenses attributable to organizing Dividend Capital Trust, preparing the Securities and Exchange Commission registration statement, qualification of the shares for sale in the states and filing fees incurred by our advisor, as well as reimbursements for marketing, salaries and direct expenses of its employees while engaged in registering and marketing the shares, other than selling commissions and the dealer manager fee;

  •
  The annual cost of goods and materials used by us and obtained from entities not affiliated with our advisor, including brokerage fees paid in connection with the purchase and sale of our properties;

  •
  Administrative services including personnel costs; provided, however, that no reimbursement shall be made for costs of personnel to the extent that personnel are used in transactions for which our advisor receives a separate fee; and

  •
  Acquisition expenses, which are defined to include expenses related to the selection and acquisition of properties, at the lesser of actual cost or 90% of competitive rates charged by unaffiliated persons providing similar services.

        Our advisor must reimburse us at least quarterly for reimbursements paid to our advisor in any four consecutive fiscal quarters to the extent that such reimbursements cause operating expenses to exceed the greater of (1) 2% of our average invested assets, which generally consists of the average book value of our real estate properties before reserves for depreciation, or (2) 25% of our net income, which is defined as our total revenues less total expenses for any given period excluding reserves for depreciation and bad debt. Such operating expenses do not include amounts payable out of capital contributions which may be capitalized for tax and /or accounting purposes such as the acquisition and advisory fees payable to our advisor. To the extent that operating expenses payable or reimbursable by us exceed this limit and the independent directors determine that the excess expenses were justified based on unusual and nonrecurring factors which they deem sufficient, our advisor may be reimbursed in future years for the full amount of the excess expenses, or any portion thereof, but only to the extent the reimbursement would not cause our operating expenses to exceed the limitation in any year. Within 60 days after the end of any of our fiscal quarters for which total operating expenses for the four consecutive fiscal quarters then ended exceed the limitation, there shall be sent to the shareholders a written disclosure, together with an explanation of the factors the independent directors considered in arriving at the conclusion that the excess expenses were justified.

        Our advisor and its affiliates will be paid fees in connection with services provided to us. (See "Management—Management Compensation"). In the event the Advisory Agreement is terminated, our advisor will be paid all accrued and unpaid fees and expense reimbursements, and any subordinated fees earned prior to the termination. We will not reimburse our advisor or its affiliates for services for which our advisor or its affiliates are entitled to compensation in the form of a separate fee.

Holdings of Common Stock and Partnership Units

        Our advisor currently owns 20,000 limited partnership units of our operating partnership, for which it contributed $200,000. Our advisor may not sell any of these units during the period it serves as our advisor. Dividend Capital Trust, which serves as the general partner of our operating partnership, currently owns 200 general partnership units for which it contributed $2,000. Dividend Capital Trust, as of December 31, 2003, owned approximately 12,470,400 limited partnership units or 99.9% of our operating partnership. The parent of our advisor owns all of the Special Units, for which it contributed $1,000. An affiliate of our advisor also owns 200 shares of Dividend Capital Trust, which it acquired upon the initial formation of Dividend Capital Trust. The resale of any shares by our affiliates is subject to the provisions of Rule 144 promulgated under the Securities Act of 1933, which rule limits the number of shares that may be sold at any one time and the manner of such resale. Although our advisor and its affiliates generally are not prohibited from acquiring our common stock, our advisor has no options or warrants to acquire shares and has no current plans to acquire shares. The affiliate of our advisor which owns outstanding shares has agreed to abstain from voting any shares it now owns or hereafter acquires in any vote for the election of directors or any vote regarding the approval or termination of any contract with our advisor or any of its affiliates.

Affiliated Companies

Property Manager

        As of December 31, 2003, all of our properties were managed by third party property managers. However, in the future some or all of our properties may be managed and leased by Dividend Capital Management Company LLC. Our property manager is an affiliate of our advisor. Our property manager is currently managed and directed by John A. Blumberg, James R. Mulvihill, Thomas G. Wattles and Evan H. Zucker. (See the "Conflicts of Interest" section of this prospectus). The backgrounds of Messrs. Blumberg, Mulvihill, Wattles and Zucker are described above in the "Management—Our advisor" section of this prospectus.

        Our property manager was organized in April 2002 to provide leasing and management services. For properties managed by our property manager we will pay our property manager property management and leasing fees not exceeding the lesser of: (A) 3.0% of gross revenues or (B) 0.6% of the net asset value of the properties (excluding vacant properties) managed, calculated on an annual basis. For purposes of this calculation, net asset value shall be defined as (1) the aggregate of the fair market value of all properties managed by our property manager (excluding vacant properties), minus (2) our aggregate outstanding debt associated with the managed properties (excluding debts having maturities of one year or less). In addition, we may pay our property manager a separate fee for the one-time initial rent-up or leasing-up of newly constructed properties in an amount not to exceed the fee customarily charged in arm's length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area (which may in certain markets be equal to the first month's rent).

        In the event our property manager assists a tenant with tenant improvements, a separate fee may be charged to the tenant and paid by the tenant. This fee will not exceed 5% of the cost of the tenant improvements. Our property manager will only provide these services if the provision of the services does not cause any of our income from the applicable property to be treated as other than rents from real property for purposes of the applicable REIT requirements described in the "Federal Income Tax Considerations" section of this prospectus.

        Our property manager will derive all of its income from the property management and leasing services it performs for us. Our property manager may hire, direct and establish policies for employees who will have direct responsibility for the operations of each property managed, which may include but not be limited to on-site managers and building and maintenance personnel. Certain employees of our property manager may be employed on a part-time basis and may also be employed by our advisor, Dealer Manager or certain companies affiliated with them. Our property manager may also direct the purchase of equipment and supplies and will supervise all maintenance activity. The management fees to be paid to our property manager will cover, without additional expense to us, all of our property manager's general overhead costs.

        The principal office of our property manager is located at 518 17th Street, Suite 1700, Denver, Colorado 80202. Generally, if our property manager is not engaged to manage our properties, we will employ unaffiliated third party property managers to perform the day-to-day property management tasks.

Dealer Manager

        Dividend Capital Securities LLC, our dealer manager, is a member firm of the National Association of Securities Dealers, Inc. ("NASD"). Our dealer manager was organized in December 2001 for the purpose of participating in and facilitating the distribution of our common stock. Dividend Capital Securities acted as the dealer manager for the initial offering of our common stock and acts as the dealer manager for the offering by our operating partnership of its limited partnership units. Prior to these offerings, Dividend Capital Securities had not participated in any private or public securities transactions.

        Our dealer manager will provide certain sales, promotional and marketing services to Dividend Capital Trust in connection with the distribution of the shares offered pursuant to this prospectus. It may, but does not currently expect to, sell a limited number of shares at the retail level. (See "Plan of Distribution" and "Management—Management Compensation").

        Our dealer manager is an affiliate of both our advisor and our property manager (See "Conflicts of Interest"). The Dealer Manger is managed by:

    Thomas I. Florence
    Frank Gaffney
    Thomas E. Pellowe
    Mark D. Quam

        Thomas I. Florence, age 41, is President of our dealer manager which he joined in July of 2003. Mr. Florence has over 18 years of experience in the financial services industry. Prior to joining our dealer manager he was a Managing Director at Morningstar Inc. with oversight responsibility of the 800 person company operating in 13 countries. In addition, he founded and was President of Morningstar Investment Services, an investment advisory firm managing portfolios for the clients of investment advisors. Prior to Morningstar, Mr. Florence was a Senior Vice President at Pilgrim Baxter and Associates responsible for managing a distribution organization with over $25 billion in assets under management. Prior to Pilgrim Baxter, he held management positions at Fidelity Investments. Mr. Florence holds a Bachelor's degree from the Pennsylvania State University and is a graduate of

Northwestern University's Kellogg Management Institute. In addition, he is a licensed principal with the NASD.

        Frank Gaffney, age 39, is Senior Vice President and Director of Operations of our dealer manager. Prior to joining our dealer manager, Mr. Gaffney worked at Founders Asset Management as Senior Vice President of Operations where he was responsible for a variety of functions including portfolio accounting, information technology, its transfer agency and shareholder services. Mr. Gaffney has been active in the financial services industry since 1992. Mr. Gaffney holds a MBA and a BA in psychology from the State University of New York at Albany.

        Thomas E. Pellowe, age 34, is Senior Vice President and Director of National Accounts of our dealer manager. Mr. Pellowe has been active in the financial services industry since 1990. Prior to joining our dealer manager, Mr. Pellowe served in various positions with INVESCO Funds Group, most recently as Vice President, National Accounts Manager, where he was responsible for all distribution and strategic relationships in the broker-dealer intermediary marketplace. Mr. Pellowe holds a Bachelor's degree in Economics and Finance from Bentley College.

        Mark D. Quam, age 33, is Managing Principal, Senior Vice President and National Sales Manager of our dealer manager. Prior to joining our dealer manager, Mr. Quam served as Director of Capital Markets for Black Creek Capital. Mr. Quam has also been active in real estate development as a Director of Construction and Project Management for CB Richard Ellis. Additionally, Mr. Quam participated in the development of several master planned residential communities while working with the Writer Corporation as Project Manager. Combined, Mr. Quam participated in the oversight of over 2 million square feet of construction and development. Previously Mr. Quam was an Investment Advisor for Dain Bosworth (now RBC Dain Rauscher). Mr. Quam holds an MBA in Real Estate and Construction from the University of Denver and a B.A. in Finance from the University of Arizona.

Management Decisions

        John Blumberg, James Mulvihill, Thomas Wattles and Evan Zucker will have control and primary responsibility for the management decisions of our advisor and certain of its affiliates, including the selection of investment properties to be recommended to our board of directors, the negotiations for these investments, and the property management and leasing of these properties. Our advisor will attempt to invest in commercial real estate properties, consisting primarily of high-quality industrial buildings net leased to creditworthy corporate tenants.

Management Compensation

        The sections below summarize and disclose all of the compensation and fees, including reimbursement of expenses, to be paid by Dividend Capital Trust to our advisor, our property manager and our dealer manager. Our advisor and our property manager are controlled by Messrs. Blumberg, Mulvihill, Wattles, Zucker and our dealer manager is controlled by Messrs. Florence and Quam. The estimated maximum dollar amount of each fee assumes the sale of 30,000,000 shares to the public and the sale of 10,000,000 shares pursuant to our distribution reinvestment plan. The sections below also summarize the amounts distributable with respect to the Special Units in our operating partnership that have been issued to Dividend Capital Advisors Group LLC, the parent of our advisor.

Organizational and Offering Stage

Sales Commissions

  •
  Payable to our dealer manager

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  Estimated maximum amount of $18,000,000

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  A sales commission of up to 6.0% of gross offering proceeds (all or substantially all of which we expect to be re-allowed or paid to participating broker-dealers).

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  An up-front, one time service fee of up to 1.0% of the shares issued pursuant to our Distribution Reinvestment Plan, all of which may be re-allowed to participating broker-dealers.

Dealer Manager Fee

  •
  Payable to our dealer manager

  •
  Estimated maximum amount of $7,000,000

  •
  Up to 2.0% of gross offering proceeds. Our dealer manager, in its sole discretion, may re-allow a portion of its dealer manager fee of up to 1.0% of the gross offering proceeds to be paid to such participating broker-dealers as a marketing fee and due diligence expense reimbursement, based on such factors as the volume of shares sold by such participating broker-dealers, marketing support and bona fide conference fees incurred.

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  Servicing fee up to 1% of the undiscounted selling price of the shares issued pursuant to our distribution reinvestment plan.

Reimbursement of Organization and Offering Expenses

  •
  Payable to our advisor or its affiliates

  •
  Estimated maximum amount of $6,000,000

  •
  Up to 2.0% of aggregate gross offering proceeds. All organization and offering expenses (excluding selling commissions and the dealer manager fee) that are advanced by our advisor or its affiliates will be reimbursed by Dividend Capital Trust based on the amount of gross offering proceeds.

Acquisition and Development Stage

Acquisition Fees

  •
  Payable to our advisor or its affiliates

  •
  Estimated maximum amount of $7,208,190 in connection with this offering (assumes that 40,000,000 shares are sold in this offering, that approximately $360,409,500 of net offering proceeds and equal debt financing are used to purchase properties and that we do not acquire properties with cash provided by operating activities, issuing new shares or limited partnership interests, which would increase the acquisition and advisory fees).

  •
  Up to 1.0% of the aggregate purchase price of properties for the review and evaluation of such acquisitions. Includes the acquisition of a specific property or the acquisition of a portfolio of properties through a purchase of assets, merger or similar transaction (subject to the restrictions described below in the "Description of Securities-Restrictions on Roll-Up Transactions" section of this prospectus).

Operational Stage

Asset Management Fee

  •
  Payable to our advisor or its affiliates

  •
  Estimated annual maximum amount of $5,406,143 in connection with this offering (assumes total net offering proceeds of $360.4 million and equal debt financing are used to acquire properties)

  •
  Up to 0.75% annually of the gross assets (before non-cash reserves and depreciation) in excess of $170 million (including assets acquired prior to the commencement of this offering). Actual asset management fees will be determined in accordance with the Advisory Agreement based upon the actual value of assets acquired.

Property Management and Leasing Fee

  •
  Payable to our property manager

  •
  Maximum amount will depend on operations

  •
  For the management and leasing of our properties, we may pay our property manager property management and leasing fees equal to up to 3.0% of gross revenues with respect to each property (or such other percentage of gross revenues that we consider reasonable, taking into account the going rate of compensation for managing similar properties in the same locality, the services rendered and other relevant factors); provided, however, that aggregate property management and leasing fees payable to our property manager may not exceed the lesser of: (A) 3.0% of gross revenues, or (B) 0.6% of the net asset value of the properties (excluding vacant properties) owned by Dividend Capital Trust, calculated on an annual basis. For purposes of this calculation, net asset value shall be defined as (1) the aggregate of the fair market value of all properties owned by Dividend Capital Trust (excluding vacant properties), minus (2) the aggregate outstanding debt of Dividend Capital Trust (excluding debts having maturities of one year or less). In addition, we may pay our property manager a separate fee for the one-time initial rent-up or leasing-up of newly constructed properties in an amount not to exceed the fee customarily charged in arm's length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area (which may in certain markets be equal to the first month's rent).

Real Estate Commissions

  •
  Payable to our advisor or its affiliates

  •
  Maximum amount will depend on property sales

  •
  In connection with the sale of properties (which shall include the sale of a specific property or the sale of a portfolio of properties through a sale of assets, merger or similar transaction), an amount equal to 50% of the brokerage commission paid; provided that 50% of such commission may not exceed 3% of the contract price of each property sold; provided further that the total amount of brokerage commission paid on the sale of any property may not exceed the lesser of the reasonable, customary and competitive total real estate brokerage commissions that would be paid for the sale of a comparable property in light of the size, type and location of the property, and an amount equal to 6% of the contract price of the property sold. The payment of these fees will be deferred until investors have received cumulative distributions equal to their capital contributions plus a 7% cumulative non-compounded annual return on their net contributions.

Footnote to Management Compensation:

(1)
If the Advisory Agreement is terminated, then the properties owned by Dividend Capital Trust will be appraised and any deferred real estate commissions shall be deemed to have been earned to the extent the appraised value of the properties plus total distributions paid to investors exceeds 100% of their net capital contributions plus a pre-tax 7% cumulative non-compounded annual return on their gross capital contributions. Any such deferred real estate commissions shall be promptly paid to our advisor after termination of the Advisory Agreement.

Special Units in our operating partnership

  •
  Held by Dividend Capital Advisors Group LLC, the parent of our advisor.

  •
  Amounts distributable with respect to the Special Units prior to redemption of the Special Units will depend on operations and the amount of net sales proceeds from property dispositions. The amount distributable with respect to the Special Units upon their redemption normally will depend on amounts previously distributed to other partners and the net value of our operating partnership's assets.

  •
  In general, the holder of the Special Units will be entitled to receive 15% of specified distributions made after other partners, including Dividend Capital Trust, have received, in aggregate, cumulative distributions equal to their capital contributions plus a pre-tax 7% cumulative non-compounded annual return on their net contributions. After we and our operating partnership investors, other than the holder of the Special Units, have received, in aggregate, cumulative distributions from operating income, sales proceeds or other sources equal to their capital contributions plus a 7% cumulative non-compounded annual return on their net contributions, the holder of the Special Units will receive 15% of the net sales proceeds received by our operating partnership on the dispositions of its assets and dispositions of real property held by joint ventures or partnerships in which our operating partnership owns an interest. It is possible that certain of our shareholders would receive more or less than the 7% cumulative non-compounded annual return on their net contributions described above prior to the commencement of distributions to the Special Units holder.

  •
  The Special Units will be redeemed by our operating partnership for cash upon the earlier of the listing of our common stock or the occurrence of specified events that result in a termination or non-renewal of the Advisory Agreement. If the Advisory Agreement is terminated by us for cause, the redemption price will be $1. Upon the listing of our common stock or the termination or non-renewal of the Advisory Agreement by our advisor for "good reason" or by the general partner of our operating partnership other than for "cause" (each as defined in the Advisory Agreement) or in connection with a transaction involving us pursuant to which a majority of our directors are replaced or removed, the redemption price will be the amount that would have been distributed with respect to the Special Units in accordance with the preceding paragraph if our operating partnership sold all of its assets for their then fair market values (as determined by an appraisal of our operating partnership's investments in the case of a termination or non-renewal of the Advisory Agreement), paid all of its liabilities and distributed any remaining amount to partners in liquidation of our operating partnership.

Neither our advisor nor any of its affiliates will be entitled to receive any other form of distribution or incentive compensation. Dividend Capital Trust may not reimburse any entity for operating expenses in that would cause operating expenses to be in excess of the greater of 2% of our average invested assets or 25% of our net income for the year. Operating Expenses for these purposes include aggregate expenses of every character paid or incurred by Dividend Capital Trust other than the expenses of raising capital (such as organizational and offering expenses), interest payments, taxes, non-cash expenditures such as depreciation and amortization, property acquisition fees and property acquisition expenses.

        As of the date of this prospectus, there is no contractual agreement between us and the advisor with respect to the advisory fee structure or other arrangements in the event the shares become listed on a national securities exchange or traded on an over-the-counter market. The independent directors of our board of directors are considering entering into an agreement with the advisor whereby in the event our common stock is approved for listing, we would have the option to acquire the advisor for a price to be based on a fixed valuation formula. Any such contract would have to be approved by our board, including a majority of the independent directors. We cannot assure you that any such contract will be entered into or what the terms of such contract will be.

        In the event the board does not enter into such contract, if at any time the shares become listed on a national securities exchange or traded on an over-the-counter market, we will negotiate in good faith with our advisor a fee structure appropriate for an entity with a perpetual life. Our articles of incorporation requires that a majority of the independent directors must approve any new fee structure negotiated with our advisor. In negotiating a new fee structure, the independent directors shall consider all of the factors they deem relevant, including but not limited to:

  •
  The size of the advisory fee in relation to the size, composition and profitability of our portfolio;

  •
  The success of our advisor in generating opportunities that meet our investment objectives;

  •
  The rates charged to other REITs and to investors other than REITs by advisors performing similar services;

  •
  Additional revenues realized by our advisor and its affiliates through their relationships with us;

  •
  The quality and extent of service and advice furnished by our advisor;

  •
  The performance of our investment portfolio, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and

  •
  The quality of our portfolio in relationship to the investments generated by our advisor or its affiliates for the account of other clients.

        The board, including a majority of the independent directors, may not approve a new fee structure that is, in its judgment, more favorable to our advisor than the current fee structure.

        Our advisor and its affiliates will also be reimbursed only for the actual cost of goods, services and materials used for or by Dividend Capital Trust. Our advisor may be reimbursed for the administrative services necessary to the prudent operation of Dividend Capital Trust provided that the reimbursement shall be at the lower of our advisor's actual cost or the amount Dividend Capital Trust would be required to pay to independent parties for comparable administrative services in the same geographic location. We will not reimburse our advisor or its affiliates for services for which they are entitled to compensation by way of a separate fee.

        Since our advisor and its affiliates are entitled to different levels of compensation for undertaking different transactions on behalf of Dividend Capital Trust (such as the property management fees for operating the properties and the acquisition and advisory fees), our advisor has the ability to affect the nature of the compensation it receives by undertaking different transactions. However, our advisor is obligated to exercise good faith and integrity in all its dealings with respect to our affairs pursuant to the Advisory Agreement. (See "Management—The Advisory Agreement"). Because these fees or expenses are payable only with respect to certain transactions or services, they may not be recovered by our advisor or its affiliates by reclassifying them under a different category.

CONFLICTS OF INTEREST

        We are subject to various conflicts of interest arising out of our relationship with our advisor and its affiliates, including conflicts related to the compensation arrangements between our advisor and its affiliates and Dividend Capital Trust (see "Management—Management Compensation") and conflicts related to the interests in our operating partnership held by our advisor and its parent. (See "The Partnership Agreement"). The independent directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise and will have a fiduciary obligation to act on behalf of the shareholders. These conflicts include, but are not limited to, the following:

Interests in Other Real Estate Programs

        Other than its activities related to its status as advisor to Dividend Capital Trust, our advisor presently has no interest in other real estate programs. Certain affiliates of our advisor are presently, and plan in the future to continue to be, involved with real estate programs and activities which are unrelated to Dividend Capital Trust. Present activities of these affiliates generally include investments in the ownership, acquisition, development and management of industrial and retail properties located in various markets in Mexico, the ownership, acquisition, development and management of multifamily, condominium, golf and residential community properties primarily located in the Denver, Colorado and New York metropolitan areas and the ownership and management of various other real estate assets primarily located in Denver, Colorado. Affiliates of our advisor are not presently involved in any real estate activities related to the acquisition, development or management of industrial properties located in the United States.

Other Activities of our Advisor and its Affiliates

        Certain affiliates of our advisor are presently, and plan in the future to continue to be, involved in non-real estate activities. These activities presently include the ownership, management and operation of CapEx, LP a $60 million private equity and mezzanine debt fund which invests in and provides capital to non-real estate operating companies, as well as the direct ownership, management and operation of various other non-real estate operating companies.

Competition

        Conflicts of interest will exist to the extent that we may acquire properties in the same geographic areas where properties owned by other programs affiliated with our advisor are located. In such a case, a conflict could arise in the leasing of properties in the event that Dividend Capital Trust and a related entity were to compete for the same tenants in negotiating leases, or a conflict could arise in connection with the resale of properties in the event that Dividend Capital Trust and a related entity were to attempt to sell similar properties at the same time. (See "Risk Factors—Investment Risks"). Conflicts of interest may also exist at such time as Dividend Capital Trust or our affiliates managing property on our behalf seek to employ developers, contractors or building managers. Our advisor will seek to reduce conflicts relating to the employment of developers, contractors or building managers by making prospective employees aware of all such properties seeking to employ such persons. In addition, our advisor will seek to reduce conflicts which may arise with respect to properties available for sale or rent by making prospective purchasers or tenants aware of all such properties. However, these conflicts cannot be fully avoided in that our advisor may establish differing compensation arrangements for employees at different properties or differing terms for re-sales or leasing of the various properties.

        The following chart shows the ownership structure of the various Dividend Capital entities that are affiliated with our advisor. Dividend Capital Securities Group LLP, Dividend Capital Management Group LLC and Dividend Capital Advisors Group LLC are presently each majority owned and controlled by John Blumberg, Thomas Florence, James Mulvihill, Mark Quam, Thomas Wattles, Evan Zucker and their affiliates. Dividend Capital Advisors Group LLC and Dividend Capital Management

Group LLC have issued and may further issue equity interests or derivatives thereof to certain of their employees or other unaffiliated individuals, consultants or other parties. However, none of such transactions are expected to result in a change in control of these entities.

Affiliated Dealer Manager

        Since our dealer manager is an affiliate of our advisor, we will not have the benefit of an independent due diligence review and investigation of the type normally performed by an unaffiliated, independent underwriter in connection with the offering of securities. (See "Plan of Distribution").

Affiliated Property Manager

        Our property manager is affiliated with our advisor and a number of the members and managers of our advisor and our property manager may overlap. As a result, we might not always have the benefit of independent property management to the same extent as if our advisor and our property manager were unaffiliated and did not share any employees or managers. (See "Management—Affiliated Companies").

Lack of Separate Representation

        Clifford Chance US LLP serves as securities counsel to Dividend Capital Trust, our advisor, our dealer manager and our property manager in connection with this offering and may continue to do so in the future. Clifford Chance US LLP also serves as counsel to certain affiliates of our advisor in matters unrelated to this offering. Moye Giles, LLP serves as special securities counsel to Dividend Capital Trust, our advisor and our dealer manager in connection with this offering and may continue to do so in the future. Skadden, Arps, Slate, Meagher & Flom LLP serves as special tax counsel to Dividend Capital Trust. Skadden, Arps, Slate, Meagher & Flom LLP has also served as counsel to certain affiliates of our advisor in matters unrelated to this offering. There is a possibility that in the future the interests of the various parties may become adverse. In the event that a dispute were to arise between Dividend Capital Trust and our advisor, our dealer manager, our property manager or any of their affiliates, separate counsel for such parties would be retained as and when appropriate.

Joint Ventures with Affiliates of our Advisor

        Subject to approval by our board of directors and the separate approval of our independent directors, we may enter into joint ventures or other arrangements with third parties, including affiliates of our advisor, to acquire and own properties. (See "Investment Objectives and Criteria—Joint Venture Investments"). Our advisor and its affiliates may have conflicts of interest in determining which of such entities should enter into any particular joint venture agreement. The venture partner may have economic or business interests or goals which are or which may become inconsistent with our business interests or goals. In addition, should any such joint venture be consummated, our advisor may face a conflict in structuring the terms of the relationship between our interests and the interest of the affiliated venture partner and in managing the joint venture. Since our advisor will make investment decisions on behalf of Dividend Capital Trust, agreements and transactions between our advisor's affiliates and us as venture partners with respect to any such joint venture will not have the benefit of arm's length negotiation of the type normally conducted between unrelated parties. (See "Risk Factors—Investment Risks").

Fees and Other Compensation to our Advisor

        A transaction involving the purchase and sale of properties may result in the receipt of commissions, fees and other compensation by our advisor and its affiliates and partnership distributions to our advisor and its affiliates, including acquisition and advisory fees, the dealer manager fee, property management and leasing fees, real estate brokerage commissions, and participation in non-liquidating net sale proceeds. However, certain fees and distributions (but not expense reimbursements) payable to our advisor and its affiliates relating to the sale of properties are subordinated to the return to the shareholders or partners of our operating partnership of their capital contributions plus cumulative non-compounded annual returns on such capital. Subject to oversight by the board of directors, our advisor has considerable discretion with respect to all decisions relating to the terms and timing of all transactions. Therefore, our advisor may have conflicts of interest concerning certain actions taken on our behalf, particularly due to the fact that such fees and other amounts will generally be payable to our advisor and its affiliates regardless of the quality of the properties acquired or the services provided to Dividend Capital Trust. (See "Management—Management Compensation" and "The Partnership Agreement").

        Every transaction we enter into with our advisor or its affiliates is subject to an inherent conflict of interest. The board may encounter conflicts of interest in enforcing our rights against any affiliate in the event of a default by or disagreement with an affiliate or in invoking powers, rights or options pursuant to any agreement between us and any affiliate. A majority of the independent directors who are otherwise disinterested in the transaction must approve each transaction between us and our advisor or any of its affiliates as being fair and reasonable to us and on terms and conditions no less favorable to us than those available from unaffiliated third parties.

Certain Conflict Resolution Procedures

        In order to reduce or eliminate certain potential conflicts of interest, our articles of incorporation contain a number of restrictions relating to (1) transactions we enter into with our advisor and its affiliates, (2) certain future offerings, and (3) allocation of properties among affiliated entities. These restrictions include, among others, the following:

  •
  We will not accept goods or services from our advisor or its affiliates or any directors unless a majority of the directors not otherwise interested in the transactions (including a majority of the independent directors) approve such transactions as fair and reasonable to Dividend Capital Trust and on terms and conditions not less favorable to Dividend Capital Trust than those available from unaffiliated third parties.

  •
  We will not purchase or lease properties in which our advisor or its affiliates has an interest without a determination by a majority of the directors not otherwise interested in the transactions (including a majority of the independent directors) that such transaction is competitive and commercially reasonable to Dividend Capital Trust. Further, in no event will we acquire any such property at an amount in excess of its appraised value. We will not sell or lease properties to our advisor or its affiliates or to our directors unless a majority of the directors not otherwise interested in the transactions (including a majority of the independent directors) determine the transaction is fair and reasonable to Dividend Capital Trust.

  •
  We will not make any loans to our advisor or its affiliates or to our directors. In addition, our advisor and its affiliates will not make loans to us or to joint ventures in which we are a venture partner for the purpose of acquiring properties. Any loans made to us by our advisor or its affiliates or to our directors for other purposes must be approved by a majority of the directors not otherwise interested in the transaction (including a majority of the independent directors), as fair, competitive and commercially reasonable, and no less favorable to Dividend Capital Trust than comparable loans between unaffiliated parties. Our advisor and its affiliates shall be entitled to reimbursement, at cost, for actual expenses incurred by them on behalf of Dividend Capital Trust or joint ventures in which we are a joint venture partner, subject to the limitation on reimbursement of operating expenses to the extent that they exceed the greater of 2% of our average invested assets or 25% of our net income, as described in the "Management—The Advisory Agreement" section of this prospectus.

  •
  In the event that an investment opportunity becomes available which, in the discretion of our advisor, is suitable, under all of the factors considered by our advisor, for Dividend Capital Trust, then our advisor shall present the opportunity to the board of directors of Dividend Capital Trust. In determining whether or not an investment opportunity is suitable for more than one program, our advisor, subject to approval by the board of directors, shall examine, among others, the following factors as they relate to Dividend Capital Trust and each other program:

  •
  The cash requirements of each program;

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  The effect of the acquisition both on diversification of each program's investments by type of commercial property and geographic area, and on diversification of the tenants of its properties;

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  The policy of each program relating to leverage of properties;

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  The anticipated cash flow of each program;

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  The income tax effects of the purchase on each program;

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  The size of the investment; and

  •
  The amount of funds available to each program and the length of time such funds have been available for investment.

        If a subsequent development, such as a delay in the closing of a property or a delay in the construction of a property, causes any such investment, in the opinion of our board of directors and our advisor, to be more appropriate for a program other than the program that committed to make the investment, our advisor may determine that another program affiliated with our advisor or its affiliates may make the investment. Our board of directors has a duty to ensure that the method used by our advisor for the allocation of the acquisition of properties by two or more affiliated programs seeking to acquire similar types of properties shall be reasonable.

INVESTMENT OBJECTIVES AND CRITERIA

General

        We invest in commercial real estate properties consisting primarily of high-quality, generic distribution warehouses and light industrial properties, net leased to creditworthy corporate tenants. These facilities will generally be located in the top 20% of the distribution and logistics markets in the United States. Such properties may include properties which are under development or construction, newly constructed or have been constructed and have operating histories.

        Our investment objectives are:

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  To pay consistent quarterly cash distributions to our investors and to increase our distribution over time;

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  To manage risk in order to preserve, protect and return our investors' capital contributions;

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  To realize capital appreciation upon our ultimate sale of our properties; and

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  To ultimately list our common stock on a national securities exchange or an over-the counter market, complete a sale or merger of Dividend Capital Trust in a transaction which provides our investors with securities of a publicly traded company or sell substantially all of our properties, for cash or other consideration; if we do not complete such a transaction or obtain such listing of the shares by February 2013, our articles of incorporation requires us to begin selling our properties and other assets and distribute the net proceeds to our investors.

        We cannot assure you that we will attain these objectives or that our capital will not decrease. We may not change our investment objectives, except upon approval of shareholders holding a majority of the shares. Decisions relating to the purchase or sale of properties will be made by our advisor, subject to approval by the board of directors. See "Management" for a description of the background and experience of the directors and executive officers.

Investment Strategy

        We have developed and are currently implementing a comprehensive investment strategy. The four principal components are:

  1.
  Selection of target markets and submarkets;

  2.
  Focus primarily on generic bulk distribution and light industrial facilities;

  3.
  Achievement of portfolio diversification in terms of markets, tenants, industry exposure and lease rollovers; and

  4.
  Emphasis on credit worthy national, regional and local tenants.

Target Market and Submarket Selection

        We have identified target markets which should continue to have growing demand for distribution space, and which exhibit one or more of the following characteristics:

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  Major ports of entry: air, truck or seaport related. Target markets with these characteristics presently include Los Angeles, Northern New Jersey, Miami, Houston and Memphis;

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  Strategically located, regional distribution markets with excellent interstate highway connections. Target markets with these characteristics presently include Atlanta, Indianapolis, Columbus, St. Louis, and Dallas; and

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  Markets with a large population base within a one thousand mile ring. Target markets with these characteristics presently include Chicago, Cincinnati, and Nashville.

        We presently intend to focus primarily on the top 20% of US markets exhibiting these characteristics. Within these markets, certain submarkets will be targeted based on a number of factors including submarket size and depth, interstate highway access and potential for rental rate growth.

Bulk Distribution and Light Industrial Facilities

        Within the industrial real estate sector, bulk distribution and light industrial buildings have been selected for their cash flow characteristics including stability, low turnover costs, re-leasability due to their generic design and their liquidity given institutional demand for these types of industrial buildings. Although the characteristics of individual acquisitions may vary, typical physical characteristics are summarized below.

	Bulk Distribution	Light Industrial
Building size (square feet)	150,000 to 1 million	75,000 to 150,000
Clear height	24' to 36'	18' to 26'
Loading	Dock high	Dock high
Truck court depth (feet)	90 - 200	90 - 120
Building depth (feet)	200 - 600	90 - 200
Percentage office space	2% - 10%	10% - 25%
Primary use	Distribution	Distribution/Light Assembly

Portfolio Diversification

        Our objective is to build a high quality diversified portfolio. While there can be no assurance that we can achieve these objectives in the desired time frame or at all, we are working to diversify our portfolio as follows:

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  Markets: Presently approximately 25 markets are targeted

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  Tenants: No tenant or company should account for more than approximately five percent of net rental income within three years

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  Industry Exposure: Broad based exposure to multiple industries within the tenant base

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  Lease Rollovers: Within three years, no more than approximately 17% of tenant leases rolling or expiring in any calendar year

Creditworthy National, Regional and Local Tenants

        Our objective is to acquire buildings primarily leased to creditworthy companies which operate nationally, regionally, or locally. Listed below are our largest tenants as of December 31, 2003.

Market	Building	Tenant	Square Feet	% of Portfolio	Annual Rents (2)	% of Portfolio	Lease Expiration
Nashville	Bridgestone/Firestone	Bridgestone/Firestone	756,030	20.67%	1,924,000	16.71%	5/31/2013
Dallas	Pinnacle C	International Truck & Engine Corp	280,000	7.66%	882,000	7.92%	12/18/2012
Chicago	Mallard Lake	Iron Mountain	222,122	6.07%	950,000	7.64%	5/17/2014
Houston	West by Northwest	Inventec (1)	189,467	5.18%	622,000	5.16%	4/30/2007

		Total	1,447,619	39.6%	4,378,000	37.2%

(1)
Rent concession stops in May 2004, when the annual rent increases to $704,817

(2)
These represent amounts to be paid which could be different than revenue recognized for GAAP.

Acquisition and Investment Policies

        We will generally seek to invest substantially all of the net offering proceeds in high-quality commercial real estate, the majority of which is anticipated to include industrial buildings located primarily in the top 20% of U.S. industrial markets. We may also consider investment in certain commercial properties located in Mexico, and to a lesser extent, Canada. We may acquire properties which are newly constructed, under construction, or which have been previously constructed and have operating histories. These properties are generally anticipated to provide generic storage and work space suitable for and adaptable to a broad range of tenants and uses. We will primarily attempt to acquire existing properties, the space in which has been leased or pre-leased to national and regional users who satisfy our standards of creditworthiness. (See "Investment Objectives and Criteria—Terms of Leases and Tenant Creditworthiness").

        We will seek to invest in properties that will satisfy the primary objective of providing cash dividends to our shareholders. However, because a significant factor in the valuation of income-producing properties is their potential for future income, we anticipate that the majority of properties we acquire will have both the potential to grow in both income and value. To the extent feasible, we will attempt to invest in a diversified portfolio of properties, in terms of geography and industry group of our tenants, that will satisfy our investment objectives of maximizing cash available for payment of dividends, preserving our capital and realizing growth in value upon the ultimate sale of our properties. However, there may nevertheless be concentrations in our portfolio based on the geographic location, type of property and industry group of tenants which may expose us to greater risks than would exist in a more diversified portfolio.

        We anticipate that a minimum of approximately 91.2% of the gross offering proceeds, including the sale of shares pursuant to our Distribution Reinvestment Plan, will be used to acquire properties and the balance will be used to pay various fees and expenses.

        We will not invest more than 10% of the offering proceeds available for investment in unimproved or non-income producing properties. A property which is expected to produce income within two years of its acquisition will not be considered a non-income producing property. Our investment in real estate generally will take the form of holding fee title or a long-term leasehold estate. We intend to acquire such interests either directly in our operating partnership, indirectly through limited liability companies or through investments in joint ventures, general partnerships, co-tenancies or other co-ownership arrangements with the developers of the properties, affiliates of our advisor or other persons. (See "Investment Objectives and Criteria—Joint Venture Investments"). In addition, we may purchase properties and lease them back to the sellers of such properties.

        While we will use our best efforts to structure any such sale-leaseback transaction such that the lease will be characterized as a "true lease" so that we will be treated as the owner of the property for federal income tax purposes, we cannot assure you that the Internal Revenue Service will not challenge such characterization. In the event that any such recharacterization were successful, deductions for depreciation and cost recovery relating to such property would be disallowed and it is possible that under some circumstances we could fail to qualify as a REIT as a result. (See "Federal Income Tax Considerations—Sale-Leaseback Transactions"). Although we are not limited as to the geographic area where we may conduct our operations, we presently intend to invest in properties located primarily in the United States.

        We are not specifically limited in the number or size of properties we may acquire or on the percentage of net offering proceeds which we may invest in a single property. The number and mix of properties we acquire will depend upon real estate and market conditions and other circumstances existing at the time we are acquiring our properties and the amount of proceeds we raise in this offering.

        In recommending investments to the board of directors and/or the Investment Committee, our advisor will consider relevant real estate property and financial factors, including the local industrial market conditions, location of the property, its design and functionality, the strength of the tenancy, its income-producing capacity, its prospects for long-range appreciation and its liquidity relative to other real estate assets. With respect to land and development opportunities, additional factors such as total development costs, construction and leasing risk, if any, will also be considered. In this regard, our advisor will have substantial discretion with respect to the selection of specific investments. Our obligation to close the purchase of any investment will generally be conditioned upon the delivery and verification of certain documents from the seller or developer, including, where appropriate:

  •
  Plans and specifications;

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  Environmental reports;

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  Surveys;

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  Evidence of marketable title subject to such liens and encumbrances as are acceptable to our advisor;

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  Audited financial statements covering recent operations of properties having operating histories unless such statements are not required to be filed with the Securities and Exchange Commission and delivered to our shareholders; and

  •
  Title and liability insurance policies.

        We will not close the acquisition of any property unless and until we obtain an environmental assessment (generally a minimum of a Phase I review) for each property acquired and are generally satisfied with the environmental status of the property.

        In determining whether to purchase a particular property, we may, in accordance with customary practices, obtain an option on such property. The amount paid for an option, if any, is normally surrendered if the property is not purchased and is normally credited against the purchase price if the property is purchased.

        In acquiring, leasing and developing real estate properties, we will be subject to risks generally incident to the ownership of real estate, including:

  •
  Changes in general economic or local conditions;

  •
  Changes in supply of or demand for similar or competing properties in an area;

  •
  Bankruptcies, financial difficulties or lease defaults by our tenants;

  •
  Changes in tax, real estate, environmental and zoning laws;

  •
  Changes in the cost or availability of insurance;

  •
  Periods of high interest rates and tight money supply;

  •
  Changes in interest rates and availability of permanent mortgage funds which may render the sale of a property difficult or unattractive;

  •
  Tenant turnover; and

  •
  General overbuilding or excess supply in the market area.

Development and Construction of Properties

        We may invest a portion of the net offering proceeds in properties on which improvements are to be constructed or completed. However, we will not invest in excess of 10% of the offering proceeds available for investment in properties which are not expected to produce income within two years of their acquisition. To help ensure performance by the general contractors of properties which are under construction, we expect that completion of properties under construction shall be guaranteed at the price contracted either by an adequate completion bond or performance bond. Our advisor may rely upon the substantial net worth of the contractor or developer or a personal guarantee accompanied by financial statements showing a substantial net worth provided by an affiliate of the person entering into the construction or development contract as an alternative to a completion bond or performance bond. Development of real estate properties is subject to risks relating to a builder's ability to control construction costs or to build in conformity with plans, specifications and timetables. (See "Risk Factors—Real Estate Risks"). Our advisor may elect to employ one or more project managers (who under some circumstances may be affiliated with our advisor or our property manager) to plan, supervise and implement the development of any unimproved properties which we may acquire. Such persons would be compensated by Dividend Capital Trust.

Acquisition of Properties from our Advisor

        We may acquire properties, directly or through joint ventures, from our advisor or its affiliates. Any such acquisitions will be approved consistent with the conflict of interest procedures described above. (See "Conflicts of Interest—Certain Conflict Resolution Procedures").

Terms of Leases and Tenant Creditworthiness

        The terms and conditions of any lease we enter into with our tenants may vary substantially from those we describe in this prospectus. However, we expect that a majority of our leases will be what is generally referred to as "net" leases. A "net" lease provides that the tenant will be required to pay or reimburse us for repairs, maintenance, property taxes, utilities, insurance, and other operating costs. As landlord, we will generally have responsibility for certain capital repairs or replacement of specific structural components of a property such as the roof of the building, the truck court and parking areas, as well as the interior floor or slab of the building.

        Our advisor has developed specific standards for determining the creditworthiness of potential tenants of our properties. While authorized to enter into leases with any type of tenant, we anticipate that a majority of our tenants will be corporations or other entities which have significant net worth, or whose lease obligations are guaranteed by another corporation or entity with a substantial net worth or who otherwise meet creditworthiness standards that will be applied by our advisor.

        We anticipate that a portion of any tenant improvements required to be funded by the landlord in connection with newly acquired properties will be funded from our net offering proceeds. However, at such time as a tenant at one of our properties does not renew its lease or otherwise vacates its space in one of our buildings, it is likely that, in order to attract new tenants, we will be required to expend substantial funds for tenant improvements and tenant refurbishments to the vacated space. Since we do not anticipate maintaining permanent working capital reserves, we may not have access to funds required in the future for tenant improvements and tenant refurbishments in order to attract new tenants to lease vacated space. (See "Risk Factors—Real Estate Risks").

Joint Venture Investments

        We may enter into joint ventures in the future, including with affiliated entities, for the acquisition, development or improvement of properties for the purpose of diversifying our portfolio of assets. We may also enter into joint ventures, general partnerships, co-tenancies and other participations with real estate developers, owners and others for the purpose of developing, owning and leasing real properties. We may enter into certain joint ventures with developers to a) acquire existing properties, b) obtain acquisition rights on future properties to be built or leased, or both. Depending upon the circumstances, the joint ventures may include a debt and/or an equity component. (See "Conflicts of Interest"). In determining whether to recommend a particular joint venture, our advisor will evaluate the real property which such joint venture owns or is being formed to own or develop under the same criteria described elsewhere in this prospectus for the selection of real estate property investments of Dividend Capital Trust. (See "Investment Objectives and Criteria").

        At such time as our advisor believes that a reasonable probability exists that we will enter into a significant joint venture for the acquisition or development of a specific property, this prospectus generally will be updated to disclose the terms of such proposed investment transaction. This could occur upon the signing of a legally binding purchase agreement for the acquisition of a specific property or leases with one or more major tenants for occupancy at a particular property and the satisfaction of all major contingencies contained in such purchase agreement. However, this may occur before or after any such time, depending upon the particular circumstances surrounding each potential investment. You should not rely upon our initial disclosure of any proposed transaction as an assurance that we will ultimately consummate the proposed transaction or that the information we provide in any update to this prospectus concerning any proposed transaction will not change after the date of the update. We may enter into joint ventures with affiliates of our advisor for the acquisition of properties, but only provided that:

  •
  A majority of our directors, including a majority of the independent directors, approve the transaction as being fair and reasonable to Dividend Capital Trust; and

  •
  The investment by Dividend Capital Trust and such affiliate are on substantially the same terms and conditions.

        To the extent possible we will attempt to obtain a right of first refusal to buy if such venture partner elects to sell its interest in the property held by the joint venture. In the event that the venture partner were to elect to sell property held in any such joint venture, we may not have sufficient funds to exercise our right of first refusal to buy the venture partner's interest in the property held by the joint venture. In the event that any joint venture with an affiliated entity holds interests in more than one property, the interest in each such property may be specially allocated based upon the respective proportion of funds invested by each partner in each such property. Entering into joint ventures with affiliates of our advisor will result in certain conflicts of interest. (See "Conflicts of Interest—Joint Ventures with Affiliates of our Advisor").

Our Operating Partnership's Private Placement

        We have developed certain transaction structures that are designed to provide investors that own real property, either directly or indirectly, with the opportunity to receive limited partnership units in the Partnership (DCX Units) in exchange for their direct or indirect interest in such real property on a tax-deferred basis. Each of the transaction structures involves an exchange of the property then owned directly or indirectly by the investor for (i) a replacement property either provided or approved by the Company in a like-kind exchange under Section 1031 of the Code and/or (ii) for DCX Units in an exchange under Section 721 of the Code. Our Partnership is offering up to $500 million DCX Units in connection with these transaction structures pursuant to a private placement memorandum in an offering that is limited to "Accredited Investors" as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.

        The Partnership's issuance of DCX Units pursuant to the transaction structures described above may provide certain investors with the opportunity to complete a real estate transaction and defer the Federal tax liability resulting from the direct sale of the real property. Such taxes would generally be deferred until such time as the investor redeems his DCX Units or otherwise disposes of his DCX Units in a taxable transaction. In a redemption, the investor would exchange his or her DCX Units for shares of our common stock or, at the option of the Company, for cash. Upon redemption, the unit holder is obligated to pay Dividend Capital Exchange Facilitators LLC (the "Facilitator"), an affiliate of our advisor, 1.5% of the value of the DCX Units to be converted. The 1.5% fee paid to the Facilitator will reduce the amount of cash or the number of shares that are issued to satisfy the redemption. Each DCX Unit is intended to be the substantial economic equivalent of one share of our common stock.

        The Partnership will pay certain fees to our advisor, dealer manager and the Facilitator for raising capital and providing other services through such transactions. Our advisor is obligated to pay the offering and marketing related costs associated with the private placement. However, the Partnership has agreed to reimburse our advisor for such costs on a non-accountable basis equal to 2% of the capital raised through the private placement. In addition, the Partnership is obligated to pay our dealer manager a dealer manager fee of up to 1.5% of gross proceeds raised through the Partnership's private placement, and the Partnership is obligated to pay a commission to our dealer manager of up to 5% of gross proceeds raised through the private placement offering. The Dealer Manager may re-allow all or a portion of such commissions to participating broker dealers. The Partnership is obligated to pay an intellectual property licensing fee to the Facilitator of up to 1.5% of gross proceeds raised in the Partnership's private placement. Upon redemption, the unit holder is obligated to pay Facilitator, an affiliate of our advisor, 1.5% of the value of the DCX Units to be converted. The 1.5% fee paid to the Facilitator will reduce the amount of cash or the number of shares that are issued to satisfy the redemption.

        During 2003, the Partnership raised $2,695,696 through the sale of undivided interests in one of the Partnership's properties. Prior to the sale of such undivided interests, the Partnership entered into a master lease agreement for 100% of the property. The terms of the master lease contain a repurchase option whereby the Partnership may buy back the property, which includes the undivided interests held by third party investors, by issuing DCX Units. In connection with the sale of these undivided interests, the Partnership paid $261,085 to our advisor, our dealer manager and their affiliates.

Borrowing Policies and Related Indebtedness

        Our ability to increase our diversification through borrowing could be adversely impacted by banks and other lending institutions reducing the amount of funds available for loans secured by real estate. When interest rates on mortgage loans are high or financing is otherwise unavailable on a timely basis, we may purchase certain properties for cash with the intention of obtaining a mortgage loan for a portion of the purchase price at a later time. Additionally, all financing arrangements must be approved by a majority of our board members including a majority of our independent board members.

        There is no limitation on the amount we may invest in any single improved property. However, under our articles of incorporation, we have a limitation on borrowing which precludes us from borrowing in the aggregate in excess of 50% of the value of our gross assets before non-cash reserves and depreciation.

        By operating on a leveraged basis, we will have more funds available for investment in properties. This will allow us to make more investments than would otherwise be possible, resulting in a more diversified portfolio. Our use of leverage increases the risk of default on the mortgage payments and a resulting foreclosure of a particular property. (See "Risk Factors—Real Estate Risks"). To the extent that we do not obtain mortgage loans on our properties, our ability to acquire additional properties will be restricted. Our advisor will use its best efforts to obtain financing on the most favorable terms available to us. Lenders may have recourse to assets not securing the repayment of the indebtedness. Our advisor will refinance properties during the term of a loan only in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing mortgage, when an existing mortgage matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. The benefits of the refinancing may include an increased cash flow resulting from reduced debt service requirements, an increase in dividend distributions from proceeds of the refinancing, if any, and an increase in property ownership if some refinancing proceeds are reinvested in real estate.

        We may not borrow money from any of our directors or from our advisor or its affiliates for the purpose of acquiring real properties. Any loans by such parties for other purposes must be approved by a majority of the directors not otherwise interested in the transaction (including a majority of the independent directors) as fair, competitive and commercially reasonable and no less favorable to Dividend Capital Trust than comparable loans between unaffiliated parties.

Senior Secured Revolving Credit Facility

        On October 30, 2003, we executed an agreement with Bank One, N.A. for a senior secured, revolving credit facility (the "Credit Facility") for $50 million which may be increased up to $200 million in total. The Credit Facility bears interest at LIBOR plus 1.125% to 1.500%. Although the Credit Facility matures in April 2004, upon successful syndication of this facility it is expected that the facility will be amended and restated under terms consistent with the current facility to include a maturity date three years after the closing of the syndication. As of December 31, 2003, the Company had borrowed $1.0 million from the credit facility. This facility contains various covenants including financial covenants regarding net worth, interest and fixed charge coverage's and consolidated leverage. As of December 31, 2003, we were in compliance with all the covenants under the facility.

        On February 10, 2004, we amended and restated the Credit Facility to facilitate its syndication among a bank group led by Bank One, NA as administrative agent and lead arranger. Compass Bank, Keybank National Association and U.S. Bank National Association also extended commitments under the facility. The amendment increased the commitment under the facility to $82.5 million with provisions that could increase the facility to $200 million. In addition, the Credit Facility's maturity date was extended to February 10, 2007.

Fixed Rate, Non-Recourse Mortgage Loan

        On December 15, 2003, we obtained a $40.5 million fixed-rate, non-recourse mortgage from New York Life Insurance Company. The loan bears interest at a rate of 5% per annum and matures on March 10, 2011. The fixed monthly loan payments are based upon a thirty year amortization with a balloon payment due at maturity. The mortgage, which contains substitution and partial release rights, has a three year prepayment lockout provision with prepayment thereafter subject to yield maintenance provisions. The mortgage is collateralized by six of our properties with an aggregate total cost of approximately $65.7 million. The secured debt has various covenants. We and our Partnership were in compliance with their covenants at December 31, 2003.

Disposition Policies

        We have acquired and intend to continue to acquire properties for investment with an expectation of holding each property for an extended period. However, circumstances might arise which could result in the early sale of some properties. A property may be sold before the end of the expected holding period if:

  •
  In the judgment of our advisor, the value of a property might decline;

  •
  We can increase cash flow through the disposition of the property and reinvestment of the net sales proceeds;

  •
  An opportunity has arisen to improve other properties;

  •
  In the judgment of our advisor, the sale of the property is in our best interests.

        The determination of whether a particular property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing economic conditions, with a view to achieving maximum capital appreciation. We cannot assure you that this objective will be realized. The selling price of a property which is net leased will be determined in large part by the amount of rent payable under the lease. If a tenant has a repurchase option at a formula price, we may be limited in realizing any appreciation. In connection with our sales of properties we may lend the purchaser a significant portion of the purchase price. In these instances, our taxable income may exceed the cash received in the sale. (See "Federal Income Tax Considerations—Requirements for Qualification as a REIT—Operational Requirements—Annual Distribution Requirement").

        The terms of payment will be affected by custom in the area in which the property being sold is located and the then-prevailing interest rates and real estate market conditions. If our common stock is not listed for trading on a national securities exchange or an over-the-counter market by February 2013, our articles of incorporation require us to begin selling our properties and other assets and to distribute the net proceeds to our investors. In making the decision to apply for listing of our common stock, the directors will try to determine whether listing our common stock or liquidating our assets will result in greater value for the shareholders. It cannot be determined at this time the circumstances, if any, under which the directors will agree to list our common stock or to pursue a stock for stock merger with a listed company. If our common stock is not listed or included for quotation by February 2013, we will promptly begin to sell our portfolio. We will continue in existence until all properties are sold and our other assets are liquidated.

Investment Limitations

        Our articles of incorporation place numerous limitations on us with respect to the manner in which we may invest our funds. These limitations cannot be changed unless our articles of incorporation are amended, which requires the approval of the shareholders. Unless the articles are amended, we will not:

  •
  Invest in commodities or commodity futures contracts, except for futures contracts the income or gain with respect to which is qualifying income under the 95% Income Test described below under "Federal Income Tax Considerations" when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages;

  •
  Invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;

  •
  Make or invest in mortgage loans unless an appraisal is obtained concerning the underlying property except for those mortgage loans insured or guaranteed by a government or government agency. Mortgage debt on any property shall not exceed such property's appraised value. In cases where a majority of our independent directors determines, and in all cases in which the transaction is with any of our directors or our advisor and its affiliates, such appraisal shall be obtained from an independent appraiser. We will maintain such appraisal in our records for at least eight years after the end of the year in which the loan is repaid, refinanced or otherwise disposed of by us and it will be available for your inspection and duplication. We will also obtain a mortgagee's or owner's title insurance policy as to the priority of the mortgage;

  •
  Make or invest in mortgage loans that are subordinate to any mortgage or equity interest of any of our directors, our advisor or its affiliates;

  •
  Make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85% of the appraised value of such property as determined by appraisal unless substantial justification exists because of the presence of other underwriting criteria;

  •
  Invest in junior debt secured by a mortgage on real property which is subordinate to the lien of other senior debt except where the amount of such junior debt plus any senior debt does not exceed 90% of the appraised value of such property, if after giving effect thereto, the value of all such mortgage loans of Dividend Capital Trust would not then exceed 25% of our net assets, which shall mean our total assets less our total liabilities;

  •
  Borrow in excess of 50% of the undepreciated gross assets owned by us;

  •
  Make investments in unimproved property or indebtedness secured by a deed of trust or mortgage loans on unimproved property in excess of 10% of our total assets;

  •
  Issue equity securities on a deferred payment basis or other similar arrangement;

  •
  Issue debt securities in the absence of adequate cash flow to cover debt service;

  •
  Issue equity securities which are assessable;

  •
  Issue "redeemable securities" as defined in Section 2(a)(32) of the Investment Company Act of 1940;

  •
  Grant warrants or options to purchase shares to officers or affiliated directors or to our advisor or its affiliates except on the same terms as the options or warrants are sold to the general public and the amount of the options or warrants does not exceed an amount equal to 10% of the outstanding shares on the date of grant of the warrants and options;

  •
  Engage in trading, as compared with investment activities, or engage in the business of underwriting or the agency distribution of securities issued by other persons;

  •
  Make any investment which is inconsistent with qualifying as a REIT; or

  •
  Lend money to our advisor or its affiliates.

        Our advisor will continually review our investment activity to attempt to ensure that we do not come within the application of the Investment Company Act of 1940. Among other things, our advisor will attempt to monitor the proportion of our assets that are placed in various investments so that we do not come within the definition of an "investment company" under the act. If at any time the character of our investments could cause us to be deemed an investment company for purposes of the Investment Company Act of 1940, we will take the necessary action to attempt to ensure that we are not deemed to be an "investment company."

Change in Investment

Objectives and Limitations

        Our articles of incorporation require that the independent directors review our investment policies at least annually to determine that the policies we are following are in the best interest of the shareholders. Each determination and the basis therefore shall be set forth in our minutes. The methods of implementing our investment policies also may vary as new investment techniques are developed. The methods of implementing our investment objectives and policies, except as otherwise provided in the organizational documents, may be altered by a majority of the directors, including a majority of the independent directors, without the approval of the shareholders.

REAL ESTATE INVESTMENTS

General

        We invest in commercial real estate properties consisting primarily of high-quality, generic distribution warehouses and light industrial properties net leased to creditworthy corporate tenants. These facilities will generally be located in the top 20% of the distribution and logistics markets in the United States. We primarily enter into "net" leases, the majority of which we expect will have five to ten year original lease terms, and many of which will have renewal options for additional periods. "Net" means that the tenant is responsible for repairs, maintenance, property taxes, utilities, insurance and other operating costs. We expect that the majority of our leases will provide that we as landlord have responsibility for certain capital repairs or replacement of specific structural components of a property such as the roof of the building, the truck court and parking areas, as well as the interior floor or slab of the building.

Properties

        The table below provides information regarding the properties we own. We purchased all of these properties from unaffiliated third parties. These properties will be subject to competition from similar properties within their market areas and their economic performance could be affected by changes in local economic conditions. In evaluating these properties for acquisition, we considered a variety of factors including location, functionality and design, price per square foot, the credit worthiness of tenants and the in-place rental rates compared to market rates.

        As of December 31, 2003, we owned the following properties:

Market	Property	Date Acquired	Year Built	Number of Buildings	Approximate Total Acquisition Cost	Gross Leasable Areas	Occupancy(1)
Nashville	Bridgestone/Firestone	6/9/03	2003	1	$24,500,000	756,000	100%
Memphis	Chickasaw	7/22/03	2000	2	14,800,000	392,000	94%
Los Angeles	Rancho	10/16/03	2002	1	10,400,000	201,493	100%
Chicago	Mallard Lake	10/29/03	1999	1	11,400,000	222,122	100%
Houston	West by Northwest	10/30/03	1997	1	8,600,000	189,467	100%
Cincinnati	Park West	12/15/03	2001 and 2003	3	25,100,000	470,957	100%
Dallas	Pinnacle	12/15/03	2002	2	29,300,000	730,000	89%
Dallas	DFW	12/15/03	1999	1	11,400,000	252,776	80%
Indianapolis	Plainfield I	12/22/03	2000	1	15,700,000	442,129	68%

		Total	Total	13	$151,200,000	3,656,944	92%

(1)
As of December 31, 2003, all vacant space was under master leases whereby the sellers are obligated to pay monthly rent until the earlier of the expiration of the master lease agreements or commencement of rent from a new tenant. For financial reporting purposes, rental payments under master lease agreements are reflected as a reduction of the basis of the underlying property rather than rental revenue.

Bridgestone/Firestone Distribution Center—Nashville, TN

        The Bridgestone/Firestone facility is a one-story, cross-docked, single-tenant distribution facility with 756,000 square feet leased to Bridgestone/Firestone North American Tire, LLC. Located off I-40 just east of State Highway 109 in Lebanon, Tennessee, this east Nashville submarket, together with the Southeast submarket, are the primary locations of Nashville's class A distribution market. Prior to the end of the seventh year of the initial lease term, Bridgestone/Firestone North American Tire, LLC has the option to require the Company to build out the additional 250,000 square feet of expansion space. Upon completion of the build out, the tenant would be required to lease the entire facility for at least five additional years from the expansion space lease commencement date. The total cost of the Nashville facility (including an acquisition fee of $705,000 paid to the Advisor) was approximately $24.5 million.

Chickasaw Distribution Center—Memphis, TN

        The two Chickasaw buildings, completed in 2000, are part of a master planned park called Chickasaw Distribution Center located in Memphis, Tennessee. The Chickasaw facilities are located in the southeastern Memphis market, two minutes from the Memphis International Airport, five minutes from US 78, 14 minutes from I-55 and seven minutes from I-240. These buildings total 392,000 square feet. The cost of the facilities was approximately $14.8 million (including an acquisition fee of $428,000 paid to the Advisor).

Rancho Technology Park—Rancho Cucamonga, CA

        The Rancho Technology Park facility is a one-story, 2002 constructed distribution facility with 201,493 square feet. This building is located two and a half miles from the Ontario International Airport and two miles from I-10 with easy access to I-15. Rancho Cucamonga is part of the Inland Empire, a major distribution space sub-market of Los Angeles. The cost of the Rancho Facility (including an acquisition fee of $297,795 payable to our Advisor) was approximately $10.4 million. These costs include certain escrow amounts related to the newly negotiated lease with Ozburn-Hessey Logistics, LLC totaling approximately $525,000, which primarily represent amounts to be paid for tenant finish and leasing commissions.

Mallard Lake Distribution Center—Chicago, IL

        The Company acquired the Mallard Lake Distribution Center, a 222,122 square foot, rear load distribution facility located in a master planned park in Hanover Park, Illinois, a sub-market of Chicago. Hanover Park is part of the Dupage County sub-market, a major submarket of Chicago located seven miles form O'Hare Airport. Completed in 2002, the facility is fully leased to Iron Mountain Inc., an international information storage, management and protection services company. The total cost of Mallard Lake (including an acquisition fee of approximately $330,000 payable to our Advisor) was approximately $11.4 million.

West by Northwest Business Center—Houston, TX

        West by Northwest Business Center is a 189,467 square foot distribution facility located in Houston's northwest submarket and was developed in 1997. West by Northwest is located adjacent to the intersection of the Houston toll road 8 and highway 290 with Hempstead Highway to the south. The total cost of West by Northwest (including an acquisition fee of approximately $248,000 paid to the Advisor) was approximately $8.6 million of which $290,000 is being held in escrow for future tenant improvements.

Park West Distribution Facility—Cincinnati, OH

        The Company acquired three rear-loading distribution facilities developed in 2001 and 2003 totaling 470,957 rentable square feet. Park West, a master planned distribution park, is located in Hebron, Kentucky, a submarket of Cincinnati, which is approximately six minutes from the Cincinnati Northern Kentucky Airport. The total cost of Park West (including an acquisition fee of approximately $727,500 paid to the Advisor) was approximately $25.1 million.

Pinnacle Industrial Center—Dallas, TX

        The Company acquired the Pinnacle Distribution Facilities, comprised of two buildings developed in 2002 totaling approximately 730,000 square feet located in Dallas, Texas. Pinnacle is located on I-30, with close proximity to I-20- and downtown Dallas, south and east of the Dallas Fort Worth International Airport. The total cost of Pinnacle (including an acquisition fee of approximately $849,000 payable to our Advisor) was approximately $29.3 million.

DFW Trade Center—Dallas TX

        The Company acquired the DFW Distribution Facility ("DFW"), a 253,000 square foot distribution facility developed in 1999 located in the Las Colina Airport submarket of Dallas, Texas. The building is located five miles north of DFW Airport on State Highway 121 and has easy access to all quadrants of the metroplex. The total cost of DFW (including an acquisition fee of approximately $330,000 paid to the Advisor) was approximately $11.4 million.

Plainfield Distribution Center—Indianapolis, TN

        The Company purchased a 442,129 square foot distribution facility developed in 2000 located in Plainfield, Indiana, a submarket of Indianapolis ("Plainfield") located on I-70 less than four miles from Indianapolis International Airport. The total cost of Plainfield (including an acquisition fee of approximately $453,210 paid to the Advisor) was approximately $15.7 million.

Significant Tenants

        As of December 31, 2003, the Company owned 3.7 million square feet of rentable distribution space. The following table details the tenants who occupy more than 5% of the total rentable square feet.

Market	Building	Tenant	Square Feet	% of Portfolio	Annual Rents(2)	% of Portfolio	Lease Expiration
Nashville	Bridgestone/Firestone	Bridgestone/Firestone	756,030	20.67%	1,924,000	16.71%	5/31/2013
Dallas	Pinnacle C	International Truck & Engine Corp	280,000	7.66%	882,000	7.92%	12/18/2012
Chicago	Mallard Lake	Iron Mountain	222,122	6.07%	950,000	7.64%	5/17/2014
Houston	West by Northwest	Inventec(1)	189,467	5.18%	622,000	5.16%	4/30/2007

		Total	1,447,619	39.6%	4,378,000	37.2%

(1)
Rent concession stops in May 2004, when the annual rent increases to $704,817.

(2)
These represent amounts to be paid which could be different than revenue recognized for GAAP.

Tenant Lease Expiration

        The following table sets forth lease expirations for the next ten years at our properties as of December 31, 2003, assuming that no renewal options are exercised.

Year	Square Feet(1) Expiring	Percent of Portfolio	Annual Rental Revenue of Expiring Leases	Percent of Portfolio
2004	—	—	$—	—
2005	51,113	1.4%	207,212	1.9%
2006	323,117	8.8%	1,223,285	11.0%
2007	539,832	14.8%	1,537,744	13.8%
2008	595,482	16.3%	2,243,363	20.1%
Thereafter	1,854,572	50.7%	5,925,816	53.2%

Total	3,364,116	92.0%	$11,137,420	100.0%

Insurance Coverage on Properties

        We carry comprehensive general liability coverage and umbrella liability coverage on all of our properties with limits of liability which we deem adequate. Similarly, we are insured against the risk of direct physical damage in amounts we believe to be adequate to reimburse us on a replacement basis for costs incurred to repair or rebuild each property, including loss of rental income during the reconstruction period. The cost of such insurance is passed through to tenants whenever possible.

Depreciable Tax Basis and Real Estate Tax

        The following table provides information regarding our tax basis and real estate taxes at each of our properties as of December 31, 2003, in thousands.

Property Location	Approximate Depreciable Tax Basis	Estimated 2003 Real Estate Taxes
Nashville, TN	$21,900	$308
Memphis, TN	13,700	248
Rancho Cucamonga, CA	7,000	135
Chicago, IL	8,800	247
Houston, TX	7,600	278
Park West	21,800	230
Pinnacle	27,700	251
DFW	10,400	208
Plainfield	14,300	65

Total	$133,200	$1,970

Additional Property Acquisitions

        When we either acquire a significant property or deem there to be a reasonable probability that we will acquire a significant property, we will provide information about such acquisition in our reports on Forms 8-K, 10-Q and 10-K and will file a supplement to this prospectus describing the properties acquired on a quarterly basis.

PRIOR PERFORMANCE SUMMARY

        The information presented in this section represents the historical experience of real estate programs sponsored by certain affiliates of our Advisor. Such affiliates consist of John A. Blumberg, James R. Mulvihill and Evan H. Zucker. Prospective investors in Dividend Capital Trust should not assume that they will experience returns, if any, comparable to those realized by investors in any such programs.

        As of March 31, 2004, Messrs. Blumberg, Mulvihill and Zucker, directly or indirectly through affiliated entities, have served as sponsors, officers, managers, partners, directors or joint venture partners of two public REITs (American Real Estate Investment Trust and the Company) and 47 non-public real estate limited partnerships. As of March 15, 2004, the public real estate investment trusts have thus far raised approximately $302,400,000 from more than 5,000 investors. The 47 non-public real estate limited partnerships raised approximately $414,000,000 from over 500 investors. Collectively, the public real estate investment trust and the private partnerships purchased interests in 126 real estate projects. The aggregate combined acquisition and development cost of these 126 projects was approximately $930,000,000.

        Of the 126 total real estate projects, 32 were purchased by the public real estate investment trusts and consisted of industrial properties (comprising 63% of the total amount of the public programs), multi- family properties (comprising 18% of the total amount of the public programs), office properties (comprising 14% of the total amount of the public programs) and retail properties (comprising 5% of the total amount of the public programs). Of these 32 projects, 15 were located in New Jersey, 4 were located in Colorado, 3 were located in Texas, 3 were located in Tennessee, 2 were located in California, 1 was located in Arizona, 1 was located in Illinois, 1 was located in Ohio, 1 was located in Georgia and 1 was located in Indiana.

        The 94 remaining real estate projects were purchased or developed by the private real estate limited partnerships and consisted of industrial properties (comprising 60% of the total amount of the private programs), multi-family properties (comprising 21% of the total amount of the private programs), land assets (comprising 9% of the total amount of the private programs), golf course properties (comprising 7% of the total amount of the private programs) and retail properties (comprising 3% of the total amount of the private programs). Of these 94 projects, 27 were located in Colorado, 62 were located in Mexico, 4 were located in New Jersey and 1 was located in New York.

        In the public real estate investment trusts, 100% of the properties were acquired and none were developed. In the private real estate limited partnerships, 46% of the properties were acquired and 54% were developed. Of the $930,000,000 combined acquisition and development value of all prior public and private projects, approximately 62% had investment objectives similar to those of Dividend Capital Trust.

        The Prior Performance Tables included as Appendix A to this prospectus contain information regarding certain of the programs described above. The Prior Performance Tables are required to present information only for projects which have investment objectives similar to those of Dividend Capital Trust and which were completed within certain time periods. As a result, the Prior Performance Tables do not contain information relating to the one public real estate investment trust or certain of the non-public programs summarized above.

FEDERAL INCOME TAX CONSIDERATIONS

General

        The following is a summary of United States material federal income tax considerations associated with an investment in our common shares that may be relevant to you. The statements made in this section of the prospectus are based upon current provisions of the Code and Treasury Regulations promulgated thereunder, as currently applicable, currently published administrative positions of the Internal Revenue Service and judicial decisions, all of which are subject to change, either prospectively or retroactively. We cannot assure you that any changes will not modify the conclusions expressed in counsel's opinions described herein. This summary does not address all possible tax considerations that may be material to an investor and does not constitute legal or tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to you, as a prospective shareholder, in light of your personal circumstances, nor does it deal with particular types of shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, holders whose shares are acquired through the exercise of stock options or otherwise as compensation, holders whose shares are acquired through the distribution reinvestment plan or who intend to sell their shares under the share redemption program, tax-exempt organizations except as provided below, financial institutions or broker-dealers, or foreign corporations or persons who are not citizens or residents of the United States except as provided below. The Code provisions governing the federal income tax treatment of REITs and their shareholders are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Code provisions, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof.

        Skadden, Arps, Slate, Meagher & Flom LLP has acted as our special tax counsel, has reviewed this summary and is of the opinion that it fairly summarizes the United States federal income tax considerations addressed that are likely to be material to U.S. shareholders (as defined herein) of our common shares. This opinion of Skadden, Arps, Slate, Meagher & Flom LLP will be filed as an exhibit to the registration statement of which this prospectus is a part. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is based on various assumptions, is subject to limitations and is not binding on the Internal Revenue Service or any court.

        We urge you, as a prospective shareholder, to consult your tax advisor regarding the specific tax consequences to you of a purchase of shares, ownership and sale of the shares and of our election to be taxed as a REIT, including the federal, state, local, foreign and other tax consequences of such purchase, ownership, sale and election and of potential changes in applicable tax laws.

REIT Qualification

        We intend to elect to be taxable as a REIT commencing with our taxable year ending December 31, 2003. This section of the prospectus discusses the laws governing the tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

        In connection with this offering, Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to us that commencing with Dividend Capital Trust's taxable year that began on January 1, 2003, Dividend Capital Trust was organized in conformity with the requirements for qualification as a REIT under the Code, and its actual method of operation, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT.

        It must be emphasized that the opinion of Skadden, Arps, Slate, Meagher & Flom LLP is based on various assumptions relating to the organization and operation of Dividend Capital Trust, and is conditioned upon representations and covenants made by us regarding our organization, assets and the past, present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Skadden, Arps, Slate, Meagher & Flom LLP or by us that we will so qualify for any particular year. Skadden, Arps, Slate, Meagher & Flom LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed in the opinion, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court, and no assurance can be given that the Internal Revenue Service will not challenge the conclusions set forth in such opinions.

        Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. While we intend to continue to operate in a manner that will allow us to qualify as a REIT, no assurance can be given that the actual results of our operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.

Taxation of the Company

        If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that we distribute currently to our shareholders, because the REIT provisions of the Code generally allow a REIT to deduct distributions paid to its shareholders. This substantially eliminates the federal "double taxation" on earnings (taxation at both the corporate level and shareholder level) that usually results from an investment in a corporation. Even if we qualify for taxation as a REIT, however, we will be subject to federal income taxation as follows:

  •
  We will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains;

  •
  Under some circumstances, we may be subject to "alternative minimum tax";

  •
  If we have net income from prohibited transactions (which are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), the income will be subject to a 100% tax;

  •
  If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as "foreclosure property", we may avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

  •
  If we fail to satisfy either of the 75% or 95% gross income tests (discussed below) but have nonetheless maintained our qualification as a REIT because certain conditions have been met, we will be subject to a 100% tax on an amount equal to the greater of the amount by which we fail such 75% or 95% test multiplied by a fraction calculated to reflect our profitability;

  •
  If we fail to distribute during each year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed, plus (B) retained amounts on which corporate level tax is paid by us;

  •
  We may elect to retain and pay tax on our net long-term capital gain. In that case, a United States shareholder would be taxed on its proportionate share of our undistributed long-term capital gain and would receive a credit or refund for its proportionate share of the tax we paid; and

  •
  If we acquire any asset from a C corporation (i.e., a corporation generally subject to corporate-level tax) in a transaction in which the C corporation would not normally be required to recognize any gain or loss on disposition of the asset and we subsequently recognize gain on the disposition of the asset during the ten year period beginning on the date on which we acquired the asset, then a portion of the gain may be subject to tax at the highest regular corporate rate, unless the C corporation made an election to treat the asset as if it were sold for its fair market value at the time of our acquisition.

Requirements for Qualification as a REIT

        In order for us to qualify as a REIT, we must meet and continue to meet the requirements discussed below relating to our organization, sources of income, nature of assets and distributions of income to our shareholders.

Organizational Requirements

        In order to qualify for taxation as a REIT under the Code, we must meet tests regarding our income and assets described below and:

  1.)
  Be a corporation, trust or association that would be taxable as a domestic corporation but for the REIT provisions of the Code;

  2.)
  Elect to be taxed as a REIT and satisfy relevant filing and other administrative requirements for the year ending December 31, 2003;

  3.)
  Be managed by one or more trustees or directors;

  4.)
  Have our beneficial ownership evidenced by transferable shares;

  5.)
  Not be a financial institution or an insurance company subject to special provisions of the federal income tax laws;

  6.)
  Use a calendar year for federal income tax purposes;

  7.)
  Have at least 100 shareholders for at least 335 days of each taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months; and

  8.)
  Not be closely held as defined for purposes of the REIT provisions of the Code.

        We would be treated as closely held if, during the last half of any taxable year, more than 50% in value of our outstanding capital stock is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals, as defined in the Code to include certain entities. Items 7 and 8 above will not apply until after the first taxable year for which we elect to be taxed as a REIT. If we comply with Treasury regulations that provide procedures for ascertaining the actual ownership of our common stock for each taxable year and we did not know, and with the exercise of reasonable diligence could not have known, that we failed to meet item 8 above for a taxable year, we will be treated as having met item 8 for that year.

        We intend to elect to be taxed as a REIT commencing with our taxable year ending December 31, 2003 and we intend to satisfy the other requirements described in Items 1-6 above at all times during each of our taxable years. In addition, our articles of incorporation contain restrictions regarding ownership and transfer of shares of our stock that are intended to assist us in continuing to satisfy the share ownership requirements in Items 7 and 8 above. (See "Description of Securities—Restriction on Ownership of Shares").

        For purposes of the requirements described herein, any corporation that is a qualified REIT subsidiary of ours will not be treated as a corporation separate from us and all assets, liabilities, and items of income, deduction and credit of our qualified REIT subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (as described below under "Operational Requirements—Asset Tests"), all of the capital stock of which is owned by a REIT.

        In the case of a REIT that is a partner in an entity treated as a partnership for federal tax purposes, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the requirements described herein. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the REIT requirements, including the asset and income tests described below. As a result, our proportionate share of the assets, liabilities and items of income of our operating partnership and of any other partnership, joint venture, limited liability company or other entity treated as a partnership for federal tax purposes in which we or our operating partnership have an interest will be treated as our assets, liabilities and items of income.

Operational Requirements—Gross Income Tests

        To maintain our qualification as a REIT, we must satisfy annually two gross income requirements.

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  At least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property and from other specified sources, including qualified temporary investment income, as described below. Gross income includes "rents from real property" and, in some circumstances, interest, but excludes gross income from dispositions of property held primarily for sale to customers in the ordinary course of a trade or business. These dispositions are referred to as "prohibited transactions." This is the 75% Income Test.

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  At least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from the real property investments described above and generally from dividends and interest and gains from the sale or disposition of stock or securities or from any combination of the foregoing. This is the 95% Income Test.

        The rents we will receive or be deemed to receive will qualify as "rents from real property" for purposes of satisfying the gross income requirements for a REIT only if the following conditions are met:

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  The amount of rent received from a tenant must not be based in whole or in part on the income or profits of any person; however, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of gross receipts or sales;

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  In general, neither we nor an owner of 10% or more of our stock may directly or constructively own 10% or more of a tenant (a "Related Party Tenant") or a subtenant of the tenant (in which case only rent attributable to the subtenant is disqualified);

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  Rent attributable to personal property leased in connection with a lease of real property cannot be greater than 15% of the total rent received under the lease, as determined based on the average of the fair market values as of the beginning and end of the taxable year; and

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  We normally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" who is adequately compensated and from whom we do not derive any income or through a "taxable REIT subsidiary." However, a REIT may provide services with respect to its properties, and the income derived therefrom will qualify as "rents from real property," if the services are "usually or customarily rendered" in connection with the rental of space only and are not otherwise considered "rendered to the occupant." Even if the services provided by us with respect to a property are impermissible tenant services, the income derived therefrom will qualify as "rents from real property" if such income does not exceed one percent of all amounts received or accrued with respect to that property.

        We may, from time to time, enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that we enter into such a contract to reduce interest rate risk on indebtedness incurred to acquire or carry real estate assets, any periodic income from the instrument, or gain from the disposition of it, would be qualifying income for purposes of the 95% Income Test, but not for the 75% Income Test. To the extent that we hedge with other types of financial instruments or in other situations (for example, hedges against fluctuations in the value of foreign currencies), the resultant income will be treated as income that does not qualify under the 75% Income or 95% Income Tests unless certain technical requirements are met. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

        Prior to the making of investments in properties, we may invest the net offering proceeds in liquid assets such as government securities or certificates of deposit. For purposes of the 75% Income Test, income attributable to a stock or debt instrument purchased with the proceeds received by a REIT in exchange for stock in the REIT (other than amounts received pursuant to a distribution reinvestment plan) constitutes qualified temporary investment income if such income is received or accrued during the one-year period beginning on the date the REIT receives such new capital. To the extent that we hold any proceeds of the offering for longer than one year, we may invest those amounts in less liquid investments such as mortgage-backed securities, maturing mortgage loans purchased from mortgage lenders or shares in other REITs in order to satisfy the 75% Income and the 95% Income Tests and the Asset Tests described below. We expect the bulk of the remainder of our income to qualify under the 75% Income and 95% Income Tests as rents from real property in accordance with the requirements described above. In this regard, we anticipate that most of our leases will be for fixed rentals with annual "consumer price index" or similar adjustments and that none of the rentals under our leases will be based on the income or profits of any person. In addition, none of our tenants are expected to be Related Party Tenants and the portion of the rent attributable to personal property is not expected to exceed 15% of the total rent to be received under any lease. Finally, we anticipate that all or most of the services to be performed with respect to our properties will be performed by our property manager and such services are expected to be those usually or customarily rendered in connection with the rental of real property and not rendered to the occupant of such property. In addition, we anticipate that any non-customary services will be provided by a taxable REIT subsidiary or, alternatively, by an independent contractor that is adequately compensated and from whom we derive no income. However, we can give no assurance that the actual sources of our gross income will allow us to satisfy the 75% Income and the 95% Income Tests described above.

        Notwithstanding our failure to satisfy one or both of the 75% Income and the 95% Income Tests for any taxable year, we may still qualify as a REIT for that year if we are eligible for relief under specific provisions of the Code. These relief provisions generally will be available if:

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  Our failure to meet these tests was due to reasonable cause and not due to willful neglect;

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  We attach a schedule of our income sources to our federal income tax return; and

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  Any incorrect information on the schedule is not due to fraud with intent to evade tax.

        It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. In addition, as discussed above in "Taxation of the Company," even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

Operational Requirements—Asset Tests

        At the close of each quarter of our taxable year, we also must satisfy four tests ("Asset Tests") relating to the nature and diversification of our assets.

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  First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. The term "real estate assets" includes real property, mortgages on real property, shares in other qualified REITs, property attributable to the temporary investment of new capital as described above and a proportionate share of any real estate assets owned by a partnership in which we are a partner or of any qualified REIT subsidiary of ours.

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  Second, no more than 25% of our total assets may be represented by securities other than those in the 75% asset class.

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  Third, of the investments included in the 25% asset class, the value of any one issuer's securities that we own may not exceed 5% of the value of our total assets. Additionally, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities. This Asset Test does not apply to securities of a taxable REIT subsidiary. For purposes of this Asset Test and the second Asset Test, securities do not include the equity or debt securities of a qualified REIT subsidiary of ours or an equity interest in any entity treated as a partnership for federal tax purposes.

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  Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries. Subject to certain exceptions, a taxable REIT subsidiary is any corporation, other than a REIT, in which we directly or indirectly own stock and with respect to which a joint election has been made by us and the corporation to treat the corporation as a taxable REIT subsidiary of ours and also includes any corporation, other than a REIT, in which a taxable REIT subsidiary of ours owns, directly or indirectly, more than 35 percent of the voting power or value.

        The Asset Tests must generally be met for any quarter in which we acquire securities or other property. Upon full investment of the net offering proceeds we expect that most of our assets will consist of real property and we therefore expect to satisfy the Asset Tests.

        If we meet the Asset Tests at the close of any quarter, we will not lose our REIT status for a failure to satisfy the Asset Tests at the end of a later quarter in which we have not acquired any securities or other property if such failure occurs solely because of changes in asset values. If our failure to satisfy the Asset Tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposing of a sufficient amount of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the Asset Tests and to take other action within 30 days after the close of any quarter as may be required to cure any noncompliance.

Operational Requirements—Annual Distribution Requirement

        In order to be taxed as a REIT, we are required to make dividend distributions, other than capital gain dividends, to our shareholders each year in the amount of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain and subject to certain other potential adjustments) for all tax years. While we must generally pay dividends in the taxable year to which they relate, we may also pay dividends in the following taxable year if (1) they are declared before we timely file our federal income tax return for the taxable year in question, and if (2) they are paid on or before the first regular dividend payment date after the declaration.

        Even if we satisfy the foregoing dividend distribution requirement and, accordingly, continue to qualify as a REIT for tax purposes, we will still be subject to federal income tax on the excess of our net capital gain and our REIT taxable income, as adjusted, over the amount of dividends distributed to shareholders.

        In addition, if we fail to distribute during each calendar year at least the sum of:

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  85% of our ordinary income for that year;

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  95% of our capital gain net income other than the capital gain net income which we elect to retain and pay tax on for that year; and

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  any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of the amount of the required distributions over the sum of (A) the amounts actually distributed plus (B) retained amounts on which corporate level tax is paid by us.

        We intend to make timely distributions sufficient to satisfy this requirement; however, it is possible that we may experience timing differences between (1) the actual receipt of income and payment of deductible expenses, and (2) the inclusion of that income and deduction of those expenses for purposes of computing our taxable income. It is also possible that we may be allocated a share of net capital gain attributable to the sale of depreciated property by our operating partnership that exceeds our allocable share of cash attributable to that sale. In those circumstances, we may have less cash than is necessary to meet our annual distribution requirement or to avoid income or excise taxation on undistributed income. We may find it necessary in those circumstances to arrange for financing or raise funds through the issuance of additional shares in order to meet our distribution requirements. If we fail to satisfy the distribution requirement for any taxable year by reason of a later adjustment to our taxable income made by the Internal Revenue Service, we may be able to pay "deficiency dividends" in a later year and include such distributions in our deductions for dividends paid for the earlier year. In that event, we may be able to avoid losing our REIT status or being taxed on amounts distributed as deficiency dividends, but we would be required to pay interest and a penalty to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends for the earlier year.

        As noted above, we may also elect to retain, rather than distribute, our net long-term capital gains. The effect of such an election would be as follows:

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  We would be required to pay the federal income tax on these gains;

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  Taxable U.S. shareholders, while required to include their proportionate share of the undistributed long-term capital gains in income, would receive a credit or refund for their share of the tax paid by the REIT; and

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  The basis of the shareholder's shares would be increased by the difference between the designated amount included in the shareholder's long-term capital gains and the tax deemed paid with respect to such Shares.

        In computing our REIT taxable income, we will use the accrual method of accounting and intend to depreciate depreciable property under the alternative depreciation system. We are required to file an annual federal income tax return, which, like other corporate returns, is subject to examination by the Internal Revenue Service. Because the tax law requires us to make many judgments regarding the proper treatment of a transaction or an item of income or deduction, it is possible that the Internal Revenue Service will challenge positions we take in computing our REIT taxable income and our distributions.

        Issues could arise, for example, with respect to the allocation of the purchase price of properties between depreciable or amortizable assets and non-depreciable or non-amortizable assets such as land and the current deductibility of fees paid to our advisor or its affiliates. Were the Internal Revenue Service to successfully challenge our characterization of a transaction or determination of our REIT taxable income, we could be found to have failed to satisfy a requirement for qualification as a REIT. If, as a result of a challenge, we are determined to have failed to satisfy the distribution requirements for a taxable year, we would be disqualified as a REIT, unless we were permitted to pay a deficiency dividend to our shareholders and pay interest thereon to the Internal Revenue Service, as provided by the Code. A deficiency dividend cannot be used to satisfy the distribution requirement, however, if the failure to meet the requirement is not due to a later adjustment to our income by the Internal Revenue Service.

Operational Requirements—Recordkeeping

        We must maintain certain records as set forth in Treasury Regulations in order to avoid the payment of monetary penalties to the Internal Revenue Service. Such Treasury Regulations require that we request, on an annual basis, certain information designed to disclose the ownership of our outstanding shares. We intend to comply with these requirements.

Failure to Qualify as a REIT

        If we fail to qualify as a REIT for any reason in a taxable year and applicable relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. We will not be able to deduct dividends paid to our shareholders in any year in which we fail to qualify as a REIT. In this situation, to the extent of current and accumulated earnings and profits, all distributions to our shareholders that are individuals will generally be taxable at capital gains rates (through 2008), and, subject to limitations of the Code, corporate distributees may be eligible for the dividends received deduction. We also will be disqualified for the four taxable years following the year during which qualification was lost unless we are entitled to relief under specific statutory provisions.

Sale-Leaseback Transactions

        Some of our investments may be in the form of sale-leaseback transactions. We normally intend to treat these transactions as true leases for federal income tax purposes. However, depending on the terms of any specific transaction, the Internal Revenue Service might take the position that the transaction is not a true lease but is more properly treated in some other manner. If such re-characterization were successful, we would not be entitled to claim the depreciation deductions available to an owner of the property. In addition, the re-characterization of one or more of these transactions might cause us to fail to satisfy the Asset Tests or the Income Tests described above based upon the asset we would be treated as holding or the income we would be treated as having earned and such failure could result in our failing to qualify as a REIT. Alternatively, the amount or timing of income inclusion or the loss of depreciation deductions resulting from the re-characterization might cause us to fail to meet the distribution requirement described above for one or more taxable years absent the availability of the deficiency dividend procedure or might result in a larger portion of our distributions being treated as ordinary dividend income to our shareholders.

Taxation of Taxable U.S. Shareholders

Definition

        In this section, the phrase "U.S. shareholder" means a holder of our common stock that for federal income tax purposes is:

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  a citizen or resident of the United States;

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  a corporation, partnership or other entity treated as a corporation or partnership for U.S. federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof;

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  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

        For any taxable year for which we qualify for taxation as a REIT, amounts distributed to, and gains realized by, taxable U.S. shareholders with respect to our common shares generally will be taxed as described below. For a summary of the federal income tax treatment of distributions reinvested in additional shares of our common stock pursuant to our distribution reinvestment plan, see "Description of Securities—Distribution Reinvestment Plan." For a summary of the federal income tax treatment of shares redeemed by us under our share redemption program, see "Description of Securities—Share Redemption Program."

Distributions Generally

        Distributions to U.S. shareholders, other than capital gain dividends discussed below, will constitute dividends up to the amount of our current or accumulated earnings and profits and will be taxable to the shareholders as ordinary income. These distributions are not eligible for the dividends received deduction generally available to corporations. In addition, with limited exceptions, these dividends are not eligible for taxation at the preferential income tax rates for qualified dividends received by individuals from taxable C corporations pursuant to the recently enacted Jobs and Growth Tax Relief Reconciliation Act of 2003. Shareholders that are individuals, however, are taxed at the preferential rates on dividends designated by and received from us to the extent that the dividends are attributable to (i) income retained by us in the prior taxable year on which we were subject to corporate level income tax (less the amount of tax), (ii) dividends received by us from taxable C corporations, or (iii) income in the prior taxable year from the sales of "built-in gain" property acquired by us from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

        To the extent that we make a distribution in excess of our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. shareholder's shares, and the amount of each distribution in excess of a U.S. shareholder's tax basis in its shares will be taxable as gain realized from the sale of its shares. Distributions that we declare in October, November or December of any year payable to a shareholder of record on a specified date in any of these months will be treated as both paid by us and received by the shareholder on December 31 of the year, provided that we actually pay the distribution during January of the following calendar year. U.S. shareholders may not include any of our losses on their own federal income tax returns.

        We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any "deficiency dividend" will be treated as an ordinary or capital gain dividend, as the case may be, regardless of our earnings and profits. As a result, shareholders may be required to treat as taxable some distributions that would otherwise result in a tax-free return of capital.

Capital Gain Distributions

        Distributions to U.S. shareholders that we properly designate as capital gain distributions normally will be treated as long-term capital gains, to the extent they do not exceed our actual net capital gain, for the taxable year without regard to the period for which the U.S. shareholder has held his stock. A corporate U.S. shareholder might be required to treat up to 20% of some capital gain distributions as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2008) in the case of stockholders who are individuals, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions. See "Requirements for Qualification as a REIT—Operational Requirements—Annual Distribution Requirement" for the treatment by U.S. shareholders of net long-term capital gains that we elect to retain and pay tax on.

Passive Activity Loss and Investment Interest Limitations

        Our distributions and any gain you realize from a disposition of our common shares will not be treated as passive activity income, and shareholders may not be able to utilize any of their "passive losses" to offset this income in their personal tax returns. Our distributions (to the extent they do not constitute a return of capital) will generally be treated as investment income for purposes of the limitations on the deduction of investment interest. Net capital gain from a disposition of shares and capital gain dividends generally will be included in investment income for purposes of the investment interest deduction limitations only if, and to the extent, you so elect, in which case those capital gains will be taxed as ordinary income.

Certain Dispositions of Our Common Shares

        In general, any gain or loss realized upon a taxable disposition of our common shares by a U.S. shareholder who is not a dealer in securities will be treated as long-term capital gain or loss if the shares have been held for more than 12 months and as short-term capital gain or loss if the shares have been held for 12 months or less. If, however, a U.S. shareholder has included in income any capital gains dividends with respect to the shares, any loss realized upon a taxable disposition of shares held for six months or less, to the extent of the capital gains dividends included in income with respect to the shares, will be treated as long-term capital loss.

Information Reporting Requirements and Backup Withholding for U.S. Shareholders

        We will report to U.S. shareholders of our common shares and to the Internal Revenue Service the amount of distributions made or deemed made during each calendar year and the amount of tax withheld, if any. Under some circumstances, U.S. shareholders may be subject to backup withholding on payments made with respect to, or cash proceeds of a sale or exchange of, our common stock. Backup withholding will apply only if the shareholder:

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  Fails to furnish its taxpayer identification number (which, for an individual, would be his or her Social Security number);

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  Furnishes an incorrect taxpayer identification number;

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  Is notified by the Internal Revenue Service that the shareholder has failed properly to report payments of interest or dividends and is subject to backup withholding; or

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  Under some circumstances, fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that the shareholder is subject to backup withholding for failure to report interest and dividend payments or has been notified by the Internal Revenue Service that the shareholder is no longer subject to backup withholding for failure to report those payments.

        Backup withholding will not apply with respect to payments made to some shareholders, such as corporations in certain circumstances and tax-exempt organizations. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. shareholder will be allowed as a credit against the U.S. shareholder's United States federal income tax liability and may entitle the U.S. shareholder to a refund, provided that the required information is furnished to the Internal Revenue Service. U.S. shareholders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

Treatment of Tax-Exempt Shareholders

        Tax-exempt entities including employee pension benefit trusts and individual retirement accounts generally are exempt from United States federal income taxation. These entities are subject to taxation, however, on any "unrelated business taxable income" ("UBTI"), as defined in the Code. The Internal Revenue Service has issued a published ruling that dividend distributions from a REIT to a tax-exempt pension trust did not constitute UBTI. Although rulings are merely interpretations of law by the Internal Revenue Service and may be revoked or modified, based on this analysis, indebtedness incurred by us or by our operating partnership in connection with the acquisition of a property should not cause any income derived from the property to be treated as UBTI upon the distribution of those amounts as dividends to a tax-exempt U.S. shareholder of our common shares. A tax-exempt entity that incurs indebtedness to finance its purchase of our common shares, however, will be subject to UBTI under the debt-financed income rules. However, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under specified provisions of the Code are subject to different UBTI rules, which generally will require them to treat dividend distributions from us as UBTI. These organizations are urged to consult their own tax advisor with respect to the treatment of our distributions to them.

        In addition, tax-exempt pension and specified other tax-exempt trusts that hold more than 10% by value of the shares of a REIT may be required to treat a specified percentage of REIT dividends as UBTI. This requirement applies only if our qualification as a REIT depends upon the application of a look-through exception to the closely-held restriction and we are considered to be predominantly held by those tax-exempt trusts. It is not anticipated that our qualification as a REIT will depend upon application of the look-through exception or that we will be predominantly held by these types of trusts.

Special Tax Considerations for Non-U.S. Shareholders

        The rules governing United States federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. holders") are complex. The following discussion is intended only as a summary of these rules. Non-U.S. holders should consult with their own tax advisors to determine the impact of United States federal, state and local income tax laws on an investment in our common stock, including any reporting requirements as well as the tax treatment of the investment under the tax laws of their home country.

Ordinary Dividends

        The portion of dividends received by Non-U.S. holders payable out of our earnings and profits which are not attributable to our capital gains and which are not effectively connected with a U.S. trade or business of the Non-U.S. holder will be subject to U.S. withholding tax at the rate of 30%, unless reduced by treaty. In general, Non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common stock. In cases where the dividend income from a Non-U.S. holder's investment in our common stock is, or is treated as, effectively connected with the Non-U.S. holder's conduct of a U.S. trade or business, the Non-U.S. holder generally will be subject to U.S. tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax in the case of a Non-U.S. holder that is a corporation.

Non-Dividend Distributions

        Unless our common stock constitutes a U.S. real property interest (a "USRPI"), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. holder may seek a refund from the Internal Revenue Service of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the shareholder's basis in our stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder's share of our earnings and profits.

Capital Gain Distributions

        Under FIRPTA, a distribution made by us to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries ("USRPI capital gains"), will be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to federal income tax at the rates applicable to U.S. individuals or corporations, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. holder from a REIT that are not USRPI capital gains are generally not subject to U.S. income tax, but may be subject to withholding tax.

Dispositions of Our Common Stock

        Unless our common stock constitutes a USRPI, a sale of our common stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our common stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.

        Even if the foregoing test is not met, our common stock nonetheless will not constitute a USRPI if we are a "domestically-controlled REIT." A domestically-controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. We currently anticipate that we will continue to be a domestically-controlled REIT and, therefore, the sale of our common stock should not be subject to taxation under FIRPTA. However, we cannot assure you that we are or will continue to be a domestically controlled REIT. If we were not a domestically controlled REIT, whether a Non-U.S. holder's sale of our common stock would be subject to tax under FIRPTA as a sale of a United States real property interest would depend on whether our common stock were "regularly traded" on an established securities market and on the size of the selling shareholder's interest in us.

        If the gain on the sale of shares were subject to taxation under FIRPTA, a Non-U.S. holder would be subject to the same treatment as a U.S. shareholder with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (a) if the non-U.S. holder's investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

Information Reporting Requirements and Backup Withholding for Non-U.S. Shareholders

        Non-U.S. shareholders should consult their tax advisors with regard to U.S. information reporting and backup withholding requirements under the Code.

Statement of Stock Ownership

        We are required to demand annual written statements from the record holders of designated percentages of our common stock disclosing the actual owners of the shares. Any record shareholder who, upon our request, does not provide us with required information concerning actual ownership of the shares is required to include specified information relating to his shares in his federal income tax return. We also must maintain, within the Internal Revenue District in which we are required to file our federal income tax return, permanent records showing the information we have received about the actual ownership of our common stock and a list of those persons failing or refusing to comply with our demand.

State and Local Taxation

        We and any operating subsidiaries we may form may be subject to state and local tax in states and localities in which we or they do business or own property. The tax treatment of Dividend Capital Trust, our operating partnership, any operating subsidiaries, joint ventures or other arrangements we or our operating partnership may form or enter into and the tax treatment of the holders of our common stock in local jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on their investment in our common stock.

Federal Income Tax Aspects of Our Partnership

        The following discussion summarizes certain federal income tax considerations applicable to our investment in our operating partnership. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as a Partnership

        We will be entitled to include in our income a distributive share of our operating partnership's income and to deduct our distributive share of our operating partnership's losses only if our operating partnership is classified for federal income tax purposes as a partnership, rather than as a corporation or an association taxable as a corporation. Under applicable Treasury Regulations (the "Check-the-Box-Regulations"), an unincorporated domestic entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If the entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. Our operating partnership intends to be classified as a partnership for federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the Check-the-Box-Regulations.

        Even though our operating partnership will not elect to be treated as an association for federal income tax purposes, it may be taxed as a corporation if it is deemed to be a "publicly traded partnership." A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof; provided, that even if the foregoing requirements are met, a publicly traded partnership will not be treated as a corporation for federal income tax purposes if at least 90% of the partnership's gross income for each taxable year consists of "qualifying income" under section 7704(d) of the Code. Qualifying income generally includes any income that is qualifying income for purposes of the 95% Income Test applicable to REITs (90% Passive-Type Income Exception). (See "Requirements for Qualification as a REIT—Operational Requirements—Gross Income Tests").

        Under applicable Treasury Regulations the ("PTP Regulations"), limited safe harbors from the definition of a publicly traded partnership are provided. Pursuant to one of those safe harbors (the "Private Placement Exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that were not required to be registered under the Securities Act of 1933, as amended, and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (including a partnership, grantor trust or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (a) substantially all of the value of the owner's interest in the flow-through entity is attributable to the flow-through entity's direct or indirect interest in the partnership and (b) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100 partner limitation. Our operating partnership presently qualifies for the Private Placement Exclusion. Even if our operating partnership were considered a publicly traded partnership under the PTP Regulations because it was deemed to have more than 100 partners, our operating partnership should not be treated as a corporation because it should be eligible for the 90% Passive-Type Income Exception described above.

        We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that our operating partnership will be classified as a partnership for federal income tax purposes.

        If for any reason our operating partnership were taxable as a corporation, rather than a partnership, for federal income tax purposes, we would not be able to qualify as a REIT. (See Requirements for Qualification as a REIT—Operational Requirements—Gross Income Tests" and "Requirements for Qualification as a REIT—Operational Requirements—Asset Tests"). In addition, any change in our operating partnership's status for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distribution. Further, items of income and deduction of our operating partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Our operating partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing our operating partnership's taxable income.

        If our operating partnership were characterized as a publicly traded partnership even if it were not taxable as a corporation because of the Passive-Type Income Exception, however, holders of DCX Units would be subject to special rules under section 469 of the Code. Under such rules, each holder of DCX Units would be required to treat any loss derived from our operating partnership separately from any income or loss derived from any other publicly traded partnership, as well as from income or loss derived from other passive activities. In such case, any net losses or credits attributable to our operating partnership which are carried forward may only be offset against future income of our operating partnership. Moreover, unlike other passive activity losses, suspended losses attributable to the operating partnership would only be allowed upon the complete disposition of the DCX holder's "entire interest" in our operating partnership.

Income Taxation of Our Operating Partnership and its Partners

        Partners, Not Partnership, Subject to Tax.    A partnership is not a taxable entity for federal income tax purposes. As a partner in our operating partnership, we will be required to take into account our allocable share of our operating partnership's income, gains, losses, deductions, and credits for any taxable year of our operating partnership ending within or with our taxable year, without regard to whether we have received or will receive any distributions from our operating partnership.

        Partnership Allocations.    Although a partnership agreement generally determines the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under section 704(b) of the Code if they do not comply with the provisions of section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partner's interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership's allocations of taxable income and loss are intended to comply with the requirements of section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

        Tax Allocations With Respect to Contributed Properties.    Pursuant to section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. Under applicable Treasury Regulations, partnerships are required to use a "reasonable method" for allocating items subject to section 704(c) of the Code and several reasonable allocation methods are described therein.

        Under the partnership agreement, subject to exceptions applicable to the special limited partnership interests, depreciation or amortization deductions of our operating partnership generally will be allocated among the partners in accordance with their respective interests in our operating partnership, except to the extent that our operating partnership is required under section 704(c) to use a different method for allocating depreciation deductions attributable to its properties. In addition, gain or loss on the sale of a property that has been contributed to our operating partnership will be specially allocated to the contributing partner to the extent of any built-in gain or loss with respect to the property for federal income tax purposes. It is possible that we may (1) be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed properties than would be allocated to us if each such property were to have a tax basis equal to its fair market value at the time of contribution, and (2) be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic profit allocated to us as a result of such sale. These allocations may cause us to recognize taxable income in excess of cash proceeds received by us, which might adversely affect our ability to comply with the REIT distribution requirements, although we do not anticipate that this event will occur. The foregoing principles also will affect the calculation of our earnings and profits for purposes of determining the portion of our distributions that are taxable as a dividend. The allocations described in this paragraph may result in a higher portion of our distributions being taxed as a dividend than would have occurred had we purchased such properties for cash.

        Basis in Partnership Interest.    The adjusted tax basis of our partnership interest in our operating partnership generally will be equal to (1) the amount of cash and the basis of any other property contributed to our operating partnership by us, (2) increased by (A) our allocable share of our operating partnership's income and (B) our allocable share of indebtedness of our operating partnership, and (3) reduced, but not below zero, by (A) our allocable share of our operating partnership's loss and (B) the amount of cash distributed to us, including constructive cash distributions resulting from a reduction in our share of indebtedness of our operating partnership. If the allocation of our distributive share of our operating partnership's loss would reduce the adjusted tax basis of our partnership interest in our operating partnership below zero, the recognition of the loss will be deferred until such time as the recognition of the loss would not reduce our adjusted tax basis below zero. If a distribution from our operating partnership or a reduction in our share of our operating partnership's liabilities would reduce our adjusted tax basis below zero, that distribution, including a constructive distribution, will constitute taxable income to us. The gain realized by us upon the receipt of any such distribution or constructive distribution would normally be characterized as capital gain, and if our partnership interest in our operating partnership has been held for longer than the long-term capital gain holding period (currently one year), the distribution would constitute long-term capital gain.

        Depreciation Deductions Available to Our Operating Partnership.    Our operating partnership will use a portion of contributions made by Dividend Capital Trust from net offering proceeds to acquire interests in properties. To the extent that our operating partnership acquires properties for cash, our operating partnership's initial basis in such properties for federal income tax purposes generally will be equal to the purchase price paid by our operating partnership. Our operating partnership plans to depreciate each depreciable property for federal income tax purposes under the alternative depreciation system of depreciation ("ADS"). Under ADS, our operating partnership generally will depreciate buildings and improvements over a 40-year recovery period using a straight-line method and a mid-month convention and will depreciate furnishings and equipment over a 12-year recovery period. To the extent that our operating partnership acquires properties in exchange for units of our operating partnership, our operating partnership's initial basis in each such property for federal income tax purposes should be the same as the transferor's basis in that property on the date of acquisition by our operating partnership. Although the law is not entirely clear, our operating partnership generally intends to depreciate such depreciable property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors.

        Sale of Our Operating Partnership's Property.    Generally, any gain realized by our operating partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Our share of any gain realized by our operating partnership on the sale of any property held by our operating partnership as inventory or other property held primarily for sale to customers in the ordinary course of our operating partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. We, however, do not presently intend to acquire or hold or allow our operating partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or our operating partnership's trade or business.

ERISA CONSIDERATIONS

        The following is a summary of some non-tax considerations associated with an investment in our common stock by a qualified employee pension benefit plan or an IRA. This summary is based on provisions of ERISA and the Code, as amended through the date of this prospectus, and relevant regulations and opinions issued by the Department of Labor and the Internal Revenue Service. We cannot assure you that adverse tax decisions or legislative, regulatory or administrative changes which would significantly modify the statements expressed herein will not occur. Any such changes may or may not apply to transactions entered into prior to the date of their enactment. Each fiduciary of an employee pension benefit plan subject to ERISA, such as a profit sharing, section 401(k) or pension plan, or of any other retirement plan or account subject to Section 4975 of the Code, such as an IRA (collectively, Benefit Plans), seeking to invest plan assets in our common stock must, taking into account the facts and circumstances of such Benefit Plan, consider, among other matters:

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  Whether the investment is consistent with the applicable provisions of ERISA and the Code;

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  Whether, under the facts and circumstances attendant to the Benefit Plan in question, the fiduciary's responsibility to the plan has been satisfied;

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  Whether the investment will produce UBTI to the Benefit Plan (see "Federal Income Tax Considerations—Treatment of Tax-Exempt Shareholders"); and

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  The need to value the assets of the Benefit Plan annually.

Under ERISA, a plan fiduciary's responsibilities include the following duties:

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  To act solely in the interest of plan participants and beneficiaries and for the exclusive purpose of providing benefits to them, as well as defraying reasonable expenses of plan administration;

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  To invest plan assets prudently;

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  To diversify the investments of the plan unless it is clearly prudent not to do so;

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  To ensure sufficient liquidity for the plan; and

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  To consider whether an investment would constitute or give rise to a prohibited transaction under ERISA or the Code.

        ERISA also requires that the assets of an employee benefit plan be held in trust and that the trustee, or a duly authorized named fiduciary or investment manager, have exclusive authority and discretion to manage and control the assets of the plan. Section 406 of ERISA and Section 4975 of the Code prohibit specified transactions involving the assets of a Benefit Plan which are between the plan and any "party in interest" or "disqualified person" with respect to that Benefit Plan. These transactions are prohibited regardless of how beneficial they may be for the Benefit Plan. Prohibited transactions include the sale, exchange or leasing of property, the lending of money or the extension of credit between a Benefit Plan and a party in interest or disqualified person, and the transfer to, or use by, or for the benefit of, a party in interest, or disqualified person, of any assets of a Benefit Plan. A fiduciary of a Benefit Plan also is prohibited from engaging in self-dealing, acting for a person who has an interest adverse to the plan or receiving any consideration for its own account from a party dealing with the plan in a transaction involving plan assets. Furthermore, Section 408 of the Code states that assets of an IRA trust may not be commingled with other property except in a common trust fund or common investment fund.

Plan Asset Considerations

        In order to determine whether an investment in our common stock by Benefit Plans creates or gives rise to the potential for either prohibited transactions or the commingling of assets referred to above, a fiduciary must consider whether an investment in our common stock will cause our assets to be treated as assets of the investing Benefit Plans. Neither ERISA nor the Code define the term "plan assets," however, U.S. Department of Labor Regulations provide guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute assets of a Benefit Plan when the plan invests in that entity (the Plan Assets Regulation). Under the Plan Assets Regulation, the assets of corporations, partnerships or other entities in which a Benefit Plan makes an equity investment will generally be deemed to be assets of the Benefit Plan unless the entity satisfies one of the exceptions to this general rule.

        In the event that our underlying assets were treated by the Department of Labor as the assets of investing Benefit Plans, our management would be treated as fiduciaries with respect to each Benefit Plan shareholder, and an investment in our common stock might constitute an ineffective delegation of fiduciary responsibility to our advisor, and expose the fiduciary of the Benefit Plan to co-fiduciary liability under ERISA for any breach by our advisor of the fiduciary duties mandated under ERISA. Further, if our assets are deemed to be "plan assets," an investment by an IRA in our common stock might be deemed to result in an impermissible commingling of IRA assets with other property.

        If our advisor or affiliates of our advisor were treated as fiduciaries with respect to Benefit Plan shareholders, the prohibited transaction restrictions of ERISA and the Code would apply to any transaction involving our assets. These restrictions could, for example, require that we avoid transactions with entities that are affiliated with us or our affiliates or restructure our activities in order to obtain an administrative exemption from the prohibited transaction restrictions. Alternatively, we might have to provide Benefit Plan shareholders with the opportunity to sell their shares to us or we might dissolve or terminate. If a prohibited transaction were to occur, the Code imposes an excise tax equal to 15% of the amount involved and authorizes the Internal Revenue Service to impose an additional 100% excise tax if the prohibited transaction is not "corrected." These taxes would be imposed on any disqualified person who participates in the prohibited transaction. In addition, our advisor and possibly other fiduciaries of Benefit Plan shareholders subject to ERISA who permitted the prohibited transaction to occur or who otherwise breached their fiduciary responsibilities, or a non-fiduciary participating in a prohibited transaction, could be required to restore to the Benefit Plan any profits they realized as a result of the transaction or breach, and make good to the Benefit Plan any losses incurred by the Benefit Plan as a result of the transaction or breach. With respect to an IRA that invests in our common stock, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiary, would cause the IRA to lose its tax-exempt status under Section 408(e)(2) of the Code.

        The Plan Assets Regulation provides that the underlying assets of REITs will not be treated as assets of a Benefit Plan investing therein if the interest the Benefit Plan acquires is a "publicly-offered security." A publicly-offered security must be:

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  Sold as part of a public offering registered under the Securities Act of 1933, as amended, and be part of a class of securities registered under the Securities Exchange Act of 1934, as amended, within 120 days (or such later time as may be allowed by the Securities and Exchange Commission) after the end of the fiscal year in which the initial closing under this offering occurs;

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  "Widely held," i.e., part of a class of securities that is owned by 100 or more persons who are independent of the issuer and one another; and

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  "Freely transferable."

        Our common stock is being sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and are part of a class registered under the Securities Exchange Act. In addition, we have over 100 independent shareholders as of the initial closing under this offering, therefore our common stock is "widely held." Whether a security is "freely transferable" depends upon the particular facts and circumstances. Our common stock is subject to certain restrictions on transferability intended to ensure that we continue to qualify for federal income tax treatment as a REIT. The regulation provides, however, that where the minimum investment in a public offering of securities is $10,000 or less, the presence of a restriction on transferability intended to prohibit transfers which would result in a termination or reclassification of the entity for state or federal tax purposes will not ordinarily affect a determination that such securities are freely transferable. The minimum investment in our common stock is less than $10,000; thus, the restrictions imposed in order to maintain our status as a REIT should not cause the shares to be deemed not freely transferable.

        Our common stock is "widely held" and assuming that no other facts and circumstances other than those referred to in the preceding paragraph exist that restrict transferability of our common stock and the offering takes place as described in this prospectus, our common stock more likely than not constitute "publicly-offered securities" and, accordingly, it is more likely than not that our underlying assets should not be considered "plan assets" under the Plan Assets Regulation. If our underlying assets are not deemed to be "plan assets," the issues discussed in the second and third paragraphs of this "Plan Assets Considerations" section are not expected to arise.

Other Prohibited Transactions

        Regardless of whether the shares qualify for the "publicly-offered security" exception of the Plan Assets Regulation, a prohibited transaction could occur if Dividend Capital Trust, our advisor, any selected dealer or any of their affiliates is a fiduciary (within the meaning of Section 3(21) of ERISA) with respect to any Benefit Plan purchasing the shares. Accordingly, unless an administrative or statutory exemption applies, shares should not be purchased by a Benefit Plan with respect to which any of the above persons is a fiduciary. A person is a fiduciary with respect to a Benefit Plan under Section 3(21) of ERISA if, among other things, the person has discretionary authority or control with respect to "plan assets" or provides investment advice for a fee with respect to "plan assets." Under a regulation issued by the Department of Labor, a person shall be deemed to be providing investment advice if that person renders advice as to the advisability of investing in our common stock and that person regularly provides investment advice to the Benefit Plan pursuant to a mutual agreement or understanding (written or otherwise) (1) that the advice will serve as the primary basis for investment decisions, and (2) that the advice will be individualized for the Benefit Plan based on its particular needs.

Annual Valuation

        A fiduciary of an employee benefit plan subject to ERISA is required to determine annually the fair market value of each asset of the plan as of the end of the plan's fiscal year and to file a report reflecting that value with the Department of Labor. When the fair market value of any particular asset is not available, the fiduciary is required to make a good faith determination of that asset's "fair market value" assuming an orderly liquidation at the time the determination is made. In addition, a trustee or custodian of an IRA must provide an IRA participant with a statement of the value of the IRA each year.

        In discharging its obligation to value assets of a plan, a fiduciary subject to ERISA must act consistently with the relevant provisions of the plan and the general fiduciary standards of ERISA. Unless and until our common stock is listed on a national securities exchange or an over-the-counter market, it is not expected that a public market for the shares will develop. To date, neither the Internal Revenue Service nor the Department of Labor has promulgated regulations specifying how a plan fiduciary should determine the "fair market value" of the shares, namely when the fair market value of the shares is not determined in the marketplace. Therefore, to assist fiduciaries in fulfilling their valuation and annual reporting responsibilities with respect to ownership of shares, we intend to provide reports of our annual determinations of the current value of our net assets per outstanding share to those fiduciaries (including IRA trustees and custodians) who identify themselves to us and request the reports.

        For so long as we are offering shares, we intend to use the most recent offering price as the per share net asset value. We will continue to use the most recent offering price as the per share net asset value until December 31st of the year following the year in which the most recently completed offering has expired unless a new offering has commenced prior to that time in which case we would use the new offering price. After that time, the value of the properties and our other assets will be based upon a valuation. Such valuation will be performed by a person independent of us and of our advisor.

        We anticipate that we will provide annual reports of our determination of value (1) to IRA trustees and custodians not later than January 15 of each year, and (2) to other Benefit Plan fiduciaries within 75 days after the end of each calendar year. Each determination may be based upon valuation information available as of October 31 of the preceding year, up-dated, however, for any material changes occurring between October 31 and December 31.

        We intend to revise these valuation procedures to conform with any relevant guidelines that the Internal Revenue Service or the Department of Labor may hereafter issue. Meanwhile, we cannot assure you:

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  That the value determined by us could or will actually be realized by us or by shareholders upon liquidation (in part because appraisals or estimated values do not necessarily indicate the price at which assets could be sold and because no attempt will be made to estimate the expenses of selling any of our assets);

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  That shareholders could realize this value if they were to attempt to sell their shares; or

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  That the value, or the method used to establish value, would comply with the ERISA or IRA requirements described above.

DESCRIPTION OF SECURITIES

        The following description of the shares is not complete but is a summary of portions of our articles of incorporation and is qualified in its entirety by reference to the articles of incorporation. Under our articles of incorporation, we have authority to issue a total of 500,000,000 shares of capital stock. Of the total shares authorized, 350,000,000 shares are designated as common stock with a par value of $0.01 per share, 50,000,000 shares are designated as preferred stock, and 100,000,000 shares are designated as shares-in-trust, which would be issued only in the event that there is a purported transfer of, or other change in or affecting the ownership of, our common stock that would result in a violation of the ownership limits described below. As of March 15, 2004, 20,113,562 shares of our common stock were issued and outstanding, and no shares of preferred stock or shares-in-trust were issued and outstanding.

Common Stock

        The holders of common stock are entitled to one vote per share on all matters voted on by shareholders, including election of our directors. Our articles of incorporation do not provide for cumulative voting in the election of directors. Therefore, the holders of a majority of the outstanding common shares can elect our entire board of directors. Subject to any preferential rights of any outstanding series of preferred stock and to the distribution of specified amounts upon liquidation with respect to shares-in-trust, the holders of common stock are entitled to such distributions as may be declared from time to time by our board of directors out of legally available funds and, upon liquidation, are entitled to receive all assets available for distribution to shareholders. All shares issued in the offering will be fully paid and non-assessable shares of common stock. Holders of shares of common stock will not have preemptive rights, which means that you will not have an automatic option to purchase any new shares that we issue.

        We will not issue certificates for our common stock. Shares will be held in "uncertificated" form which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable stock certificates and eliminate the need to return a duly executed stock certificate to effect a transfer. Gemisys Financial Services Corp. acts as our registrar and as the transfer agent for our common stock. Transfers can be effected simply by mailing a transfer and assignment form, which we will provide to you at no charge, to:

  Gemisys Financial Services Corp.
  7103 South Revere Parkway
  Englewood, CO 80112
  (303) 705-6000

Preferred Stock

        Our articles of incorporation authorize our board of directors to designate and issue one or more classes or series of preferred stock without shareholder approval. The board of directors may determine the relative rights, preferences and privileges of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences and privileges attributable to the common stock. The issuance of preferred stock could have the effect of delaying or preventing a change in control of Dividend Capital Trust. Our board of directors has no present plans to issue preferred stock, but may do so at any time in the future without shareholder approval.

Soliciting Dealer Warrants

        We will issue to our dealer manager one soliciting dealer warrant $.001 for every 25 shares sold during the offering period. As of December 31, 2003, our dealer manager had the right to be granted 498,816 soliciting dealer warrants, however none of these warrants had been issued. These warrants, as well as the shares issuable upon their exercise, have been registered as part of this offering. Our dealer manager may retain or re-allow these warrants to broker-dealers participating in the offering, unless such issuance of soliciting dealer warrants is prohibited by either federal or state securities laws. The holder of a soliciting dealer warrant will be entitled to purchase one share from Dividend Capital Trust at a price of $12 per share during the period beginning on the first anniversary of the effective date of this offering and ending five years after the effective date of this offering. Subject to certain exceptions, a soliciting dealer warrant may not be transferred, assigned, pledged or hypothecated for a period of one year following the effective date of this offering. Exercise of the soliciting dealer warrants is governed by the terms and conditions detailed in this prospectus and in the Warrant Purchase Agreement, which is an exhibit to the registration statement of which this prospectus is a part.

Meetings, Special Voting Requirements and Access to Records

        An annual meeting of the shareholders will be held each year, at least 30 days after delivery of our annual report. Special meetings of shareholders may be called only upon the request of a majority of the directors, a majority of the independent directors, the chairman, the president or upon the written request of shareholders holding at least 10% of the shares. The presence of a majority of the outstanding shares either in person or by proxy shall constitute a quorum. Generally, the affirmative vote of a majority of all votes entitled to be cast is necessary to take shareholder action authorized by our articles of incorporation, except that a majority of the votes represented in person or by proxy at a meeting at which a quorum is present is sufficient to elect a director.

        Under Maryland Corporation Law and our articles of incorporation, shareholders are entitled to vote at a duly held meeting at which a quorum is present on (1) amendment of our articles of incorporation, (2) liquidation or dissolution of Dividend Capital Trust, (3) reorganization of Dividend Capital Trust, (4) merger, consolidation or sale or other disposition of substantially all of our assets, and (5) revocation of our status as a REIT. Shareholders voting against any merger or sale of assets are permitted under Maryland Corporation Law to petition a court for the appraisal and payment of the fair value of their shares. In an appraisal proceeding, the court appoints appraisers who attempt to determine the fair value of the stock as of the date of the shareholder vote on the merger or sale of assets. After considering the appraisers' report, the court makes the final determination of the fair value to be paid to the dissenting shareholder and decides whether to award interest from the date of the merger or sale of assets and costs of the proceeding to the dissenting shareholders.

        The Advisory Agreement, including the selection of our advisor, is approved annually by our directors. While the shareholders do not have the ability to vote to replace our advisor or to select a new advisor, shareholders do have the ability, by the affirmative vote of a majority of the shares entitled to vote on such matter, to elect to remove a director from our board. Shareholders are entitled to receive a copy of our shareholder list upon request. The list provided by us will include each shareholder's name, address and telephone number, if available, and number of shares owned by each shareholder and will be sent within ten days of the receipt by us of the request. A shareholder requesting a list will be required to pay reasonable costs of postage and duplication. We have the right to request that a requesting shareholder represent to us that the list will not be used to pursue commercial interests. In addition to the foregoing, shareholders have rights under Rule 14a-7 under the Securities Exchange Act, which provides that, upon the request of investors and the payment of the expenses of the distribution, we are required to distribute specific materials to shareholders in the context of the solicitation of proxies for voting on matters presented to shareholders or, at our option, provide requesting shareholders with a copy of the list of shareholders so that the requesting shareholders may make the distribution of proxies themselves.

        Any shareholder shall be permitted access to all records of Dividend Capital Trust at all reasonable times, and may inspect and copy any of them for a reasonable copying charge. Inspection of our records by the office or agency administering the securities laws of a jurisdiction shall be provided upon reasonable notice and during normal business hours. An alphabetical list of the names, addresses and telephone numbers of our shareholders, along with the number of shares held by each of them, shall be maintained as part of the books and records of Dividend Capital Trust and shall be available for inspection by any shareholder or the shareholder's designated agent at the office of Dividend Capital Trust. The shareholder list shall be updated at least quarterly to reflect changes in the information contained therein. A copy of the list shall be mailed to any shareholder who requests the list within ten days of the request. Dividend Capital Trust may impose a reasonable charge for expenses incurred in reproducing the list. A shareholder may request a copy of the shareholder list in connection with matters relating to voting rights and the exercise of shareholder rights under federal proxy laws. If a proper request for the shareholder list is not honored, then the requesting shareholder shall be entitled to recover certain costs incurred in compelling the production of the list as well as actual damages suffered by reason of the refusal or failure to produce the list. However, a shareholder shall not have the right to secure the shareholder list or other information for the purpose of selling or using the list for a commercial purpose not related to the requesting shareholder's interest in our affairs.

Restriction on Ownership of Common Stock

        In order for us to qualify as a REIT, beginning in 2003 not more than 50% in value of our outstanding shares may be owned, directly or indirectly through the application of certain attribution rules under the Code, by any five or fewer individuals, as defined in the Code to include specified entities, during the last half of any taxable year. In addition, the outstanding shares must be owned by 100 or more persons independent of us and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year, excluding our first taxable year ending December 31, 2002. In addition, we must meet requirements regarding the nature of our gross income in order to qualify as a REIT. One of these requirements is that at least 75% of our gross income for each calendar year must consist of rents from real property and income from other real property investments. The rents received by our operating partnership from any tenant will not qualify as rents from real property, which could result in our loss of REIT status, if we own, actually or constructively within the meaning of certain provisions of the Code, 10% or more of the ownership interests in that tenant. In order to assist us in preserving our status as a REIT, our articles of incorporation contain limitations on ownership and transfer of shares which from the date of the first closing of this offering prohibit any person or entity from owning or acquiring, directly or indirectly, more than 9.8% of the outstanding shares of any class or series of our stock, prohibit the beneficial ownership of our outstanding shares by fewer than 100 persons and prohibit any transfer of or other event or transaction with respect to our common stock that would result in the beneficial ownership of our outstanding shares by fewer than 100 persons. In addition, our articles of incorporation prohibit, from the date of the first closing of this offering, any transfer of or other event with respect to our common stock that would cause us to violate the Closely Held Test, that would cause us to own, actually or constructively, 9.9% or more of the ownership interests in a tenant of our real property or the real property of our operating partnership or any direct or indirect subsidiary of our operating partnership or that would otherwise cause us to fail to qualify as a REIT. Our articles of incorporation provide that any transfer of shares that would violate our share ownership limitations is null and void and the intended transferee will acquire no rights in such shares, unless, in the case of a transfer that would cause a violation of the 9.8% ownership limit, the transfer is approved by the board of directors based upon receipt of information that such transfer would not violate the provisions of the Code for qualification as a REIT.

        The shares that, if transferred, would result in a violation of any applicable ownership limit notwithstanding the provisions described above which are attempted to be transferred will be exchanged for "shares-in-trust" and will be transferred automatically to a trust effective on the day before the purported transfer of such shares. We will designate a trustee of the share trust that will not be affiliated with us or the purported transferee or record holder. We will also name a charitable organization as beneficiary of the share trust. Shares-in-trust will remain issued and outstanding shares. The trustee will receive all dividends and distributions on the shares-in-trust and will hold such distributions or distributions in trust for the benefit of the beneficiary. The trustee also will vote the shares-in-trust.

        The trustee will transfer the shares-in-trust to a person whose ownership of our common stock will not violate the ownership limits. The transfer shall be made no earlier than 20 days after the later of our receipt of notice that shares have been transferred to the trust or the date we determine that a purported transfer of our common stock has occurred. During this 20-day period, we will have the option of redeeming such shares. Upon any such transfer or redemption, the purported transferee or holder shall receive a per share price equal to the lesser of (a) the price per share in the transaction that created such shares-in-trust (or, in the case of a gift or devise, the market price at the time of the gift or devise), and (b) the market price per share on the date of the redemption, in the case of a purchase by us, or the price received by the trustee net of any sales commissions and expenses, in the case of a sale by the trustee. The charitable beneficiary will receive any excess amounts. In the case of a liquidation, holders of shares-in-trust will receive a ratable amount of our remaining assets available for distribution to shares of the applicable class or series taking into account all shares-in-trust of such class or series. The trustee will distribute to the purported transferee or holder an amount equal to the lesser of the amounts received with respect to such shares-in-trust or the price per share in the transaction that created such shares-in-trust (or, in the case of a gift or devise, the market price at the time of the gift or devise) and shall distribute any remaining amounts to the charitable beneficiary.

        Any person who (1) acquires or attempts to acquire shares in violation of the foregoing restrictions or who owns shares that were transferred to any such trust is required to give immediate written notice to Dividend Capital Trust of such event or (2) purports to transfer or receive shares subject to such limitations is required to give Dividend Capital Trust 15 days written notice prior to such purported transaction. In both cases, such persons shall provide to Dividend Capital Trust such other information as we may request in order to determine the effect, if any, of such event on our status as a REIT. The foregoing restrictions will continue to apply until (1) the board of directors determines it is no longer in the best interest of Dividend Capital Trust to continue to qualify as a REIT and (2) there is an affirmative vote of the majority of shares entitled to vote on such matter at a regular or special meeting of the shareholders of Dividend Capital Trust.

        The ownership limits do not apply to a person or persons which the directors exempt from the ownership limit upon appropriate assurances that our qualification as a REIT is not jeopardized. Any person who owns 5% or more (or such lower percentage applicable under Treasury regulations) of the outstanding shares during any taxable year will be asked to deliver a statement or affidavit setting forth the number of shares beneficially owned.

Dividends

        Dividends will be paid on a quarterly basis. Dividends will be paid to investors who are shareholders as of the record dates selected by the directors. We currently calculate our quarterly dividends based upon daily record and dividend declaration dates so our investors will be entitled to be paid dividends beginning with the quarter in which their shares are purchased. We then make quarterly dividend payments following the end of each calendar quarter.

        We are required to make distributions sufficient to satisfy the requirements for qualification as a REIT for federal income tax purposes. Generally, income distributed will not be taxable to us under the Code if we distribute at least 90% of our taxable income each year (computed without regard to the dividends paid deduction and our net capital gain). (See "Federal Income Tax Considerations—Requirements for Qualification as a REIT"—Operational Requirements—Annual Distribution Requirement"). Dividends will be declared at the discretion of the board of directors, in accordance with our earnings, cash flow and general financial condition. The board's discretion will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements. Because we may receive income from interest or rents at various times during our fiscal year, dividends may not reflect our income earned in that particular dividend period and may be made in advance of actual receipt of funds in an attempt to make dividends relatively uniform. We are authorized to borrow money, issue new securities or sell assets in order to make dividends.

        We are not prohibited from distributing our own securities in lieu of making cash dividends to shareholders, provided that the securities distributed to shareholders are readily marketable. The receipt of marketable securities in lieu of cash dividends may cause shareholders to incur transaction expenses in liquidating the securities.

        Dividends are declared by our board of directors and are calculated on a daily basis. The following table sets forth the dividends declared by our board of directors and the dividends that have been paid to date:

Quarter	Declared(1)	Date Paid
2nd Quarter—2003	$0.1558	July 15, 2003
3rd Quarter—2003	$0.1575	October 15, 2003
4th Quarter—2003	$0.1575	January 15, 2004
1st Quarter—2004	$0.1591	April 15, 2004(2)
2nd Quarter—2004	$0.1591	July 15, 2004(2)

(1)
Assumes share was owned for the entire quarter.

(2)
Anticipated payment date.

Distribution Reinvestment Plan

        We currently have a distribution reinvestment plan available that allows you to have cash otherwise distributable to you invested in additional shares of Dividend Capital Trust at a discounted purchase price. You may purchase shares under the distribution reinvestment plan for an amount per share equal to the current offering price of the share on the relevant distribution date less a 5% discount (currently $9.50). Shares issued pursuant to the Distribution Reinvestment Plan will be subject to a one-time 1.0% service fee payable to our dealer manager, which may be re-allowed to participating broker-dealers. Shares may be issued under this plan until all of the shares registered as part of this offering have been sold. Until there is more than a de minimus amount of trading in our common stock, the fair market value of our common stock purchased from us under the distribution reinvestment plan will be the same as the price of a share in this offering. After that time, our board will estimate the fair market value of our common stock by reference to the applicable sales price in respect of the most recent trades occurring on or prior to the relevant distribution date. After all the shares registered as part of this offering have been sold, we may purchase shares either through purchases on the open market, if a market then exists, or through an additional issuance of shares. In either case, the price per share will be equal to the then-prevailing market price, which shall equal the price on the securities exchange or over-the-counter market on which such shares are listed at the date of purchase if such shares are then listed. A copy of our Distribution Reinvestment Plan is included as Appendix C to this prospectus. You may elect to participate in the distribution reinvestment plan by completing the Subscription Agreement, the enrollment form or by other written notice to the plan administrator. Participation in the plan will begin with the next distribution made after receipt of your written notice. We may terminate the distribution reinvestment plan for any reason at any time upon 10 days' prior written notice to participants.

        If you hold limited partnership interests in our operating partnership, such as DCX Units, you may also participate in the distribution reinvestment plan and have cash otherwise distributable to you by our operating partnership invested in our common stock at a discount equal to 5% of the current offering price of our common stock.

        Your participation in the plan will also be terminated to the extent that a reinvestment of your distributions in our common stock would cause the share ownership limitations contained in our articles of incorporation to be violated.

        If you elect to participate in the distribution reinvestment plan and are subject to United States federal income taxation, you will incur a tax liability on an amount equal to the fair market value on the relevant distribution date of the shares of our stock purchased with reinvested distributions, even though you have elected not to receive the distributions used to purchase those shares in cash. Under present law, the United States federal income tax treatment of that amount will be as described with respect to distributions under "Federal Income Tax Considerations—Taxation of Taxable U.S. Shareholders" in the case of a taxable U.S. shareholder (as defined therein) and as described under "Federal Income Tax Considerations—Special Tax Considerations for Non-U.S. Shareholders" in the case of a Non-U.S. Shareholder (as defined therein). However, the tax consequences to you of participating in our distribution reinvestment plan will vary depending upon your particular circumstances and you are urged to consult your own tax advisor regarding the specific tax consequences to you of participation in the plan.

Share Redemption Program

        As long as our common stock is not listed on a national securities exchange or traded on an over-the-counter market, shareholders of Dividend Capital Trust who have held their shares for at least one year may be able to redeem all or any portion of their shares in accordance with the procedures outlined herein. At that time, we may, subject to the conditions and limitations described below, redeem the shares presented for redemption for cash to the extent that we have sufficient funds available to us to fund such redemption. The amount received from the redemption of shares will be equal to the lesser of the price actually paid for the shares or the redemption price which is dependent upon the number of years the shares are held as described in the following table:

Share Purchase Anniversary	Redemption Price Per Share*
Less than 1	No Redemption Allowed
1	$9.25
2	$9.50
3	$9.75
4	Purchase Price

*
Subject to change

        In the event that you are redeeming all of your shares, shares purchased pursuant to our distribution reinvestment plan may be excluded from the foregoing one-year holding period requirement, in the discretion of the board of directors. In addition, for purposes of the one-year holding period, limited partners of our operating partnership who redeem their limited partnership units for shares in Dividend Capital Trust shall be deemed to have owned their shares as of the date they were issued their limited partnership units in our operating partnership.

        Our board of directors reserves the right in its sole discretion at any time and from time to time to (1) waive the one-year holding period in the event of the death or bankruptcy of a shareholder or other exigent circumstances or (2) suspend or terminate our redemption program.

        Subject to the foregoing, each quarter we will determine how many, if any, shares will be redeemed pursuant to our share redemption program. In the event we determine to redeem shares, we will honor redemption requests received on a pro rata basis. During any calendar year we presently intend to limit the number of shares redeemed pursuant to our share redemption program to the lesser of: (1) three percent (3.0%) of the weighted average number of shares outstanding during the prior calendar year; and (2) that number of shares we can redeem with the proceeds we receive from the sale of shares under our distribution reinvestment plan. In either case, the aggregate amount of redemptions under our share redemption program is not expected to exceed aggregate proceeds received from the sale of shares pursuant to our distribution reinvestment plan. The board of directors, in its sole discretion, may choose to use other sources of funds to redeem shares.

        In addition, shares of our common stock contain a death put whereby upon the death of a shareholder, the shareholder's estate or trustee may put the shares to us for the lesser of the price paid for the shares or the share redemption price pursuant to the table above. In either case, the shares become redeemable, subject to the limitations described above, upon the death of the shareholder regardless of share purchase anniversary.

        We cannot guarantee all or any redemption requests will be accommodated in any year. If we are unable to accommodate your request you can (1) withdraw your request for redemption, or (2) ask that we honor your request at such time, if any, when we determine to redeem shares. These pending requests, along with any other redemption requests, will be considered on a pro rata basis on the next redemption date.

        The share redemption program is only intended to provide possible interim liquidity for shareholders until a secondary market develops for the shares. No such market presently exists, and we cannot assure you that any market for your shares will ever develop.

        The shares we purchase under the share redemption program will be cancelled, and will have the status of authorized, but unissued shares. We will not reissue such shares unless they are first registered with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 and under appropriate state securities laws or otherwise issued in compliance with such laws. If we terminate, reduce the scope of or otherwise change the share redemption program, we will disclose the changes in reports filed with the Commission.

        The federal income tax treatment of shareholders whose shares are redeemed by us under the share redemption program will depend on whether our redemption is treated as a payment in exchange for the shares. A redemption normally will be treated as an exchange if the redemption results in a complete termination of the shareholder's interest in our company, qualifies as "substantially disproportionate" with respect to the shareholder or is treated as "not essentially equivalent to a distribution" with respect to the shareholder. In order for the redemption to be substantially disproportionate, the percentage of our voting shares considered owned by the shareholder immediately after the redemption must be less than 80 percent of the percentage of our voting shares considered owned by the shareholder immediately before the redemption. In order for the redemption to be treated as not essentially equivalent to a distribution with respect to the shareholder, the redemption must result in a "meaningful reduction" in the shareholder's interest in our company. The Internal Revenue Service has indicated in a published ruling that, in the case of a small minority holder of a publicly held corporation whose relative stock interest is minimal and who exercises no control over corporate affairs, a reduction in the holder's proportionate interest in the corporation from .0001118% to .0001081% would constitute a meaningful reduction. In determining whether any of these tests have been met, shares considered to be owned by the shareholder by reason of applicable constructive ownership rules, as well as the shares actually owned by the shareholder, normally will be taken into account.

        In general, if the redemption is treated as an exchange, the United States federal income tax treatment of the redemption under present law will be as described under "Federal Income Tax Considerations—Taxation of Taxable U.S. Shareholders—Certain Dispositions of Our Common Shares" in the case of a taxable U.S. shareholder (as defined therein) and as described under "Federal Income Tax Considerations—Special Tax Considerations for Non-U.S. Shareholders—Sale of Our common stock by a Non-U.S. Shareholder" in the case of a Non-U.S. shareholder (as defined therein) whose income derived from the investment in our common stock is not effectively connected with the Non-U.S. shareholder's conduct of a trade or business in the United States. If the redemption does not qualify as an exchange of our common stock, the United States federal income tax treatment of the redemption under present law generally will be as described under "Federal Income Tax Considerations—Taxation of Taxable U.S. Shareholders—Distributions Generally" in the case of a taxable U.S. shareholder and as described under "Federal Income Tax Considerations—Special Tax Considerations for Non-U.S. Shareholders—Distributions Not Attributable to Gain From the Sale or Exchange of a United States Real Property Interest" in the case of a Non-U.S. shareholder whose income derived from the investment in our common stock is not effectively connected with the Non-U.S. shareholder's conduct of a trade or business in the United States. However, the tax consequences to you of participating in our share redemption program will vary depending upon your particular circumstances and you are urged to consult your own tax advisor regarding the specific tax consequences to you of participation in the share redemption program.

Business Combinations

        Under Maryland Corporation Law, business combinations between a Maryland corporation and an interested shareholder or the interested shareholder's affiliate are prohibited for five years after the most recent date on which the shareholder becomes an interested shareholder. For this purpose, the term "business combinations" includes mergers, consolidations, share exchanges, asset transfers and issuances or reclassifications of equity securities. An "interested shareholder" is defined for this purpose as: (1) any person who beneficially owns ten percent or more of the voting power of the corporation's shares; or (2) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of the corporation.

        After the five-year prohibition, any business combination between the corporation and an interested shareholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation; and (2) two-thirds of the votes entitled to be cast by holders of voting shares of the corporation other than shares held by the interested shareholder or its affiliate with whom the business combination is to be effected, or held by an affiliate or associate of the interested shareholder voting together as a single voting group.

        These super-majority vote requirements do not apply if the corporation's common shareholders receive a minimum price, as defined under Maryland Corporation Law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares. None of these provisions of the Maryland Corporation Law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested shareholder becomes an interested shareholder.

        We have opted out of the business combination statute in our articles of incorporation. However, if we amended our articles of incorporation to opt into the statute, the statute may discourage others from trying to acquire control of Dividend Capital Trust and increase the difficulty of consummating any offer.

Control Share Acquisitions

        Maryland Corporation Law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, or by officers or directors who are employees of the corporation are not entitled to vote on the matter. As permitted by Maryland Corporation Law, we have provided in our bylaws that the control share provisions of Maryland Corporation Law will not apply to transactions involving Dividend Capital Trust, but the board of directors retains the discretion to change this provision in the future. "Control shares" are voting shares which, if aggregated with all other shares owned by the acquiror or with respect to which the acquiror has the right to vote or to direct the voting of, other than solely by virtue of revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting powers:

  •
  One-fifth or more but less than one-third;

  •
  One-third or more but less than a majority; or

  •
  A majority or more of all voting power.

        Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. Except as otherwise specified in the statute, a "control share acquisition" means the acquisition of control shares. Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and has satisfied other required conditions, the person may compel the board of directors to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.

        If voting rights are not approved for the control shares at the meeting or if the acquiring person does not deliver an "acquiring person statement" for the control shares as required by the statute, the corporation may redeem any or all of the control shares for their fair value, except for control shares for which voting rights have previously been approved. Fair value is to be determined for this purpose without regard to the absence of voting rights for the control shares, and is to be determined as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights for control shares are considered and not approved.

        If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

        The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the articles of incorporation or bylaws of the corporation.

        We have opted out of the control acquisition statute in our articles of incorporation. However, our articles of incorporation could be amended to opt into the statute.

THE PARTNERSHIP AGREEMENT

General

        Our operating partnership was formed in April, 2002 to acquire, own and lease properties on our behalf. We utilize this Umbrella Partnership Real Estate Investment Trust ("UPREIT") structure generally to enable us to acquire real property in exchange for limited partnership interests in our operating partnership from owners who desire to defer taxable gain that would otherwise normally be recognized by them upon the disposition of their property or the transfer of their property to us in exchange for our common stock or cash. These owners may also desire to achieve diversity in their investment and other benefits afforded to owners of stock in a REIT. For purposes of satisfying the Asset and Income Tests for qualification as a REIT for federal income tax purposes, the REIT's proportionate share of the assets and income of our operating partnership will be deemed to be assets and income of the REIT.

        The property owner's goals are accomplished because the owner may contribute property to our operating partnership in exchange for limited partnership units on a tax deferred basis. Further, our operating partnership is structured to make distributions with respect to regular limited partnership units which are equivalent to the dividend distributions made to shareholders of Dividend Capital Trust. Finally, a limited partner in our operating partnership may later redeem his regular limited partnership units for shares of Dividend Capital Trust (in a taxable transaction) and, if our common stock is then listed, achieve liquidity for his investment.

        We intend to hold substantially all of our assets in our operating partnership or in subsidiary entities in which our operating partnership owns an interest, and we intend to make future acquisitions of real properties using the UPREIT structure. Dividend Capital Trust is the sole general partner of our operating partnership. Our advisor and the parent of our advisor have contributed $201,000 to our operating partnership for limited partner interest. As the sole general partner of our operating partnership, we have the exclusive power to manage and conduct the business of our operating partnership. We also own a substantial majority of the limited partnership interest of our operating partnership.

        The following is a summary of certain provisions of the Partnership Agreement of our operating partnership. This summary is not complete and is qualified by the specific language in the partnership agreement. You should refer to the actual partnership agreement, a copy of which we have filed as an exhibit to the registration statement of which this prospectus is a part, for more detail.

Capital Contributions

        As we accept subscriptions for shares, we will transfer substantially all of the net offering proceeds to our operating partnership in exchange for limited partnership units. However, we will be deemed to have made capital contributions in the amount of the gross offering proceeds received from investors, and our operating partnership will be deemed to have simultaneously paid the selling commissions and other costs associated with the offering.

        If our operating partnership requires additional funds at any time in excess of capital contributions made by us and our advisor, we may borrow funds from a financial institution or other lender and lend such funds to our operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. In addition, we are authorized to cause our operating partnership to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in the best interest of our operating partnership and Dividend Capital Trust.

Operations

        The partnership agreement requires that our operating partnership be operated in a manner that will enable Dividend Capital Trust to (1) satisfy the requirements for being classified as a REIT for federal income tax purposes, unless we otherwise cease to qualify as a REIT, (2) avoid any federal income or excise tax liability, and (3) ensure that our operating partnership will not be classified as a "publicly traded partnership" for purposes of Section 7704 of the Code, which classification could result in our operating partnership being taxed as a corporation, rather than as a partnership. (See "Federal Income Tax Considerations—Federal Income Tax Aspects of Our Partnership—Classification as a Partnership").

Redemption Rights

        The limited partners of our operating partnership (other than Dividend Capital Trust, our advisor and the holder of the Special Units) generally have the right to cause our operating partnership to redeem all or a portion of their limited partnership units for, at our sole discretion, shares of our common stock or cash. If we elect to redeem limited partnership units for shares of our common stock, we will generally deliver one share of our common stock for each limited partnership unit redeemed. If we elect to redeem limited partnership units for cash, the amount of cash to be paid will be equal to the value of an equivalent number of our common stock of common stock. In connection with the exercise of these redemption rights, a limited partner must make certain representations, including that the delivery of shares of our common stock upon redemption would not result in such limited partner owning shares in excess of our ownership limits in our articles of incorporation. The Special Units will be redeemed for a specified amount of cash upon the occurrence of specified termination events under the Advisory Agreement or the listing of our common stock. See "Management—Management Compensation."

        Subject to the foregoing, limited partners (other than our advisor and the holders of the Special Units) may exercise their redemption rights at any time after one year following the date of issuance of their limited partnership units; provided, however, that a limited partner may not deliver more than two redemption notices each calendar year and may not exercise a redemption right for less than 1,000 limited partnership units, unless the limited partner holds less than 1,000 units, in which case, it must exercise its redemption right for all of its units.

Transferability of Interests

        Dividend Capital Trust may not (1) voluntarily withdraw as the general partner of our operating partnership, (2) engage in any merger, consolidation or other business combination, or (3) transfer its general partnership interest in our operating partnership (except to a wholly-owned subsidiary), unless the transaction in which such withdrawal, business combination or transfer occurs results in the limited partners receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their redemption rights immediately prior to such transaction (or in the case of the holder of the Special Units, the amount of cash, securities or other property equal to the fair market value of the Special Units) or unless, in the case of a merger or other business combination, the successor entity contributes substantially all of its assets to our operating partnership in return for an interest in our operating partnership and agrees to assume all obligations of the general partner of our operating partnership. Dividend Capital Trust may also enter into a business combination or we may transfer our general partnership interest upon the receipt of the consent of a majority-in-interest of the limited partners of our operating partnership, other than our advisor and its affiliates. With certain exceptions, the limited partners may not transfer their interests in our operating partnership, in whole or in part, without the written consent of Dividend Capital Trust as general partner. In addition, our advisor may not transfer its interest in our operating partnership as long as it is acting as our advisor to Dividend Capital Trust.

        The partnership agreement generally provides that, except as provided below with respect to the Special Units, our operating partnership will distribute cash flow from operations and, except as provided below, net sales proceeds from disposition of assets, to the partners of our operating partnership in accordance with their relative percentage interests, on at least a quarterly basis, in amounts determined by Dividend Capital Trust as general partner such that a holder of one unit of limited partnership interest in our operating partnership (other than the holder of the Special Units) will receive the same amount of annual cash flow distributions from our operating partnership as the amount of annual distributions paid to the holder of one of our common stock.

        Similarly, the partnership agreement of our operating partnership provides that income of our operating partnership from operations and, except as provided below, income of our operating partnership from disposition of assets, normally will be allocated to the partners of our operating partnership (other than the holder of the Special Units) in accordance with their relative percentage interests such that a holder of one unit of limited partnership interest in our operating partnership will be allocated income for each taxable year in an amount equal to the amount of taxable income allocated to us in respect of a holder of one of our common stock, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and corresponding Treasury Regulations. Losses, if any, will generally be allocated among the partners (other than the holder of the Special Units) in accordance with their respective percentage interests in our operating partnership. Upon the liquidation of our operating partnership, after payment of debts and obligations, any remaining assets of our operating partnership will be distributed in accordance with the distribution provisions of the partnership agreement to the extent of each partner's positive capital account balance.

        The holders of the Special Units will be entitled to distributions from our operating partnership in an amount equal to 15% of net sales proceeds received by our operating partnership on dispositions of its assets and dispositions of real properties by joint ventures or partnerships in which our operating partnership owns an interest, after the holders of regular partnership interests, including Dividend Capital Trust, have received, in aggregate, cumulative distributions from operating income, sales proceeds or other sources, equal to their capital contributions plus a 7% cumulative non-compounded pre-tax annual return thereon. There will be a corresponding allocation of realized (or, in the case of redemption, unrealized) profits of our operating partnership made to the holder of the Special Units in connection with the amounts payable with respect to the Special Units, including amounts payable upon redemption of the Special Units, and those amounts will be payable only out of realized (or, in the case of redemption, unrealized) profits of our operating partnership. Depending on various factors, including the date on which shares are purchased and the price paid for such shares, a shareholder may receive more or less than the 7% cumulative non-compounded annual return on their net contributions described above prior to the commencement of distributions to the Special Units holders.

        In addition to the administrative and operating costs and expenses incurred by our operating partnership in acquiring and operating real properties, our operating partnership will pay all administrative costs and expenses of Dividend Capital Trust and such expenses will be treated as expenses of our operating partnership. Such expenses will include:

  •
  All expenses relating to the formation and continuity of existence of Dividend Capital Trust;

  •
  All expenses relating to the public offering and registration of securities by Dividend Capital Trust;

  •
  All expenses associated with the preparation and filing of any periodic reports by Dividend Capital Trust under federal, state or local laws or regulations;

  •
  All expenses associated with compliance by Dividend Capital Trust with applicable laws, rules and regulations; and

  •
  All other operating or administrative costs of Dividend Capital Trust incurred in the ordinary course of its business on behalf of our operating partnership.

PLAN OF DISTRIBUTION

        We are offering a maximum of 30,000,000 shares to the public through our dealer manager, Dividend Capital Securities LLC, a registered broker-dealer affiliated with our advisor. (See "Conflicts of Interest"). The shares are being offered at a price of $10.00 per share and are being underwritten by our dealer manager on a "best efforts" basis, which means generally that our dealer manager and the participating broker-dealers will be required to use only their best efforts to sell the shares and they have no firm commitment or obligation to purchase any of the shares. We are also offering 10,000,000 shares pursuant to our distribution reinvestment plan. An additional 1,200,000 shares are reserved for issuance upon exercise of soliciting dealer warrants, which are granted to participating broker-dealers based upon the number of shares they sell.

        Therefore, a total of 40,000,000 shares are being offered by this prospectus. Except as provided below, our dealer manager will receive sales commissions of up to 6.0% of future gross offering proceeds. Our dealer manager will receive additional compensation in the form of a dealer manager fee as compensation for acting as our dealer manager and for expenses incurred in connection with coordinating sales efforts, training of personnel and generally managing the offering of our common stock. Our dealer manager will receive a dealer manager fee of up to 2.0% of future gross offering proceeds. We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of the shares. Shareholders who elect to participate in the distribution reinvestment plan will be charged a one-time 1% servicing fee payable to our dealer manager (which may be re-allowed to participating brokers-dealers) on shares purchased pursuant to the distribution reinvestment plan.

        We will issue to our dealer manager one soliciting dealer warrant for $.001 for every 25 shares sold during the offering period. These warrants, as well as the shares issuable upon their exercise, have been registered as part of this offering. Our dealer manager may retain or re-allow these warrants to broker-dealers participating in the offering, unless such issuance of soliciting dealer warrants is prohibited by either federal or state securities laws. The holder of a soliciting dealer warrant will be entitled to purchase one share from us at a price of $12 per share during the period beginning on the first anniversary of the effective date of this offering and ending five years after the effective date of this offering. Subject to certain exceptions, a soliciting dealer warrant may not be transferred, assigned, pledged or hypothecated for a period of one year following the effective date of this offering. For the life of the soliciting dealer warrants, participating broker-dealers are given the opportunity to profit from a rise in the market price for the common stock without assuming the risk of ownership, with a resulting dilution in the interest of other shareholders upon exercise of such warrants. In addition, holders of the soliciting dealer warrants would be expected to exercise such warrants at a time when we could obtain needed capital by offering new securities on terms more favorable than those provided by the soliciting dealer warrants. Exercise of the soliciting dealer warrants is governed by the terms and conditions detailed in this prospectus and in the Warrant Purchase Agreement, which is an exhibit to the registration statement of which this prospectus is a part.

        Our dealer manager will authorize certain other broker-dealers who are members of the NASD to sell shares. In connection with the sale of shares by such participating broker-dealers, our dealer manager may re-allow its commissions to such participating broker-dealers. In addition, our dealer manager, in its sole discretion, may re-allow to broker-dealers participating in the offering a portion of its dealer manager fee in the aggregate amount of up to 1.0% of gross offering proceeds to be paid to such participating broker-dealers as marketing fees and as reimbursement of due diligence expenses based on such factors as the number of shares sold by such participating broker-dealers, the assistance of such participating broker-dealers in marketing the offering and bona fide conference fees incurred. Out of organization and offering expenses, we may also reimburse actual due diligence expenses incurred by our dealer manager or non-affiliated broker-dealers in an amount of up to 0.5% of gross offering proceeds.

        We anticipate that the total underwriting compensation, including sales commissions, the dealer manager fee and underwriting expense reimbursements, will not exceed 6.4% of the gross offering proceeds (assuming we issue all shares pursuant to our Distribution Reinvestment Plan), except for the soliciting dealer warrants and reimbursement of due diligence expenses described above.

        We have agreed to indemnify the participating broker-dealers, including our dealer manager, against certain liabilities arising under the Securities Act of 1933, as amended. The broker-dealers participating in the offering of our common stock are not obligated to obtain any subscriptions on our behalf, and we cannot assure you that any shares will be sold.

        Our executive officers and directors and their immediate family members, as well as officers and employees of our advisor or other affiliates and their immediate family members and, if approved by our board, consultants and other service providers, may purchase shares offered in this offering and may be charged a reduced rate for certain fees and expenses in respect of such purchases. We expect that a limited number of shares will be sold to such persons. However, except for certain share ownership and transfer restrictions contained in our Articles of Incorporation, there is no limit on the number of shares that may be sold to such persons.

        The purchase price for such shares shall be $9.20 per share reflecting sales commissions in the amount of $0.60 per share and dealer manager fees in the amount of $0.20 per share that will not be paid in connection with such sales. The net offering proceeds we receive will not be affected by the reduced sales price of such shares. Our advisor and its affiliates shall be expected to hold their shares purchased as shareholders for investment and not with a view towards distribution. In addition, shares purchased by our advisor or its affiliates shall not be entitled to vote on any matter presented to the shareholders for a vote.

        You should pay for your shares by check payable to "Dividend Capital Trust Inc." Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part. We may not accept a subscription for shares until at least five business days after the date you receive this prospectus and until you have received a confirmation of your purchase. After investors have satisfied the minimum purchase requirement, minimum additional purchases must be in increments of at least 10 shares ($100), except for purchases made pursuant to our distribution reinvestment plan.

        The proceeds of the offering for shares sold to New York residents will be delivered to us for the benefit of investors and will be used only for the purposes set forth in this prospectus. Before they are applied, funds may be placed in short-term, low-risk interest bearing investments including obligations of, or obligations guaranteed by, the United States government or bank money-market accounts or certificates of deposits of national or state banks that have deposits insured by the Federal Deposit Insurance Corporation which can be readily sold or otherwise disposed of for cash without any disposition of the offering proceeds.

        In certain states, the offering may continue for just one year unless we renew the offering period for up to one additional year. In the event that other states impose different requirements than those set forth herein, such additional requirements will be set forth in a supplement to this prospectus.

        Subscriptions will be accepted or rejected within 30 days of receipt by us, and if rejected, all funds shall be returned to subscribers within 10 business days. Investors whose subscriptions are accepted will be deemed admitted as shareholders of Dividend Capital Trust on the day on which their subscriptions are accepted. Our offering will terminate upon the earlier of April 2006, or the date on which all 30,000,000 shares have been sold.

        In connection with sales of 500,000 or more to a Qualifying Purchaser (as defined below), a participating broker-dealer will offer such Qualifying Purchaser a volume discount by reducing the amount of its sales commissions. Such reduction will be credited to the Qualifying Purchaser by reducing the total purchase price of the shares payable by the Qualifying Purchaser.

        The following table illustrates the various discount levels that may be offered to Qualifying Purchasers by participating broker-dealers for shares sold:

	Sales Commission
Dollar Volume Shares Purchased			Purchase Price Per Share	Dealer Manager Fee Per Share	Net Proceeds Per Share
	Percent	Per Share
Under $499,999	6.0%	$0.6000	$10.0000	$0.20	$9.20
$500,000-$999,999	5.0%	$0.4947	$9.8947	$0.20	$9.20
$1,000,000-$1,499,999	4.0%	$0.3917	$9.7917	$0.20	$9.20
$1,500,000-$1,999,999	3.0%	$0.2907	$9.6907	$0.20	$9.20
$2,000,000-$2,999,999	2.0%	$0.1918	$9.5918	$0.20	$9.20
$3,000,000 and Over	1.0%	$0.0949	$9.4949	$0.20	$9.20

        For example, if a Qualifying Purchaser purchases 100,000 shares for $989,470 instead of $1,000,000, the sales commission would be $49,470 ($0.4947 per share), and, after payment of the dealer manager fee, we would receive net proceeds of $920,000 ($9.20 per share). The net proceeds to Dividend Capital Trust will not be affected by volume discounts. Because all investors will be deemed to have contributed the same amount per share to Dividend Capital Trust for purposes of declaring and paying dividends, a Qualifying Purchaser will receive a better return on his investment than investors who do not qualify for such discount.

        Subscriptions may be combined for the purpose of determining volume discount levels in the case of subscriptions made by any Qualifying Purchaser, provided all such shares are purchased through the same broker-dealer. Any such reduction in sales commissions shall be prorated among the separate investors. Requests to combine subscriptions as a Qualifying Purchaser must be made in writing to the Dealer Manager and any such request will be subject to verification by the Dealer Manager.

        The term Qualifying Purchaser includes:

  •
  An individual, his or her spouse and their children under the age of 21 who purchase the shares for his, her or their own accounts;

  •
  A corporation, partnership, association, joint-stock company, trust fund or any organized group of persons, whether incorporated or not;

  •
  An employees' trust, pension, profit sharing or other employee benefit plan qualified under Section 401(a) of the Internal Revenue Code; and

  •
  All commingled trust funds maintained by a given bank.

        Notwithstanding the above, the Dealer Manager may, at its sole discretion, enter into an agreement with a participating broker-dealer, whereby such broker-dealer may aggregate subscriptions as part of a combined order for the purposes of offering investors reduced sales commissions to as low as 1%, provided that any such aggregate group of subscriptions must be received from such broker-dealer. Additionally, the Dealer Manager may, at its sole discretion, aggregate subscriptions as part of a combined order for the purposes of offering investors reduced sales commissions to as low as 1%, provided that any such aggregate group of subscriptions must be received from the Dealer Manager. Any reduction in sales commissions will be prorated among the separate subscribers.

        Investors should ask their broker-dealer about the opportunity to receive volume discounts by either qualifying as a Qualifying Purchaser or by having their subscription(s) aggregated with the subscriptions of other investors, as described above.

        In order to encourage purchases in amounts of 300,000 or more shares, the Dealer Manager may, in its sole discretion, agree with a Qualifying Purchaser to reduce the dealer manager fee with respect to the sale of such shares to as low as 0.5% and the sales commission with respect to the sale of such shares to as low as 0.5%. Additionally, the Advisor may, in its sole discretion, agree with a Qualifying Purchaser to reduce the offering expense reimbursements with respect to the sale of such shares to as low as 0.5%. If a Qualifying Purchaser acquired 300,000 or more shares, the Qualifying Purchaser could pay as little as $9.15 per share purchased, rather than $10.00 per share. The net proceeds to Dividend Capital Trust would not be affected by such fee reductions.

        In addition, subscribers for shares may agree with their participating broker-dealers and the Dealer Manager to have sales commissions due with respect to the purchase of their shares paid over a six year period pursuant to a deferred commission arrangement. Shareholders electing the deferred commission option will be required to pay a total of $9.50 per share purchased upon subscription (rather than $10.00 per share) with respect to which $0.10 per share will be payable as the commission due upon subscription. For the period of six years following the subscription, $0.10 per share will be deducted on an annual basis from dividends or other cash distributions otherwise payable to the shareholders and used to pay deferred commissions. The net proceeds to Dividend Capital Trust will not be affected by the election of the deferred commission option. Under this arrangement, a shareholder electing the deferred commission option will pay a 1% commission upon subscription, rather than a 6% commission, and an amount equal to a 1% commission per year thereafter for the next six years, or longer if required to satisfy outstanding deferred commission obligations, will be deducted from dividends or other cash distributions otherwise payable to such shareholder. The foregoing commission amounts may be adjusted with approval of the Dealer Manager by application of the volume discount provisions described above. In addition, we may create other deferred commission structures, however, such structures will not exceed 7% of the current selling price of the Company's common stock.

        Shareholders electing the deferred commission option who are subject to United States federal income taxation will incur tax liability for distributions or other cash distributions otherwise payable to them with respect to their shares even though such distributions or other cash distributions will be withheld and will instead be paid to satisfy commission obligations.

        Investors who wish to elect the deferred commission option should make the election on their Subscription Agreement Signature Page. Election of the deferred commission option shall authorize Dividend Capital Trust to withhold distributions or other cash distributions otherwise payable to such shareholder for the purpose of paying commissions due under the deferred commission option; provided, however, that in no event may Dividend Capital Trust withhold in excess of $0.70 per share in the aggregate under the deferred commission option. Such distributions or cash distributions otherwise payable to shareholders may be pledged by Dividend Capital Trust, our dealer manager, our advisor or their affiliates to secure one or more loans, the proceeds of which would be used to satisfy sales commission obligations.

        In the event that, at any time prior to the satisfaction of our remaining deferred commission obligations, listing of the shares occurs or is reasonably anticipated to occur, or we begin a liquidation of our properties, the remaining commissions due under the deferred commission option may be accelerated by Dividend Capital Trust. In either such event, we shall provide notice of any such acceleration to shareholders who have elected the deferred commission option. In the event of listing, the amount of the remaining commissions due shall be deducted and paid by Dividend Capital Trust out of distributions or other cash distributions otherwise payable to such shareholders during the time period prior to listing. To the extent that the distributions during such time period are insufficient to satisfy the remaining commissions due, the obligations of Dividend Capital Trust and our shareholders to make any further payments of deferred commissions under the deferred commission option shall terminate, and participating broker-dealers will not be entitled to receive any further portion of their deferred commissions following listing of our common stock. In the event of a liquidation of our properties, the amount of remaining commissions shall be deducted and paid by Dividend Capital Trust out of distributions or net sales proceeds otherwise payable to shareholders who are subject to any such acceleration of their deferred commission obligations.

        Investors may also agree with the participating broker-dealer selling them shares (or with our dealer manager if no participating broker-dealer is involved in the transaction) to reduce the amount of sales commission to zero (i) in the event the investor has engaged the services of a registered investment advisor with whom the investor has agreed to pay a fee for investment advisory services, or (ii) in the event the investor is investing in a bank trust account with respect to which the investor has delegated the decision-making authority for investments made in the account to a bank trust department. The amount of proceeds to Dividend Capital Trust will not be affected by eliminating commissions payable in connection with sales to investors purchasing through such registered investment advisors or bank trust department. All such sales must be made through registered broker-dealers. Neither our dealer manager nor its affiliates will directly or indirectly compensate any person engaged as an investment advisor or a bank trust department by a potential investor as an inducement for such investment advisor or bank trust department to advise favorably for an investment in Dividend Capital Trust.

Supplemental Sales Material

        In addition to this prospectus, we may utilize certain sales material in connection with the offering of the shares, although only when accompanied by or preceded by the delivery of this prospectus. In certain jurisdictions, some or all of such sales material may not be available. This material may include information relating to this offering, the past performance of our advisor and its affiliates, property brochures and articles and publications concerning real estate. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material.

        The offering of shares is made only by means of this prospectus. Although the information contained in such sales material will not conflict with any of the information contained in this prospectus, such material does not purport to be complete, and should not be considered a part of this prospectus or the registration statement of which this prospectus is a part, or as incorporated by reference in this prospectus or said registration statement or as forming the basis of the offering of the shares.

LEGAL OPINIONS

        The legality of the shares being offered hereby has been passed upon for Dividend Capital Trust by Clifford Chance US LLP. Such firm has represented our advisor and certain of its affiliates in other matters and may continue to do so in the future. (See "Conflicts of Interest"). The statements relating to certain federal income tax matters under the caption "Federal Income Tax Considerations" have been reviewed by and the qualification of Dividend Capital Trust as a REIT for federal income tax purposes has been passed upon by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

        The consolidated financial statements of Dividend Capital Trust Inc. as of December 31, 2003 and 2002, and for the year ended December 31, 2003, and for the period from inception (April 12, 2002) to December 31, 2002, have been incorporated herein by reference in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The statements of revenue and certain expenses of the Chickasaw Distribution Facilities located in Memphis, Tennessee; the Mallard Lake Distribution Facility located in Hanover Park, Illinois; the West by Northwest Distribution Facility located in Houston, Texas; the Park West, Pinnacle, and DFW Distribution Facilities located in Hebron, Kentucky and Dallas, Texas; and the Plainfield Distribution Facility located in Plainfield, Indiana, for the year ended December 31, 2002, have been incorporated herein by reference in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file an annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy and document that we file at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 25049. Please call the Commission at (800) SEC-0330 for further information about the public reference facilities. These documents also may be accessed trough the Commission's electronic date gathering, analysis and retrieval system ("EDGAR") via electronic means, including the Commission's home page on the Internet (http://www.sec.gov).

        This prospectus is part of a registration statement that we have filed with the Commission. The Commission allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents filed with the Commission under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is terminated. We also specifically incorporate by reference any of these filings made after the date of the initial registration statement and prior to effectiveness of the registration statement of which this prospectus is a part.

  •
  Our annual report on Form 10-K for the year ended December 31, 2003; and

  •
  Our current reports on Form 8-K/A filed January 9, 2004, Form 8-K/A filed March 1, 2004 and Form 8-K/A filed March 4, 2004.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

  Dividend Capital Trust Inc.
  Investor Relations
  518 Seventeenth Street, Suite 1700
  Denver, Colorado 80202
  Telephone (303) 228-2200

        Within 120 days after the end of each fiscal year we will provide to our record shareholders an annual report. The annual report will contain audited financial statements and certain other financial and narrative information that we are required to provide to shareholders.

        We also maintain an internet site at http://www.dividendcapital.com where there is additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

APPENDIX A

PRIOR PERFORMANCE TABLES

        The following Prior Performance Tables (the "Tables") provide information relating to real estate investment programs sponsored by the Advisor or its affiliates ("Prior Programs") which have investment objectives similar to the Company.

        Prospective investors should read these Tables carefully together with the summary information concerning the Prior Programs as set forth in "Prior Performance Summary" elsewhere in this prospectus.

        INVESTORS IN DIVIDEND CAPITAL TRUST WILL NOT OWN ANY INTEREST IN THE PRIOR PROGRAMS AND SHOULD NOT ASSUME THAT THEY WILL EXPERIENCE RETURNS, IF ANY, COMPARABLE TO THOSE EXPERIENCED BY INVESTORS IN THE PRIOR PROGRAMS.

        These Tables present actual results of Prior Programs that Dividend Capital Trust believes have investment objectives similar to those of Dividend Capital Trust. Dividend Capital Trust's investment objectives are to maximize distributions to shareholders; to preserve original capital contributions; to realize capital appreciation over a period of time; and to ultimately provide shareholders with liquidity of their investment. All of the Prior Programs sponsored by affiliates of the Advisor have used a substantial amount of capital and not acquisition indebtedness to acquire their properties.

        Affiliates of the Advisor were responsible for the acquisition and disposition of all properties in the Prior Programs. The financial results of the Prior Programs therefore provide an indication of the affiliates' performance of their obligations during the periods covered. However, general economic conditions affecting the real estate industry and other factors contribute significantly to financial results.

        The following tables are included herein:

        Table I Experience in Raising and Investing Funds (As a Percentage of Investment)

        Table II Compensation to Sponsor (in Dollars)

        Table III Annual Operating Results of Prior Programs

        Table IV Results of Completed Programs

        Table V Sales or Disposals of Property

        The following are definitions of certain terms used in the Tables:

        "Acquisition Fees" shall mean fees and commissions paid by a Prior Program in connection with its purchase or development of a property, except development fees paid to a person not affiliated with the program or with its general partner or sponsor in connection with the actual development of a project after acquisition of the land by the program.

        "Organization Expenses" shall include legal fees, accounting fees, securities filing fees, printing and reproduction expenses and fees paid to the general partners, sponsor or their affiliates in connection with the planning and formation of the program.

        "Underwriting Fees" shall include selling commissions and wholesaling fees paid to broker-dealers for services provided by the broker-dealers during the offering.

TABLE I

(UNAUDITED)

EXPERIENCE IN RAISING AND INVESTING FUNDS

        This Table provides a summary of the experience of the Affiliates of the Advisor in Prior Programs for which offerings have been completed since January 1, 2000. Information is provided with regard to the manner in which the proceeds of the offerings have been applied. Also set forth is information pertaining to the timing and length of these offerings and the time period over which the proceeds have been invested in the properties.

	Total Since Inception
	Matamoros Industrial Partners	Monterrey Industrial Partners	Matamoros Industrial Partners II	Reynosa Industrial Partners II	Monterrey Industrial Partners II	Apodaca Industrial Partners	Apodaca Industrial Partners II	Apodaca Industrial Partners III	Santa Maria Industrial Partners
	(Unaudited)
Dollar amount offered	21,908,458	6,155,134	16,779,196	1,041,306	7,108,395	6,481,670	5,103,738	14,479,119	104,630,028
Dollar amount raised (100%)	21,908,458	6,155,134	16,779,196	1,041,306	7,108,395	6,481,670	5,103,738	14,479,119	104,630,028
Less offering expenses:
Selling commissions and discounts retained by affiliates	—	—	—	—	—	—	—	—	—
Organizational expenses	57,913	25,000	30,522	15,173	11,783	118,243	22,875	13,843	33,433
Other	—	—	—	—	—	—	—	—	—

Reserves:
Percent available for investment	—	—	—	—	—	—	—	—	—
Development and construction costs	19,287,742	5,957,710	15,986,787	822,569	6,848,676	5,990,948	4,523,704	13,532,750	102,697,391
Acquisition costs:
Prepaid items and fees related to purchase of property	—	—	16,777	—	22,858	6,904	169	—	217,023
Cash down payment	—	—	—	—	—	—	—	—	—
Acquisition fees	2,562,803	172,424	745,110	203,564	225,078	365,575	556,991	932,526	1,682,181
Other	—	—	—	—	—	—	—	—	—

Total acquisition costs	2,562,803	172,424	761,887	203,564	247,936	372,479	557,159	932,526	1,899,204
Development and acquisition costs	21,850,545	6,130,134	16,748,674	1,026,133	7,096,612	6,363,427	5,080,863	14,465,276	104,596,595
Percent leverage (mortgage financing divided by total acquisition and dev. cost)	0%	0%	47%	0%	39%	0%	54%	35%	15%
Date offering began	5/7/1998	9/1/1999	7/19/1999	9/14/1999	7/1/1999	7/22/1999	7/14/1999	1/1/2000	5/31/2000
Length of offering (months)	37	21	41	21	30	27	41	36	31
Months to invest 90% of amount available for investment (measured from beginning of offering)	37	21	41	21	30	24	41	36	31

TABLE II

(UNAUDITED)

COMPENSATION TO SPONSOR

        The following sets forth the compensation received by Affiliates of the Advisor, including compensation paid out of offering proceeds and compensation paid in connection with the ongoing operations of Prior Programs having similar or identical investment objectives the offerings of which have been completed since December 31, 1999. All figures are as of December 31, 2003.

	Total Since Inception
Type of Compensation	Matamoros Industrial Partners	Monterrey Industrial Partners	Matamoros Industrial Partners II	Reynosa Industrial Partners II	Monterrey Industrial Partners II	Apodaca Industrial Partners	Apodaca Industrial Partners II	Apodaca Industrial Partners III	Santa Maria Industrial Partners
	(Unaudited)
Date offering commenced	5/7/1998	9/1/1999	7/19/1999	9/14/1999	7/1/1999	7/22/1999	7/14/1999	1/1/2000	5/31/2000
Dollar amount raised	21,908,458	6,155,134	16,779,196	1,041,306	7,108,395	6,481,670	5,103,738	14,479,119	104,630,028
Amount paid to sponsor from proceeds of offering:
Underwriting fees	—	—	—	—	—	—	—	—	—
Acquisition fees	—	—	—	—	—	—	—	—	—
real estate commissions	—	—	—	—	—	—	—	—	—
advisory fees	—	—	—	—	—	—	—	—	—
other (identify and quantify)	—	—	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—	—	—
Dollar amount of cash generated from operations before deducting payments to sponsor	—	—	—	—	—	—	—	—	—
Amount paid to sponsor from operations:
Property management fees	487,883	157,444	238,235	19,267	221,982	139,608	209,044	198,721	682,074
Partnership management fees	—	—	—	—	—	—	—	—	—
Reimbursements	—	—	—	—	—	—	—	—	—
Leasing commissions/brokerage fees	—	42,350	42,997	11,700	—	—	46,052	10,106	—
Other (identify and quantify):
Development Fees(1)	492,481	130,074	66,568	34,162	29,895	35,000	140,908	54,332	3,508
Construction Fees(1)	1,624,109	—	329,584	117,064	—	—	—	—	—
Administration Fees(1)	446,213	—	53,059	27,250	—	—	—	—	—

Total Other	2,562,803	130,074	449,211	178,476	29,895	35,000	140,908	54,332	3,508
Dollar amount of property sales and refinancing before deducting payments to sponsor
Cash	20,000,130	5,740,214	—	—	—	—	—	—	—
Notes	—	—	—	—	—	—	—	—	—
Amount paid to sponsor from property sales and refinancing:
Real estate commissions	—	—	—	—	—	—	—	—	—
Incentive fees	—	—	—	—	—	—	—	—	—
Other (identify and quantify)	—	—	—	—	—	—	—	—	—

NOTE 1:	Development fees, construction fees and administration fees includes all fees paid to partners of each partnership noted. This includes not just the "sponsor entities," but also all such fees, if any, paid to the minority interest partners.

MATAMOROS INDUSTRIAL PARTNERS II, LP
TABLE III
(UNAUDITED)
OPERATING RESULTS OF PRIOR PROGRAMS

        The Tables on the following pages set forth operating results of Prior Programs sponsored by Affiliates of the Advisor, the offerings of which have been completed since December 31, 1998. The information relates only to programs with investment objectives similar to those of Dividend Capital OP. All figures are as of December 31 of the year indicated.

	2003	2002	2001	2000	1999
	(Unaudited)
Gross revenues	2,211,129	843,411	580,396	295,472	—
Profit on sale of properties		—	—	—	—
Less: Operating expenses(1)	54,670	143,384	173,610	115,729	15,527
Interest expense	381,690	189,325	97,084	—	—
Depreciation/Amortization	453,030	92,796	98,874	44,021	—

Net Income—GAAP basis	1,321,739	417,906	210,828	135,722	(15,527)

Taxable income
from operations(2)	N/A	328,892	235,829	134,003	—
from gain on sale(2)	N/A	—	—	—	—
Cash generated from operations	1,774,769	510,702	309,702	179,743	(15,527)
Cash generated from sales	—	—	—	—	—
Cash generated from refinancing	—	—	—	—	—

Cash generated from operations, sales and refinancing	1,774,769	510,702	309,702	179,743	(15,527)
Less: Cash distributions to investors
from operating cash flow	—	—	—	—	—
from sales and refinancing	—	—	—	—	—
from other	—	—	—	—	—

Cash generated (deficiency) after cash distributions	1,774,769	510,702	309,702	179,743	(15,527)
Less: Special items (not including sales and refinancing)—identify and quantify	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	1,774,769	510,702	309,702	179,743	(15,527)

Tax and distribution data per $1,000 invested
Federal income tax results:
Ordinary income (loss):
from operations(2)	N/A	99	14	8	—
from recapture(2)	N/A	—	—	—	—
Capital gain (loss)(2)	N/A	—	—	—	—
Cash distribution to investors
Source (GAAP)
Investment income	—	—	—	—	—
Return of capital	—	—	—	—	—
Source (cash basis)
Sales	—	—	—	—	—
Refinancing	—	—	—	—	—
Operations	—	—	—	—	—
Other	—	—	—	—	—
Amount (percentage) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	100%

NOTE 1:	Operating expenses includes interest income, income tax expense and income tax benefit amounts.
NOTE 2:	At the time of this filing, the tax return for this entity had not been filed.

REYNOSA INDUSTRIAL PARTNERS II, LP
Table III
(Unaudited)
OPERATING RESULTS OF PRIOR PROGRAMS

	2003(2)	2002(2)	2001	2000	1999
	(Unaudited)
Gross revenues	—	—	144,676	112,471	—
Profit on sale of properties	—	—	—	—	—
Less: Operating expenses(1)	—	—	37,707	51,160	8,790
Interest expense	—	—	—	—	—
Depreciation/Amortization	—	—	26,344	17,021	—

Net Income—GAAP basis	—	—	80,625	44,290	(8,790)

Taxable income
from operations	—	—	32,948	42,711	43,091
from gain on sale	—	—	—	—	—
Cash generated from operations	—	—	106,969	61,311	(8,790)
Cash generated from sales	—	—	—	—	—
Cash generated from refinancing	—	—	—	—	—

Cash generated from operations, sales and refinancing	—	—	106,969	61,311	(8,790)
Less: Cash distributions to investors
from operating cash flow	—	—	—	—	—
from sales and refinancing	—	—	—	—	—
from other	—	—	—	—	—

Cash generated (deficiency) after cash distributions	—	—	106,969	61,311	(8,790)
Less: Special items (not including sales and refinancing)—identify and quantify	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	—	—	106,969	61,311	(8,790)

Tax and distribution data per $1,000 invested
Federal income tax results:
Ordinary income (loss)
from operations	—	—	32	41	41
from recapture	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—
Cash distribution to investors
Source (GAAP)
Investment income	—	—	—	—	—
Return of capital	—	—	1,007	—	—
Source (cash basis)
Sales	—	—	1,007	—	—
Refinancing	—	—	—	—	—
Operations	—	—	—	—	—
Other	—	—	—	—	—
Amount (percentage) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	0%

NOTE 1:	Operating expenses includes interest income, income tax expense and income tax benefit amounts.
NOTE 2:	The company disposed of its interest in this partnership to the minority interest partner in 2001. Therefore, there were no reportable operating results for 2002 and 2003.

MONTERREY INDUSTRIAL PARTNERS II, LP
Table III
(Unaudited)
OPERATING RESULTS OF PRIOR PROGRAMS

	2003	2002	2001	2000	1999
	(Unaudited)
Gross revenues	842,314	662,191	525,786	180,671	—
Profit on sale of properties		—	—	—	—
Less: Operating expenses	421,922	328,954	118,710	19,844	—
Interest expense	135,499	166,071	55,052	—	—
Depreciation/Amortization	132,674	126,854	90,789	32,128	—

Net Income—GAAP basis	152,218	40,312	261,236	128,699	—

Taxable income
from operations(2)	N/A	(162,814)	(112,293)	110,034	—
from gain on sale(2)	N/A	—	—	—	—
Cash generated from operations	284,893	167,166	352,025	160,826	—
Cash generated from sales	—	—	—	—	—
Cash generated from refinancing	—	—	—	—	—

Cash generated from operations, sales and refinancing	284,893	167,166	352,025	160,826	—
Less: Cash distributions to investors
from operating cash flow	—	—	—	—	—
from sales and refinancing	—	—	—	—	—
from other	—	—	—	—	—

Cash generated (deficiency) after cash distributions	284,893	167,166	352,025	160,826	—
Less: Special items (not including sales and refinancing)—identify and quantify	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	284,893	167,166	352,025	160,826	—

Tax and distribution data per $1,000 invested
Federal income tax results:
Ordinary income (loss)
from operations(2)	N/A	(156)	(16)	15	—
from recapture(2)	N/A	—	—	—	—
Capital gain (loss)(2)	N/A	—	—	—	—
Cash distribution to investors
Source (GAAP)
Investment income	—	—	—	—	—
Return of capital	—	—	—	—	—
Source (cash basis)
Sales	—	—	—	—	—
Refinancing	—	—	—	—	—
Operations	—	—	—	—	—
Other	—	—	—	—	—
Amount (percentage) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	100%

NOTE 1:	Operating expenses includes interest income, income tax expense and income tax benefit amounts.
NOTE 2:	At the time of this filing, the tax return for this entity had not been filed.

APODACA INDUSTRIAL PARTNERS, LP
Table III
(Unaudited)
OPERATING RESULTS OF PRIOR PROGRAMS

	2003	2002	2001	2000	1999
	(Unaudited)
Gross revenues	995,315	—	—	—	—
Profit on sale of properties	—	—	—	—	—
Less: Operating expenses	91,157	110,661	20,651	21,101	25,842
Interest expense	—	—	—	—	—
Depreciation/Amortization	15,073	—	—	—	—

Net Income—GAAP basis	889,085	(110,661)	(20,651)	(21,101)	(25,842)

Taxable income
from operations(2)	N/A	(501,070)	(353,251)	(18,106)	1,825
from gain on sale(2)	N/A	—	—	—	—
Cash generated from operations	904,157	(110,661)	(20,651)	(21,101)	(25,842)
Cash generated from sales	—	—	—	—	—
Cash generated from refinancing	—	—	—	—	—
Cash generated from operations, sales and refinancing	904,157	(110,661)	(20,651)	(21,101)	(25,842)

Less: Cash distributions to investors
from operating cash flow	—	—	—	—	—
from sales and refinancing	—	—	—	—	—
from other	—	—	—	—	—

Cash generated (deficiency) after cash distributions	904,157	(110,661)	(20,651)	(21,101)	(25,842)
Less: Special items (not including sales and refinancing)—identify and quantify	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	904,157	(110,661)	(20,651)	(21,101)	(25,842)

Tax and distribution data per $1,000 invested
Federal income tax results:
Ordinary income (loss)
from operations(2)	N/A	(70)	(54)	(3)	0
from recapture(2)	N/A	—	—	—	—
Capital gain (loss)(2)	N/A	—	—	—	—
Cash distribution to investors
Source (GAAP)
Investment income	—	—	—	—	—
Return of capital	—	—	—	—	—
Source (cash basis)
Sales	—	—	—	—	—
Refinancing	—	—	—	—	—
Operations	—	—	—	—	—
Other	—	—	—	—	—
Amount (percentage) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	100%

NOTE 1:	Operating expenses includes interest income, income tax expense and income tax benefit amounts.
NOTE 2:	At the time of this filing, the tax return for this entity had not been filed.

APODACA INDUSTRIAL PARTNERS II, LP
Table III
(Unaudited)
OPERATING RESULTS OF PRIOR PROGRAMS

	2003	2002	2001	2000	1999
	(Unaudited)
Gross revenues	1,226,589	625,724	579,737	515,354	—
Profit on sale of properties		—	—	—	—
Less: Operating expenses	283,304	108,389	249,052	(104,144)	20,954
Interest expense	133,281	103,707	49,072	236,313	—
Depreciation/Amortization	209,410	101,526	108,165	306,031	—

Net Income—GAAP basis	600,595	312,102	173,448	77,155	(20,954)

Taxable income
from operations(2)	N/A	(501,070)	(213,080)	(466,419)	7,243
from gain on sale(2)	N/A	—	—	—	—

Cash generated from operations	810,004	413,628	281,613	383,186	(20,954)
Cash generated from sales	—	—	—	—	—
Cash generated from refinancing	—	—	—	—	—

Cash generated from operations, sales and refinancing	810,004	413,628	281,613	383,186	(20,954)
Less: Cash distributions to investors
from operating cash flow	—	—	—	—	—
from sales and refinancing	—	—	—	—	—
from other	—	—	—	—	—

Cash generated (deficiency) after cash distributions	810,004	413,628	281,613	383,186	(20,954)
Less: Special items (not including sales and refinancing)—identify and quantify	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	810,004	413,628	281,613	383,186	(20,954)

Tax and distribution data per $1,000 invested
Federal income tax results:
Ordinary income (loss)
from operations(2)	N/A	(77)	(54)	(3)	—
from recapture(2)	N/A	—	—	—	—
Capital gain (loss)(2)	N/A	—	—	—	—
Cash distribution to investors
Source (GAAP)
Investment income	—	—	—	—	—
Return of capital	—	—	—	—	—
Source (cash basis)
Sales	—	—	—	—	—
Refinancing	—	—	—	—	—
Operations	—	—	—	—	—
Other	—	—	—	—	—
Amount (percentage) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	100%

NOTE 1:	Operating expenses includes interest income, income tax expense and income tax benefit amounts.
NOTE 2:	At the time of this filing, the tax return for this entity had not been filed.

APODACA INDUSTRIAL PARTNERS III, LP
Table III
(Unaudited)
OPERATING RESULTS OF PRIOR PROGRAMS

	2003	2002	2001	2000	1999
	(Unaudited)
Gross revenues	1,900,870	556,015	369,791	1,023	—
Profit on sale of properties	—	—	—	—	—
Less: Operating expenses	155,085	142,000	269,899	(124,222)	5,108
Interest expense	248,765	190,940	90,045	99,232	—
Depreciation/Amortization	184,408	201,893	132,411	201,570	—

Net Income—GAAP basis	1,312,612	21,182	(122,563)	(175,557)	(5,108)

Taxable income
from operations(2)	N/A	(260,412)	(224,269)	(205,617)	160
from gain on sale(2)	N/A	—	—	—	—
Cash generated from operations	1,497,020	223,075	9,847	26,013	(5,108)
Cash generated from sales	—	—	—	—	—
Cash generated from refinancing	—	—	—	—	—

Cash generated from operations, sales and refinancing	1,497,020	223,075	9,847	26,013	(5,108)
Less: Cash distributions to investors
from operating cash flow	—	—	—	—	—
from sales and refinancing	—	—	—	—	—
from other	—	—	—	—	—

Cash generated (deficiency) after cash distributions	1,497,020	223,075	9,847	26,013	(5,108)
Less: Special items (not including sales and refinancing)—identify and quantify	—	—	—		—

Cash generated (deficiency) after cash distributions and special items	1,497,020	223,075	9,847	26,013	(5,108)

Tax and distribution data per $1,000 invested
Federal income tax results:
Ordinary income (loss)
from operations(2)	N/A	(51)	(77)	(71)	0
from recapture(2)	N/A	—	—	—	—
Capital gain (loss)(2)	N/A	—	—	—	—
Cash distribution to investors
Source (GAAP)
Investment income	—	—	—	—	—
Return of capital	—	—	—	—	—
Source (cash basis)
Sales	—	—	—	—	—
Refinancing	—	—	—	—	—
Operations	—	—	—	—	—
Other	—	—	—	—	—
Amount (percentage) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	100%

NOTE 1:	Operating expenses includes interest income, income tax expense and income tax benefit amounts.
NOTE 2:	At the time of this filing, the tax return for this entity had not been filed.

SANTA MARIA INDUSTRIAL PARTNERS, LP
Table III
(Unaudited)
OPERATING RESULTS OF PRIOR PROGRAMS

	2003	2002	2001	2000	1999
	(Unaudited)
Gross revenues	6,889,574	2,815,944	637,865	—	—
Profit on sale of properties		—	—	—	—
Less: Operating expenses	1,005,744	549,314	(79,066)	(49,621)	—
Interest expense	742,490	443,019	234,581	—	—
Depreciation/Amortization	1,156,095	777,843	169,705	—	—

Net Income—GAAP basis	3,985,245	1,045,768	312,645	49,621	—

Taxable income
from operations(2)	N/A	(750,256)	(1,858,297)	(43,438)	—
from gain on sale(2)	N/A	—	—	—	—
Cash generated from operations	5,141,340	1,823,611	482,350	49,621	—
Cash generated from sales	—	—	—	—	—
Cash generated from refinancing	—	—	—	—	—

Cash generated from operations, sales and refinancing	5,141,340	1,823,611	482,350	49,621	—
Less: Cash distributions to investors
from operating cash flow	—	—	—	—	—
from sales and refinancing	—	—	—	—	—
from other	—	—	—	—	—

Cash generated (deficiency) after cash distributions	5,141,340	1,823,611	482,350	49,621	—
Less: Special items (not including sales and refinancing)—identify and quantify		—	—	—	—

Cash generated (deficiency) after cash distributions and special items	5,141,340	1,823,611	482,350	49,621	—

Tax and distribution data per $1,000 invested
Federal income tax results:
Ordinary income (loss)
from operations(2)	N/A	(52)	(18)	(0)	—
from recapture(2)	N/A	—	—	—	—
Capital gain (loss)(2)	N/A	—	—	—	—
Cash distribution to investors
Source (GAAP)
Investment income	—	—	—	—	—
Return of capital	—	—	—	—	—
Source (cash basis)
Sales	—	—	—	—	—
Refinancing	—	—	—	—	—
Operations	—	—	—	—	—
Other	—	—	—	—	—
Amount (percentage) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	100%

NOTE 1:	Operating expenses includes interest income, income tax expense and income tax benefit amounts.
NOTE 2:	At the time of this filing, the tax return for this entity had not been filed.

MATAMOROS INDUSTRIAL PARTNERS, LP
Table III
(Unaudited)
OPERATING RESULTS OF PRIOR PROGRAMS

	2003(2)	2002(2)	2001	2000	1999
	(Unaudited)
Gross revenues	1,254	2,535	2,256,819	2,889,729	2,349,613
Profit on sale of properties	—	—	3,381,672	—	—
Less: Operating expenses(1)	54,150	633,285	1,072,978	708,592	420,682
Interest expense	—	—	—	—	—
Depreciation/Amortization	—	—	583,401	778,610	622,925

Net Income—GAAP basis	(52,896)	(630,750)	3,982,112	1,402,527	1,306,007

Taxable income
from operations	(60,545)	(663,773)	736,112	1,619,253	1,447,733
from gain on sale	—	—	2,770,281	—	—
Cash generated from operations	(52,896)	(630,750)	1,183,841	2,181,137	1,928,931
Cash generated from sales	—	—	21,339,180	—	—
Cash generated from refinancing	—	—	—	—	—

Cash generated from operations, sales and refinancing	(52,896)	(630,750)	22,523,021	2,181,137	1,928,931
Less: Cash distributions to investors
from operating cash flow	—	—	1,961,058	2,275,007	1,552,952
from sales and refinancing	—	—	20,000,130	—	—
from other	335,345	—	—	—	—

Cash generated (deficiency) after cash distributions	(388,241)	—	561,833	(93,870)	375,979
Less: Special items (not including sales and refinancing)—identify and quantify		—	—	—	—

Cash generated (deficiency) after cash distributions and special items	(388,241)	(630,750)	561,833	(93,870)	375,979

Tax and distribution data per $1,000 invested
Federal income tax results:
Ordinary income (loss)
from operations	(4)	(637)	34	74	66
from recapture	—	—	—	—	—
Capital gain (loss)	—	—	126	—	—
Cash distribution to investors
Source (GAAP)
Investment income	—	—	189
Return of capital	—	—	814	104	71
Source (cash basis)
Sales	—	—	913	—	—
Refinancing	—	—	—	—	—
Operations	—	—	90	104	71
Other	—	—	—	—	—
Amount (percentage) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	0%

NOTE 1:	Operating expenses includes interest income, income tax expense and income tax benefit amounts.
NOTE 2:	The company disposed of its assets in 2001, therefore there were limited reportable operating results for 2002 and 2003.

MONTERREY INDUSTRIAL PARTNERS, LP
Table III
(Unaudited)
OPERATING RESULTS OF PRIOR PROGRAMS

	2003(2)	2002(2)	2001	2000	1999
	(Unaudited)
Gross revenues	—	—	389,634	439,438	—
Profit on sale of properties	—	—	101,276	618,751	—
Less: Operating expenses(1)	4,143	34,926	188,337	82,251	95,475
Interest expense	—	—	—	—	—
Depreciation/Amortization	—	—	60,111	82,174	—

Net Income—GAAP basis	(4,143)	(34,926)	242,462	893,764	(95,475)

Taxable income
from operations	(41,781)	(80,268)	106,021	502,086	(124,705)
from gain on sale	—	—	346,634	—	—
Cash generated from operations	(4,143)	(34,926)	201,297	357,187	(95,475)
Cash generated from sales	—	—	3,298,433	3,198,793	—
Cash generated from refinancing	—	—	—	—	—

Cash generated from operations, sales and refinancing	(4,143)	(34,926)	3,499,730	3,555,980	(95,475)
Less: Cash distributions to investors
from operating cash flow	—	—	400,431	—	—
from sales and refinancing	—	—	5,740,214	—	—
from other	1,004,956	—	—	—	—

Cash generated (deficiency) after cash distributions	—	—	(2,640,915)	3,555,980	(95,475)
Less: Special items (not including sales and refinancing)—identify and quantify	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	—	—	(2,640,915)	3,555,980	(95,475)

Tax and distribution data per $1,000 invested
Federal income tax results:
Ordinary income (loss)
from operations	(2)	(77)	17	82	(20)
from recapture	—	—	—	—	—
Capital gain (loss)	—	—	56	—	—
Cash distribution to investors
Source (GAAP)
Investment income	—	—	—	—	—
Return of capital	—	—	998	—	—
Source (cash basis)
Sales	—	—	933	—	—
Refinancing	—	—	—	—	—
Operations	—	—	65	—	—
Other	—	—	—	—	—
Amount (percentage) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	0%

NOTE 1: Operating expenses includes interest income, income tax expense and income tax benefit amounts.

NOTE 2: The company disposed of its assets in 2001, therefore there were limited reportable operating results for 2002 and 2003.

SALTILLO INDUSTRIAL PARTNERS, LP
Table III
(Unaudited)
OPERATING RESULTS OF PRIOR PROGRAMS

	2003	2002	2001	2000	1999
	(Unaudited)
Gross revenues	509,322	729,815	266,375	108,726	—
Profit on sale of properties	—	—	—	—	—
Less: Operating expenses(1)	114,534	48,073	93,073	53,383	35,613
Interest expense	—	—	—	—	—
Depreciation/Amortization	97,864	78,621	70,127	62,654	29,422

Net Income—GAAP basis	296,924.27	603,121	103,175	(7,310)	(65,034)

Taxable income
from operations	297,059	606,427	95,738	(25,506)	(61,448)
from gain on sale	—	—	—	—	—
Cash generated from operations	394,788	681,742	173,302	55,343	(35,613)
Cash generated from sales	—	—	—	—	—
Cash generated from refinancing	—	—	—	—	—

Cash generated from operations, sales and refinancing	394,788	681,742	173,302	55,343	(35,613)
Less: Cash distributions to investors
from operating cash flow	—	—	—	—	—
from sales and refinancing	—	—	—	—	—
from other	—	—	—	—	—

Cash generated (deficiency) after cash distributions	394,788	681,742	173,302	55,343	(35,613)
Less: Special items (not including sales and refinancing)—identify and quantify	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	394,788	681,742	173,302	55,343	(35,613)

Tax and distribution data per $1,000 invested
Federal income tax results:
Ordinary income (loss)
from operations	89	182	29	(8)	(18)
from recapture	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—
Cash distribution to investors
Source (GAAP)
Investment income	—	—	—	—	—
Return of capital	—	—	—	—	—
Source (cash basis)
Sales	—	—	—	—	—
Refinancing	—	—	—	—	—
Operations	—	—	—	—	—
Other	—	—	—	—	—
Amount (percentage) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	100%

NOTE 1: Operating expenses includes interest income, income tax expense and income tax benefit amounts.

Table IV
(Unaudited)
RESULTS OF COMPLETED PROGRAMS

        This Table provides a summary of the experience of the Affiliates of the Advisor in Prior Programs for which programs have completed operations in the past five years. Programs that have completed operations are programs that no longer hold properties. Set forth is information pertaining to the distributions made from the completed programs.

Program name	Reynosa	Matamoros	Monterrey
	(Unaudited)
Dollar amount raised	1,041,306	21,908,458	6,155,134
Number of properties purchased or developed	1	7	1
Date of closing of offering	5/14/2000	9/10/1999	1/31/2000
Date of first sale of property	7/1/2001	10/4/2001	10/4/2001
Date of final sale of property	7/1/2001	10/4/2001	10/4/2001
Tax and distribution data per $1,000 investment through date of final sale of property
Federal income tax results:
Ordinary income (loss)
from operations	114	193	78
from recapture
Capital gain (loss)	—	126	56
Deferred gain (note)
Capital
Ordinary
Cash distribution to investors
Source (GAAP)
Investment income	1,007	189	—
Return of capital(1)	—	1,000	998
Source (cash basis)
Sales	1,007	913	933
Refinancing	—	—	—
Operations	—	276	65
Other	—	—	—
Receivable on net purchase money financing (note)	—	—	—

(1)
We received assets from the dispositon of this project and therefore there were no cash distribution to owners.

  Table V
  (Unaudited)
  SALES OR DISPOSALS OF PROPERTY

          This Table provides a summary of the experience of the Affiliates of the Advisor in Prior Programs with sales or disposals of properties within the past three years. Set forth is information pertaining to the net selling price, cost of the properties and the excess or deficiency of the selling price to the property cost.

									Cost of Properties Including Closing and Soft Costs
				Selling Price, Net of Closing Costs and GAAP Adjustments
										Total Acquisition Cost, Capital Improvement, Closing and Soft Costs		Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures
Entity	Property	Date Acquired (Note 1)	Date of Sale	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program	Adjustments Resulting from Application of GAAP	Total	Original Mortgage Financing		Total
	(Unaudited)
Matamoros	Axa Yazaki Lucent I Lucent II Starkey Frensenius Panasonic IEC/Interpark	5/7/1998 5/7/1998 5/7/1998 5/7/1998 4/19/1999 3/1/1999 4/26/1999	10/4/2001 10/4/2001 10/4/2001 10/4/2001 10/4/2001 10/4/2001 10/4/2001	2,663,439 500,217 3,274,495 583,616 10,100,957 1,174,530 4,487,739	— — — — — — —	— — — — — — —	— — — — — — —	2,663,439 500,217 3,274,495 583,616 10,100,957 1,174,530 4,487,739	— — — — — — —	2,625,823 609,308 2,722,399 613,810 7,938,297 1,009,134 4,251,114	2,625,823 609,308 2,722,399 613,810 7,938,297 1,009,134 4,251,114	37,616 (109,091 552,096 (30,194 2,162,660 165,396 236,625	) )
Monterrey	Bundy	1/1/2000	10/4/2001	3,610,877	—	—	—	3,610,877	—	3,339,441	3,339,441	271,435
Reynosa	Elster Amco	4/1/2000	7/1/2001	1,049,089	—	—	—	1,049,089	—	1,049,089	1,049,089	—

NOTE 1: The date acquired represents either the date the building was acquired or the date the building's construction was completed.

APPENDIX B

SUBSCRIPTION AGREEMENT

To:    Dividend Capital Trust Inc.
518 17th Street, 17th Floor
Denver, Colorado 80202

Ladies and Gentlemen:

        The undersigned, by signing and delivering a copy of the attached Subscription Agreement Signature Page, hereby tenders this subscription and applies for the purchase of the number of shares of common stock ("Shares") of Dividend Capital Trust Inc., a Maryland corporation (the "Company"), set forth on such Subscription Agreement Signature Page. Payment for the Shares is hereby made by check payable to "Dividend Capital Trust Inc."

        I hereby acknowledge receipt of the Prospectus of the Company dated                        2004 (as amended from time to time, the "Prospectus"). I agree that if this subscription is accepted, it will be held, together with the accompanying payment, on the terms described in the Prospectus. I agree that subscriptions may be rejected in whole or in part by the Company in its sole and absolute discretion. Sale of Shares pursuant to this Subscription Agreement will not be effective until at least five business days after the date I have received a final prospectus and until I have received a confirmation of purchase.

        Prospective investors should be aware that:

  (a)
  The assignability and transferability of the Shares is restricted and will be governed by the Company's Articles of Incorporation and Bylaws and all applicable laws as described in the Prospectus.

  (b)
  Prospective investors should not invest in Shares unless they have an adequate means of providing for their current needs and personal contingencies and have no need for liquidity in this investment.

  (c)
  There is no public market for the Shares and, accordingly, it may not be possible to readily liquidate an investment in the Company.

SPECIAL NOTICES
FOR CALIFORNIA RESIDENTS ONLY
CONDITIONS RESTRICTING TRANSFER OF SHARES

Section 260.141.11 Restrictions on Transfer:

  a.
  The issuer of any security upon which a restriction on transfer has been imposed pursuant to Sections 260.102.6, 260.141.10 or 260.534 of the Rules (the "Rules") adopted under the California Corporate Securities Law (the "Code") shall cause a copy of this section to be delivered to each issuee or transferee of such security at the time the certificate evidencing the security is delivered to the issuee or transferee.

  b.
  It is unlawful for the holder of any such security to consummate a sale or transfer of such security, or any interest therein, without the prior written consent of the Commissioner (until this condition is removed pursuant to Section 260.141.12 of the Rules), except:

  (i)
  to the issuer;

  (ii)
  pursuant to the order or process of any court;

  (iii)
  to any person described in subdivision (i) of Section 25102 of the Code or Section 260.105.14 of the Rules;

  (iv)
  to the transferor's ancestors, descendants or spouse, or any custodian or trustee for the account of the transferor or the transferor's ancestors, descendants or spouse; or to a transferee by a trustee or custodian for the account of the transferee or the transferee's ancestors, descendants or spouse;

  (v)
  to holders of securities of the same class of the same issuer;

  (vi)
  by way of gift or donation inter vivos or on death;

  (vii)
  by or through a broker-dealer licensed under the Code (either acting as such or as a finder) to a resident of a foreign state, territory or country who is neither domiciled in this state to the knowledge of the broker-dealer, nor actually present in this state if the sale of such securities is not in violation of any securities laws of the foreign state, territory or country concerned;

  (viii)
  to a broker-dealer licensed under the Code in a principal transaction, or as an underwriter or member of an underwriting syndicate or selling group;

  (ix)
  if the interest sold or transferred is a pledge or other lien given by the purchaser to the seller upon a sale of the security for which the Commissioner's written consent is obtained or under this rule not required;

  (x)
  by way of a sale qualified under Sections 25111, 25112, 25113 or 25121 of the Code, of the securities to be transferred, provided that no order under Section 25140 or subdivision (a) of Section 25143 is in effect with respect to such qualification;

  (xi)
  by a corporation to a wholly owned subsidiary of such corporation, or by a wholly owned subsidiary of a corporation to such corporation;

  (xii)
  by way of an exchange qualified under Section 25111, 25112 or 25113 of the Code provided that no order under Section 25140 or subdivision (a) of Section 25143 is in effect with respect to such qualification;

  (xiii)
  between residents of foreign states, territories or countries who are neither domiciled or actually present in this state;

    (xiv)
    to the State Controller pursuant to the Unclaimed Property Law or to the administrator of the unclaimed property law of another state;

    (xv)
    by the State Controller pursuant to the Unclaimed Property Law or by the administrator of the unclaimed property law of another state if, in either such case, such person (i) discloses to potential purchasers at the sale that transfer of the securities is restricted under this rule, (ii) delivers to each purchaser a copy of this rule, and (iii) advises the Commissioner of the name of each purchaser;

    (xvi)
    by a trustee to a successor trustee when such transfer does not involve a change in the beneficial ownership of the securities;

    (xvii)
    by way of an offer and sale of outstanding securities in an issuer transaction that is subject to the qualification requirement of Section 25110 of the Code but exempt from that qualification requirement by subdivision (f) of Section 25102; provided that any such transfer is on the condition that any certificate evidencing the security issued to such transferee shall contain the legend required by this section.

  c.
  The certificates representing all such securities subject to such a restriction on transfer, whether upon initial issuance or upon any transfer thereof, shall bear on their face a legend, prominently stamped or printed thereon in capital letters of not less than 10-point size, reading as follows:

      "IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES."

      FOR MAINE, MASSACHUSETTS, MINNESOTA,
      MISSOURI AND NEBRASKA RESIDENTS ONLY

        In no event may a subscription for Shares be accepted until at least five business days after the date the subscriber receives the Prospectus. Residents of the States of Maine, Massachusetts, Minnesota, Missouri and Nebraska who first received the Prospectus only at the time of subscription may receive a refund of the subscription amount upon request to the Company within five days of the date of subscription.

REGISTRATION OF SHARES

        The following requirements have been established for the various types of ownership in which Shares may be held and registered. Subscription Agreements must be executed and supporting material must be provided in accordance with these requirements.

1.
Individual Owner: One signature required.

2.
Joint Tenants with Right of Survivorship: Each joint tenant must sign.

3.
Tenants in Common: Each tenant in common must sign.

4.
Community Property: Only one investor must sign.

5.
Pension or Profit Sharing Plans: The trustee must sign the Signature Page.

6.
Trust: The trustee must sign. Provide the name of the trust, the name of the trustee and the name of the beneficiary.

7.
Partnership: Identify whether the entity is a general or limited partnership. Each general partner must be identified and must sign the Signature Page. In the case of an investment by a general partnership, all partners must sign.

8.
Corporation: An authorized officer must sign. The Subscription Agreement must be accompanied by a certified copy of the resolution of the Board of Directors designating the executing officer as the person authorized to sign on behalf of the corporation and a certified copy of the Board's resolution authorizing the investment.

9.
IRAs, IRA Rollovers And Keoghs: The officer (or other authorized signer) of the bank, trust company, or other fiduciary of the account must sign. The address of the bank, trust company or other fiduciary must be provided in order to receive checks and other pertinent information regarding the investment.

10.
Uniform Gift to Minors Act (UGMA) or Uniform Transfers to Minors Act (UTMA): The person named as the custodian of the account must sign. (This may or may not be the minor's parent.) Only one child is permitted in each investment under UGMA or UTMA. In addition, designate the state under which the UGMA or UTMA has been formed.

INSTRUCTIONS TO SIGNATURE PAGE

        Please refer to the following instructions in completing the Signature Page contained below. Failure to follow these instructions may result in the rejection of your subscription.

1.
Investment. A minimum investment of $2,000 (200 Shares) is required, except for certain states which require a higher minimum investment. A CHECK FOR THE FULL PURCHASE PRICE OF THE SHARES SUBSCRIBED FOR SHOULD BE MADE PAYABLE TO THE ORDER OF "DIVIDEND CAPITAL TRUST INC." Shares may be purchased only by persons meeting the standards set forth under the Section of the Prospectus entitled "Investor Suitability Standards." Please indicate the state in which the sale was made.

2.
Type Of Ownership. Please check the appropriate box to indicate the type of entity or type of individuals subscribing.

3.
Registration Name And Address. Please enter the exact name in which the Shares are to be held. For joint tenants with right of survivorship or tenants in common, include the names of both investors. In the case of partnerships or corporations, include the name of an individual to whom correspondence will be addressed. Trusts should include the name of the trustee. All investors must complete the space provided for taxpayer identification number or social security number. By signing in Section 5, the investor is certifying that the taxpayer or social security number is correct. Enter the mailing address and telephone numbers of the registered owner of this investment. In the case of a Qualified Plan or trust, this will be the address of the trustee. Indicate the birthdate and occupation of the registered owner unless the registered owner is a partnership, corporation or trust.

4.
Investor Name And Address. Complete this Section only if the investor's name and address is different from the registration name and address provided in Section 3. If the Shares are registered in the name of a trust, enter the name, address, telephone number, social security number, birthdate and occupation of the beneficial owner of the trust.

5.
Subscriber Signatures. Please separately initial each representation made by the investor where indicated. Except in the case of fiduciary accounts, the investor may not grant any person a power of attorney to make such representations on his or her behalf. Each investor must sign and date this Section. If title is to be held jointly, all parties must sign. If the registered owner is a partnership, corporation or trust, a general partner, officer or trustee of the entity must sign. PLEASE NOTE THAT THESE SIGNATURES ARE NOT REQUIRED TO BE NOTARIZED.

6.
Suitability. Please complete this Section so that the Company and your Broker-Dealer can assess whether your subscription is suitable given your financial condition and investment objectives. The investor agrees to notify the Company and the Broker-Dealer named on the Subscription Agreement Signature Page in writing if at any time he fails to meet the applicable suitability standards or he is unable to make any other representations and warranties as set forth in the Prospectus or Subscription Agreement.

7.
Distribution Reinvestment Plan. By electing the Distribution Reinvestment Plan, the investor elects to reinvest 100% of cash distributions otherwise payable to such investor in Shares of the Company. The investor acknowledges that the Dealer Manager may receive a service fee in the amount up to 1% of the current selling price of the Company's common stock. If cash distributions are to be sent to an address other than that provided in Section 4 (i.e., a bank, brokerage firm or savings and loan, etc.), please provide the name, account number and address.

8.
Broker-Dealer. This Section is to be completed by the Registered Representative. Please complete all BROKER-DEALER information contained in Section 8 including suitability certification.

9.
Signature Page Must Be Signed By An Authorized Representative. The Subscription Agreement Signature Page, which has been delivered with the Prospectus, together with a check for the full purchase price, should be delivered or mailed to your Broker-Dealer. Only original, completed copies of Subscription Agreements may be accepted. Photocopied or otherwise duplicated Subscription Agreements cannot be accepted by the Company.

        IF YOU NEED FURTHER ASSISTANCE IN COMPLETING THIS SUBSCRIPTION AGREEMENT SIGNATURE PAGE, PLEASE CALL (303) 228-2200

Special Instructions:

DIVIDEND CAPITAL TRUST INC.
SUBSCRIPTION AGREEMENT SIGNATURE PAGE
See the Prospectus for application explanation.

1.     INVESTMENT—See payment instructions on back.

	☐	This is my Initial Investment ($2,000 minimum)
Total $ Invested (Minimum Investment $2,000)	☐	This is an Additional Investment (minimum $100) State in which sale was made:
☐	Check this box if you are purchasing Shares from a registered investment advisor in a fee only account. (Advisor listed below must agree to this election)

2.     ADDITIONAL INVESTMENTS

☐	Please check the box if you plan to make additional investments in the Company. If additional investments are made, please include social security number or other taxpayer identification number on your check. All additional investments must be made in increments of $100. By checking this box, I agree to notify the Company in writing if at any time I fail to meet the suitability standards or am unable to make the representations in Section 6.

3.     TYPE OF OWNERSHIP

☐	Individual	☐	Keogh	☐	Transfer on Death
☐	Joint Tenants With Right of Survivorship	☐	Qualified Pension Plan
☐	Community Property	☐	Qualified Profit Sharing Plan
☐	Tenants in Common	☐	Other Trust For the Benefit of
☐	Company	☐	Custodian: Custodian for under the Uniform Gift to Minors Act
☐	IRA		or the Uniform Transfers to Minors Act of the State of

4.     REGISTRATION NAME AND ADDRESS

        Please print name(s) in which Shares are to be registered. Include trust name and designated custodian if applicable.

Name (include Mr., Mrs., Dr. etc.):	Social Security Number:		–	–

Street Address	Taxpayer ID Number:	–

City:	State:	Zip Code:

Home Phone No.:	Business Phone No.:	Birth Date:

Email Address:	Occupation:

5.     INVESTOR NAME AND ADDRESS—(COMPLETE ONLY IF DIFFERENT FROM REGISTRATION NAME AND ADDRESS)

Name (include Mr., Mrs., Dr. etc.):	Social Security Number:		–	–

Street Address	Taxpayer ID Number:	–

City:	State:	Zip Code:

Home Phone No.:	Business Phone No.:	Birth Date:

6.     SUITABILITY

Occupation	Annual Income	Net Worth

Investment objectives

Nature of other investments or securities holdings

(REVERSE SIDE MUST BE COMPLETED)

7.     SUBSCRIBER SIGNATURES

  Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf. In order to induce the Company to accept this subscription, I hereby represent and warrant to you as follows:

(a)	I have received the Prospectus.	(a)	Initials	Initials
(b)	I accept and agree to be bound by the terms and conditions of the Articles of Incorporation.	(b)	Initials	Initials
(c)	I have (i) a net worth (exclusive of home, home furnishings and automobiles) of $150,000 or more; or (ii) a net worth (as described above) of at least $45,000 AND had during the last tax year or estimate that I will have during the current tax year a minimum of $45,000 annual gross income, or that I meet the higher suitability requirements imposed by my state of primary residence as set forth in the Prospectus under "SUITABILITY STANDARDS."	(c)	Initials	Initials
(d)
	If I propose to assign or transfer any Shares to any Person who is a California resident, or if I am a California resident, I may not consummate a sale or transfer of my Shares, or any interest therein, or receive any consideration therefore, without the prior written consent of the Commissioner of the Department of Corporations of the State of California, except as permitted in the Commissioner's Rules, and I understand that my Shares, or any document evidencing my Shares, will bear a legend reflecting the substance of the foregoing understanding.	(d)	Initials	Initials
(e)	I am purchasing Shares for my own account and acknowledge that the investment is not liquid.	(e)	Initials	Initials

  I declare that the information supplied above is true and correct and may be relied upon by the Company in connection with my investment in the Company. Under penalties of perjury, by signing this Signature Page, I hereby certify that (a) I have provided my correct Taxpayer Identification Number, and (b) I am not subject to back-up withholding as a result of a failure to report all interest and dividends, or the Internal Revenue Service has notified me that I am no longer subject to back-up withholding.

Signature of Investor or Trustee	Signature of Joint Owner, if applicable	Date

(MUST BE SIGNED BY TRUSTEE(S) IF IRA, KEOGH OR QUALIFIED PLAN.)

8.     DISTRIBUTIONS

☐	I prefer to participate in the Dividend Reinvestment Plan	☐	I prefer dividends in cash, send checks to address in section 4
☐	I prefer not to participate in the Dividend Reinvestment Plan and would like dividends to be deposited in the account listed below:
Institution Name

Name on Account	Account Number

Street Address	City	State	ZIP

9.     BROKER-DEALER (THIS SECTION TO BE COMPLETED BY THE REGISTERED REPRESENTATIVE.)

  The Broker-Dealer or authorized representative must sign below to complete the order. Broker-Dealer or authorized representative warrants that it is a duly licensed Broker-Dealer and may lawfully offer Shares in the state designated as the investor's address or the state in which the sale was made, if different. The Broker-Dealer or authorized representative warrants that he has reasonable grounds to believe this investment is suitable as defined in Section 3(b) of the Rules of Fair Practice of the NASD Manual and that he has informed subscriber of all aspects of liquidity and marketability of this investment as required by Section 4 of such Rules of Fair Practice.

Broker-Dealer Name:	Telephone No.:

Broker-Dealer Street Address:

City:	State:	Zip Code:

Registered Rep. Name:	Telephone No.:

Registered Rep. Address:	Rep ID #

City:	State:	Zip Code:

Email Address:

Registered Representative Signature	Broker-Dealer Signature, if required

Please mail completed Subscription Agreement (with all signatures) and check(s) made payable to: DIVIDEND CAPITAL TRUST INC. 7103 S. Revere Parkway Englewood, CO 80112	Wiring Instructions: Wells Fargo Bank West, N.A. ABA 102000076 Dividend Capital Trust Inc. #0609921887 Ref: Escrow Account Attn: Jennifer Miley (303) 863-5238	DCT contact information: 866-328-7348 303-228-2200 303-228-2201 info@dividendcapital.com	Toll Free Phone Fax Email

APPENDIX C

AMENDED AND RESTATED
DISTRIBUTION REINVESTMENT PLAN

        As of January 1, 2004

        THIS DISTRIBUTION REINVESTMENT Plan ("Plan") is adopted by the Dividend Capital Trust Inc., a Maryland corporation (the "Company"), pursuant to its Articles of Incorporation. Unless otherwise defined herein, capitalized terms shall have the same meaning as set forth in the Articles of Incorporation (the "Articles").

        1.     Distribution Reinvestment. As agent for the shareholders ("Shareholders") of the Company who (i) purchase shares of the Company's common stock (the "Shares") pursuant to the Company's initial public offering (the "Initial Offering"), or (ii) purchase Shares pursuant to any future offering of the Company ("Future Offering"), and who elect to participate in the Plan, the Company will apply all dividends and other distributions declared and paid in respect of the Shares held by each participating Shareholder (the "Dividends"), including Dividends paid with respect to any full or fractional Shares acquired under the Plan, to the purchase of the Shares for such participating Shareholders directly, if permitted under state securities laws and, if not, through the Dealer Manager or Soliciting Dealers registered in the participating Shareholder's state of residence.

        Additionally, as agent for the holders of limited partnership interests (the "OP Interests") of Dividend Capital Operating Partnership LP (the "Partnership") who (i) acquire such interest in the Partnership via the Partnership's private placement of its limited partnership units (the "Private Placement"), or (ii) pursuant to any other transactions of the Partnership, and who elect to participate in the Plan (together with the participating Shareholders, the "Participants"), the Partnership will apply all distributions declared and paid in respect of the OP Interests held by each Participant (the "Distributions"), including Distributions paid with respect to any full or fractional OP Interests acquired, to the purchase of the Shares for such Participant directly, if permitted under state securities laws and, if not, through the Dealer Manager or Soliciting Dealers registered in the Participant's state of residence.

        2.     Effective Date. The Plan went effective on July 22, 2002. Any amendment to the Plan shall be effective as provided in Section 9.

        3.     Procedure for Participation. Any Shareholder or holder of OP Interests, who purchases Shares pursuant to the Initial Offering or any Future Offering, or OP Interests via the Private Placement or other Partnership transaction and who has received a prospectus, as contained in the Company's registration statement filed with the Securities and Exchange Commission (the "Commission"), may elect to become a Participant by completing and executing the Subscription Agreement, an enrollment form or any other appropriate authorization form as may be available from the Company, the Partnership, the Dealer Manager or Soliciting Dealer. Participation in the Plan will begin with the next Dividend or Distribution payable after receipt of a Participant's subscription, enrollment or authorization. Shares will be purchased under the Plan on the date that Dividends or Distributions are paid by the Company or the Partnership, as the case may be. The Company intends to pay Dividends and, on behalf of the Partnership, Distributions on a quarterly basis. Each Participant agrees that if, at any time prior to the listing of the Shares on a national stock exchange or inclusion of the Shares for quotation on Nasdaq, he or she fails to meet the suitability requirements for making an investment in the Company or cannot make the other representations or warranties set forth in the Subscription Agreement, he or she will promptly so notify the Company in writing.

        4.     Purchase of Shares. Participants will acquire Plan Shares from the Company at a discounted price equal to 95% of the current offering price until the earliest of (i) all of the Plan Shares registered are issued, (ii) all offerings terminate and the Company elects to deregister with the Commission the unsold Plan Shares, or (iii) there is more than a de minimis amount of trading in our common stock, at which time any registered Plan Shares then available under the Plan will be sold at a discounted price equal to 95% of the fair market value of the shares, as determined by the Company's Board of Directors by reference to the applicable sales price in respect to the most recent trades occurring on or prior to the relevant distribution date. Participants in the Plan may also purchase fractional Shares so that 100% of the Dividends or Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Plan Shares to the extent that any such purchase would cause such Participant to exceed the Ownership Limit as set forth in the Articles or otherwise would cause a violation of the share ownership restrictions set forth in the Articles. Notwithstanding the foregoing, shares issued pursuant to the Plan will be assessed a service fee equal to 1.0% of the current offering price of the Company's common stock payable to the Broker Dealer. The service fee will be paid to the Broker Dealer for the cost of administering the Plan.

        Shares to be distributed by the Company in connection with the Plan may (but are not required to) be supplied from: (a) the Plan Shares which will be registered with the Commission in connection with the Company's Initial Offering, (b) Shares to be registered with the Commission in a Future Offering for use in the Plan (a "Future Registration"), or (c) Shares of the Company's common stock purchased by the Company for the Plan in a secondary market (if available) or on a stock exchange or Nasdaq (if listed) (collectively, the "Secondary Market").

        Shares purchased in any Secondary Market will be purchased at the then-prevailing market price, which price will be utilized for purposes of issuing Shares in the Plan. Shares acquired by the Company in any Secondary Market or registered in a Future Registration for use in the Plan may be at prices lower or higher than the Share price which will be paid for the Plan Shares pursuant to the Initial Offering.

        If the Company acquires Shares in any Secondary Market for use in the Plan, the Company shall use its reasonable efforts to acquire Shares at the lowest price then reasonably available. However, the Company does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the Plan will be at the lowest possible price. Further, irrespective of the Company's ability to acquire Shares in any Secondary Market or to make a Future Offering for Shares to be used in the Plan, the Company is in no way obligated to do either, in its sole discretion.

        It is understood that reinvestment of Dividends and Distributions does not relieve a Participant of any income tax liability which may be payable on the Dividends and Distributions.

        5.     Share Certificates. The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Company issues certificates for its outstanding common stock.

        6.     Reports. Within 90 days after the end of the Company's fiscal year, the Company shall provide each Shareholder with an individualized report on his or her investment, including the purchase date(s), purchase price and number of Shares owned, as well as the dates of Dividend and/or Distribution payments and amounts of Dividends and/or Distributions paid during the prior fiscal year. In addition, the Company shall provide to each Participant an individualized quarterly report at the time of each Dividend and/or Distribution payment showing the number of Shares owned prior to the current Dividend and/or Distribution, the amount of the current Dividend and/or Distribution and the number of Shares owned after the current Dividend and/or Distribution.

        7.     Service Fee. In connection with Shares sold pursuant to the Plan, the Company will pay to the Broker Dealer a service fee for the cost of administering the Plan equal to 1% of the then fair market value of the Company's common stock as determined in accordance with Section 4; and, in the event that proceeds from the sale of Plan Shares are used to acquire properties, acquisition and advisory fees will be paid to the Advisor.

        8.     Termination by Participant. A Participant may terminate participation in the Plan at any time, without penalty by delivering to the Company a written notice. Prior to listing of the Shares on a national stock exchange or Nasdaq, any transfer of Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares. Any transfer of OP Interests by a Participant to a non-Participant at any time will terminate participation in the Plan with respect to the transferred OP Interests. Upon termination of Plan participation for any reason, Dividends and/or Distributions paid subsequent to termination will be distributed to the Shareholder or holder OP Interests in cash.

        9.     Amendment or Termination of Plan by the Company. The Board of Directors of the Company may by majority vote (including a majority of the Independent Directors) amend or terminate the Plan for any reason upon 10 days' written notice to the Participants.

        10.   Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (a) arising out of failure to terminate a Participant's account upon such Participant's death prior to receipt of notice in writing of such death; or (b) with respect to the time and the prices at which Shares are purchased or sold for a Participant's account. To the extent that indemnification may apply to liabilities arising under the Securities Act of 1933, as amended, or the securities laws of a particular state, the Company has been advised that, in the opinion of the Commission and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.

        No dealer, salesperson or other individual has been authorized to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. This prospectus speaks as of the date set forth below. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct as of any time subsequent to the date of this prospectus.

SUITABILITY STANDARDS	1
QUESTIONS AND ANSWERS ABOUT THIS OFFERING	2
RISK FACTORS	10
ESTIMATED USE OF PROCEEDS	29
MANAGEMENT	32
CONFLICTS OF INTEREST	51
INVESTMENT OBJECTIVES AND CRITERIA	55
PRIOR PERFORMANCE SUMMARY	69
FEDERAL INCOME TAX CONSIDERATIONS	70
DESCRIPTION OF SECURITIES	90
THE PARTNERSHIP AGREEMENT	99
PLAN OF DISTRIBUTION	102
LEGAL OPINIONS	107
EXPERTS	107
WHERE YOU CAN FIND ADDITIONAL INFORMATION	107
APPENDIX A PRIOR PERFORMANCE TABLES	A-1
APPENDIX B SUBSCRIPTION AGREEMENT	B-1
APPENDIX C AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN	C-1

40,000,000 Shares
of Common Stock

PROSPECTUS

Dividend Capital
Securities LLC

March 24, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

SEC registration fee	$61,728
NASD filing fee	30,500
Accounting fees and expenses	100,000
Sales and advertising expenses	4,000,000
Legal fees and expenses	400,000
Blue Sky fees and expenses	300,000
Printing expenses	500,000
Miscellaneous	607,772

Total	$6,000,000

*
Estimated through completion of offering, assuming sale of 40,000,000 shares.

Item 15. Indemnification of Directors and Officers.

        Pursuant to Maryland corporate law and the Company's Articles of Incorporation, the Company is required to indemnify and hold harmless a present or former director, officer, advisor, or affiliate and may indemnify and hold harmless a present or former employee or agent of the Company (the "Indemnitees") against any or all losses or liabilities reasonably incurred by the Indemnitee in connection with or by reason of any act or omission performed or omitted to be performed on behalf of the Company while a director, officer, advisor, affiliate, employee or agent and in such capacity, provided, that the Indemnitee has determined, in good faith, that the act or omission which caused the loss or liability was in the best interests of the Company. The Company will not indemnify or hold harmless the Indemnitee if: (i) the loss or liability was the results of negligence or misconduct, or if the Indemnitee is an Independent Director, the loss or liability was the result of gross negligence or willful misconduct, (ii) the act or omission was material to the loss or liability and was committed in bad faith or was the result of active or deliberate dishonesty, (iii) the Indemnitee actually received an improper personal benefit in money, property, or services, (iv) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful, or (v) in a proceeding by or in the right of the Company, the Indemnitee shall have been adjudged to be liable to the Company. In addition, the Company will not provide indemnification for any loss or liability arising from an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violation as to the particular Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request of indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violation of securities laws. Pursuant to its Articles of Incorporations, the Company is required to pay or reimburse reasonable expenses incurred by a present or former director, officer, advisor or affiliate and may pay or reimburse reasonable expenses incurred by any other Indemnitee in advance of final disposition of a proceeding if the following are satisfied: (i) the Indemnitee was made a party to the proceeding by reason of his or her service as a director, officer, advisor, affiliate, employee or agent of the Company, (ii) the Indemnitee provides the Company with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company as authorized by the Articles of Incorporation, (iii) the Indemnitee provides the Company with a written agreement to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct, and (iv) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder of the Company acting in his or her capacity as such, a court of competent jurisdiction approves such advancement. The Company's Articles of Incorporation further provide that any indemnification, payment, or reimbursement of the expenses permitted by the Articles of Incorporation will be furnished in accordance with the procedures in Section 2-418 of the Maryland General Corporation Law.

        Any indemnification may be paid only out of Net Assets of the Company, and no portion may be recoverable from the stockholders.

        The Company has entered into indemnification agreements with each of the Company's officers and directors. The Indemnification agreements require, among other things, that the Company indemnify its officers and directors to the fullest extent permitted by law, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In accordance with this agreement, the Company must indemnify and advance all expenses incurred by officers and Directors seeking to enforce their rights under the indemnification agreements. The Company must also cover officers and Directors under the Company's directors' and officers' liability insurance.

Item 16. Exhibits:

*1.1	Amended and Restated Dealer Manager Agreement (Exhibit 10.2 to Form 8-K filed on November 26, 2003)
*1.2	Form of Selected Dealer Agreement (Exhibit 10.3 to Form 8-K filed on November 26, 2003)
*1.3	Form of Warrant Purchase Agreement (Exhibit 1.3 to Form S-11 Registration Statement, Commission File No. 333-86234)
*3.1	Dividend Capital Trust Inc. Amended and Restated Articles of Incorporation (Exhibit 3.1 to Form 8-K filed on November 26, 2003)
*3.2	Dividend Capital Trust Inc. Bylaws (Exhibit 3.2 to Form S-11 Registration Statement, Commission File No. 333-86234)
+4.1	Form of Subscription Agreement (Included in the Prospectus as Appendix B.)
+4.2	Form of Dividend Reinvestment Plan (Included in the prospectus as Appendix C.)
+5	Opinion of Clifford Chance US LLP as to the legality of the securities being registered
+8	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain federal income tax considerations relating to Dividend Capital Trust Inc.
*10.1	Amended and Restated Advisory Agreement between Dividend Capital Trust Inc. and Dividend Capital Advisors LLC dated November 21, 2003 (Exhibit 10.1 to Form 8-K filed November 26, 2003)
*10.2	Management Agreement between Dividend Capital Trust Inc. and Dividend Property Management LLC dated July 12, 2002 (Exhibit 10.3 to Form S-11 Registration Statement, Commission File No. 333-86234)
*10.3
Form of Indemnification Agreement between Dividend Capital Trust Inc. and the officers and directors of Dividend Capital Trust Inc. (Exhibit 10.4 to Form S-11 Registration Statement, Commission File No. 333-862341)

*10.4	Limited Partnership Agreement of Dividend Capital Operating Partnership LP. (Exhibit 10.5 to Form S-11 Registration Statement, Commission File No. 333-86234)
*10.5.1	Dividend Capital Trust Inc. Employee Stock Option Plan (Exhibit 10.6.1 to Form S-11 Registration Statement, Commission File No. 333-86234)
*10.5.2	Dividend Capital Trust Inc. Independent Director Stock Option Plan (Exhibit 10.6.2 to Form S-11 Registration Statement, Commission File No. 333-86234)
+23.1	Consent of KPMG LLP, Independent Auditors, dated March 16, 2004.
+23.2	Consent of Clifford Chance US LLP (contained in its opinion filed as Exhibit 5 and incorporated herein by reference).
+23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in its opinion filed as Exhibit 8 and incorporated herein by reference).
+24	Power of Attorney (contained in the Company's signature page)

+
Filed herewith.

*
Previously filed.

Item 17. Undertakings

(1)
The undersigned registrant hereby undertakes:

          (a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement of which this prospectus is a part (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement of which this prospectus is a part. Notwithstanding the foregoing, any increase or decrease in volume of shares offered (if the total dollar value of shares offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement of which this prospectus is a part of which this prospectus is a part or any material change to such information in the registration statement of which this prospectus is a part; provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Shares Exchange Act of 1934 that are incorporated by reference in the registration statement of which this prospectus is a part.

          (b)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the shares offered therein, and the offering of such shares at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   To remove from registration by means of a post-effective amendment any of the shares being registered which remain unsold at the termination of the offering.

          (d)   The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement of which this prospectus is a part will be deemed to be a new registration statement relating to the shares offered therein, and the offering of such shares at that time shall be deemed to be the initial bona fide offering thereof.

(2)
The undersigned registrant further undertakes that:

          (a)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Shares Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (b)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the shares offered therein, and the offering of such shares at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel for the registrant the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on February 27, 2004.

DIVIDEND CAPITAL TRUST INC.
BY:	/S/ EVAN H. ZUCKER Evan H. Zucker, President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ EVAN H. ZUCKER Evan H. Zucker	President (Principal Executive Officer) and Director	March 24, 2004
/s/ JAMES R. MULVIHILL* James R. Mulvihill	Chief Financial Officer (Principal Accounting Officer) and Director	March 24, 2004
/s/ THOMAS G. WATTLES* Thomas G. Wattles	Chairman, Chief Investment Officer and Director	March 24, 2004
/s/ TRIPP H. HARDIN* Tripp H. Hardin	Director	March 24, 2004
/s/ ROBERT F. MASTEN* Robert F. Masten	Director	March 24, 2004
/s/ JOHN C. O'KEEFFE* John C. O'Keeffe	Director	March 24, 2004
/s/ LARS O. SODERBERG* Lars O. Soderberg	Director	March 24, 2004
* /s/ EVAN H. ZUCKER Evan H. Zucker Attorney-in-fact		March 24, 2004